Exhibit 10.1

Execution Version

AMENDMENT NO. 7 TO RECEIVABLES PURCHASE AGREEMENT

THIS AMENDMENT NO. 7 TO RECEIVABLES PURCHASE AGREEMENT (this “Amendment”), is dated as of August 31, 2018 (the “Effective Date”), and is entered into by and among:

(a) CMC Receivables, Inc., a Delaware corporation (the “Seller”),

(b) Commercial Metals Company, a Delaware corporation (“CMC” or the “Servicer”),

(c) Wells Fargo Bank, N.A., a national banking association (“WFB” or a “Committed Purchaser”),

(d) Coöperatieve Rabobank U.A. (“Rabobank” or a “Committed Purchaser”),

(e) Nieuw Amsterdam Receivables Corporation B.V. (“Nieuw Amsterdam” or a “Conduit Purchaser” and, together with the Committed Purchasers, the “Purchasers”),

(f) Rabobank in its capacity as administrator of the Funding Group (in such capacity, together with its successor and assigns in such capacity, the “Nieuw Amsterdam Administrator”), and

(g) WFB in its capacity as administrative agent for the Purchasers (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent”).

Preliminary Statements

The parties hereto desire to amend that certain Receivables Purchase Agreement, dated as of April 5, 2011 (as amended, restated, or modified from time to time, the “Receivables Purchase Agreement”), on the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions. Capitalized terms used and not otherwise defined herein are used with the meanings attributed thereto in the Receivables Purchase Agreement.

2. Amendments. On the terms and subject to the conditions set forth herein:

2.1. Effective on August 31, 2018, the definition of “Facility Termination Date” set forth in Exhibit I of the Receivables Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“Facility Termination Date” means the earlier of (i) August 31, 2020, and (ii) the Amortization Date.

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2.2. Effective on September 1, 2018, the Receivables Purchase Agreement, as amended by Section 2.1 above, is hereby further amended in accordance with Exhibit A hereto (a) by deleting each term thereof which is lined out and (b) by inserting each term thereof which is double underlined, in each case in the place where such term appears therein. For the avoidance of doubt, notwithstanding anything to the contrary contained in any prior amendment to the Receivables Purchase Agreement, the Receivables Purchase Agreement set forth in Exhibit A hereto reflects the agreement of the parties hereto as to all of the terms and provisions of the Receivables Purchase Agreement as of September 1, 2018.

3. Effect of Amendment. This Amendment shall not constitute a novation of the Receivables Purchase Agreement but shall constitute an amendment thereto to the extent set forth herein. From and after the effectiveness of each of the amendments set forth in each of Sections 2.1 and 2.2 above, each reference in the Receivables Purchase Agreement to the “Receivables Purchase Agreement”, “this Agreement”, “hereunder,” “hereof,” “herein,” “hereby” or words of like import shall mean and be a reference to the Receivables Purchase Agreement as amended by such Section, and each reference to the Receivables Purchase Agreement in any other document, instrument and agreement executed and/or delivered in connection with the Receivables Purchase Agreement shall mean and be a reference to the Receivable Purchase Agreement as amended by such Section.

4. Representations and Warranties. In order to induce the Administrative Agent, the Nieuw Amsterdam Administrator and the Purchasers to enter into this Amendment, each of the Seller and the Servicer hereby represents and warrants that (i) its execution and delivery of this Amendment is within its corporate powers and authority and has been duly authorized by all necessary corporate action on its part, (ii) this Amendment has been duly executed and delivered by it, (iii) each of its representations and warranties set forth in Article III of the Receivables Purchase Agreement is true and correct on and as of the Effective Date as though made on and as of each such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case each of such representations and warranties remains true and correct in all material respects as of such earlier date, and (iv) no Investment Excess exists on and as of the Effective Date.

5. Conditions Precedent.

5.1. Effectiveness of the amendment set forth in Section 2.1 hereof is subject to the prior or contemporaneous satisfaction of each of the following conditions precedent: (a) (i) Receipt by the Administrative Agent of counterparts of this Amendment, duly executed by each of the parties hereto; (ii) receipt by the Administrative Agent of counterparts of an Amendment No. 7 Fee Letter duly executed by each of the parties thereto, and (iii) receipt by each of the Committed Purchasers in immediately available funds of the amendment fees referenced such Amendment No. 7 Fee Letter; and (b) Each of the representations and warranties set forth in Section 4 of this Amendment and Section 5.9 of the Joinder shall be true and correct as of August 31, 2018.

5.2. Effectiveness of the amendment set forth in Section 2.2 hereof is subject to the prior or contemporaneous satisfaction of each of the following conditions precedent: (a) Effectiveness of the amendment set forth in Section 2.1 hereof; (b) receipt by the Administrative Agent of counterparts of Joinder and Amendment No. 5 to the Receivables Sale Agreement and Performance Undertaking (the “Joinder”), duly executed by each of the parties thereto, together with each of the opinions and other closing documents referenced in Section 5 thereof; and (c) each of the representations and warranties set forth in Section 4 of this Amendment and Section 5.9 of the Joinder shall be true and correct as of September 1, 2018.

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6. Miscellaneous.

6.1. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW WHICH SHALL APPLY HERETO).

6.2. Integration; Binding Effect. This Amendment and each other Transaction Document contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof superseding all prior or contemporaneous oral or written understandings. There are no unwritten oral agreements between the parties hereto with respect to the transactions contemplated by this Agreement and the other Transaction Documents. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns (including any trustee in bankruptcy).

6.3. Counterparts; Severability. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Amendment. To the fullest extent permitted by applicable law, delivery of an executed counterpart of a signature page of this Amendment by telefacsimile or electronic image scan transmission (such as a “pdf” file) will be effective to the same extent as delivery of a manually executed original counterpart of this Amendment. Any provisions of this Amendment which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

6.4. Reaffirmation. Except as expressly modified herby, the Receivables Purchase Agreement is hereby ratified and remains unaltered and in full force and effect.

[Signature Pages Follow]

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Execution Version

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their duly authorized officers as of the date hereof.

CMC RECEIVABLES, INC., AS SELLER

By:	/s/ Paul J. Lawrence
Name: Paul J. Lawrence
Title: Treasurer

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COMMERCIAL METALS COMPANY, AS THE SERVICER

By:	/s/ Paul J. Lawrence
Name: Paul J. Lawrence
Title: VP of Finance

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WELLS FARGO BANK, N.A., AS A COMMITTED PURCHASER AND AS ADMINISTRATIVE AGENT

By:	/s/ William P. Rutowski
Name:	William P. Rutkowski
Title:	Director

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COÖPERATIEVE RABOBANK U.A., AS A COMMITTED PURCHASER AND AS NIEUW AMSTERDAM ADMINISTRATOR

By:	/s/ Jennifer Vervoorn
Name: Jennifer Vervoorn
Title: Director

By:	/s/ Eugen van Esveld
Name: Eugen van Esveld
Title: MP

NIEUW AMSTERDAM RECEIVABLES CORPORATION B.V., AS A CONDUIT PURCHASER

By:	/s/ P. Geerts
Name: P Geerts
Title: Proxy Holder of Intertrust Management B.V.

By:	/s/ P.C. van der Linden
Name: P.C. van der Linden
Title: Proxyholder

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EXHIBIT A TO AMENDMENT NO. 7

RECEIVABLES PURCHASE AGREEMENT

DATED AS OF APRIL 5, 2011

AS AMENDED BY AMENDMENT NO. 1 DATED AS OF DECEMBER 28, 2011, OMNIBUS AMENDMENT NO. 1 DATED AS OF MAY 3, 2013, OMNIBUS AMENDMENT NO. 2 DATED AS OF AUGUST 15, 2014, AMENDMENT NO. 4 DATED AS OF JULY 15, 2016, AMENDMENT NO. 5 DATED AS OF JULY 29, 2016, ~~AND~~ OMNIBUS AMENDMENT NO. 3 (AMENDMENT NO. 6 TO RPA) DATED AS OF JUNE 23, 2017 BUT EFFECTIVE AS OF JUNE 1, 2017 AND AMENDMENT NO. 7 DATED AS OF AUGUST  31, 2018 BUT PARTIALLY EFFECTIVE AS OF AUGUST  31, 2018 AND PARTIALLY EFFECTIVE AS OF SEPTEMBER  1, 2018

AMONG

CMC RECEIVABLES, INC., AS THE SELLER,

COMMERCIAL METALS COMPANY, AS THE SERVICER,

NIEUW AMSTERDAM RECEIVABLES CORPORATION B.V., AS A CONDUIT PURCHASER,

COÖPERATIEVE RABOBANK U.A., AS A COMMITTED PURCHASER AND AS NIEUW

AMSTERDAM ADMINISTRATOR,

WELLS FARGO BANK, N.A., AS A COMMITTED PURCHASER,

AND

WELLS FARGO BANK, N.A., AS ADMINISTRATIVE AGENT

TABLE OF CONTENTS

		PAGE
ARTICLE I. TERMS OF THE INVESTMENTS		1

Section 1.1.	Investment Facility Conversion of Purchasers’ Existing 100% Ownership Interests in the Purchased Assets into Undivided Interests	1
Section 1.2.	Making Investments Purchased Assets	2
Section 1.3.	Transfer of Receivables and Other Purchased Assets	3
Section 1.4.	Terms and Conditions for Sale, Assignment and Transfer	4
Section 1.3.	Requesting Investments	4
Section 1.4.	Voluntary Reductions	5
Section 1.5.	Mandatory Reductions	7
Section 1.6.	Fees Amount of Collections	7
Section 1.7.	Payment Requirements	8
Section 1.8.	Fees. The Seller shall pay to the Investor Parties the Fees, in the amounts and on the dates set forth in the Fee Letter and the Administrative Agent’s Fee Letter	8
Section 1.9.	Yield	8
Section 1.10.	Voluntary Reductions of the Commitment; Optional Repurchase	8
Section 1.11.	Intent of the Parties	9
Section 1.12.	Designated Funding Offices	9
Section 1.13.	Nature of Obligations; Defaulting Purchasers	9
Section 1.14.	Suspension of the LMIR	10

ARTICLE II. PAYMENTS AND COLLECTIONS		10

Section 2.1.	Settlement Procedures	10
Section 2.1.	Administration of Collections Collections during the Revolving Purchase Period; Reinvestments	10
Section 2.2.	Collections During the Liquidation Period Absent Dominion	14
Section 2.3.	Collections During the Liquidation Period in Dominion	15
Section 2.4.	Payment Rescission	15
Section 2.3.	Clean-up Option	16
Section 2.4.	Amount of Collections	16

ARTICLE III. REPRESENTATIONS AND WARRANTIES		16

Section 3.1.	Representations and Warranties of the Seller	16
Section 3.2.	Representations and Warranties of the Servicer	21

ARTICLE IV. CONDITIONS OF EFFECTIVENESS AND PURCHASES		24

Section 4.1.	Conditions Precedent to Effectiveness	24
Section 4.2.	Conditions Precedent to All Investments	24

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EXHIBITS AND SCHEDULES

Exhibit I	Definitions

Exhibit II-A	Form of Investment Notice

Exhibit II-B	Form of Reduction Notice

Exhibit III	The Seller’s Chief Executive Office, Principal Place of Business, Records Locations, Federal Taxpayer ID Number and Organizational ID Number

Exhibit IV	Lock-Boxes and Lock-Box Accounts

Exhibit V	Form of Compliance Certificate

Exhibit VI	[Reserved]

Exhibit VII	Credit and Collection Policy

Exhibit VIII	Form of Interim Report

Exhibit IX	Form of Monthly Report

Exhibit X	Form of Performance Undertaking

Exhibit XI	Corporate Names; Trade Names; Assumed Names

Schedule A	Commitments

Schedule B	Closing Documents

Schedule C	Divisions

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RECEIVABLES PURCHASE AGREEMENT

THIS RECEIVABLES PURCHASE AGREEMENT, dated as of April 5, 2011 and amended as of December 28, 2011, May 3, 2013, August 15, ~~2014 and~~2014, July 15, 2016, July 29, 2016, June 23, 2017, and August 31, 2017 is among:

(a) CMC Receivables, Inc., a Delaware corporation (the “Seller”),

(b) Commercial Metals Company, a Delaware corporation (“CMC”), as initial Servicer,

(c) Wells Fargo Bank, N.A., a national banking association (“WFB” or a “Committed Purchaser”),

(d) Coöperatieve Rabobank U.A. (“Rabobank” or a “Committed Purchaser”),

(e) Nieuw Amsterdam Receivables Corporation B.V. (“Nieuw Amsterdam” or a “Conduit Purchaser),

(f) Coöperatieve Rabobank U.A. in its capacity as administrator of the Funding Group (in such capacity, together with its successor and assigns in such capacity, the “Nieuw Amsterdam Administrator”), and

(g) WFB in its capacity as administrative agent for the Purchasers (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent”).

Unless defined elsewhere herein, capitalized terms used in this Agreement shall have the meanings assigned to such terms in Exhibit I.

PRELIMINARY STATEMENTS

The Seller desires to transfer and assign undivided interests in its Receivables to the Administrative Agent for the benefit of the Purchasers from time to time. On the terms and subject to the conditions set forth herein, the Purchasers desire to acquire through the Administrative Agent undivided interests in the Receivables from the Seller from time to time. ~~In lieu of requiring cash payments for all of the Receivables, the Seller may from time to time accept deferred payment obligations.~~

ARTICLE I.

TERMS OF THE INVESTMENTS

Section 1.1. ~~Investment Facility~~Conversion of Purchasers’ Existing 100% Ownership Interests in the Purchased Assets into Undivided Interests. At the opening of business on September 1, 2018 (the “Seventh Amendment Effective Date”), the Purchasers and the Seller hereby agree that the Purchasers’ existing ownership of 100% of the Purchased Assets and the Purchasers’ existing non-recourse obligations to pay the Seller deferred purchase price therefor shall automatically convert into Undivided Interests in the Purchased Assets with an aggregate outstanding Capital balance equal to $0 and any deferred purchase price obligations shall be reduced to $0.

~~(a) Investments. On the terms and subject to the conditions hereof, the Seller may, from time to time before the Facility Termination Date, request that the Purchasers make Investments ratably (based on their Percentages) in the Purchased Assets (each, an “Investment”) in accordance with Section 1.2. On the terms and subject to the conditions hereof: (i) WFB severally commits to make Investments (through the Administrative Agent) from time to time from the date hereof to the Facility Termination Date, based on its Percentage of the Investment Price for each Investment requested pursuant to Section 1.2(a); and (ii) Nieuw Amsterdam may, and in the event that Nieuw Amsterdam declines to, Rabobank severally commits to, make Investments (through the Administrative Agent) from time to time from the date hereof to the Facility Termination Date, based on the Funding Group’s Percentage of the Investment Price for each Investment requested pursuant to Section 1.2(a); provided that under no circumstances shall any Purchaser make any Investment if, after giving effect to such Investment, (x) such Purchaser’s Capital (or, in the case of a Funding Group, such Funding Group’s Funding Limit) outstanding would exceed its Commitment, (y) the Aggregate Capital would exceed the Purchase Limit, or (z) the Purchased Assets Coverage Percentage would exceed 100%.~~

~~(b) Reductions in Purchase Limit. The Seller may, upon at least ten (10) Business Days’ notice to the Administrative Agent (who will promptly notify the Purchasers), terminate in whole or reduce in part, ratably amongst the Purchasers in accordance with their respective Percentages, the unused portion of the Purchase Limit; provided that (i) each partial reduction of the Purchase Limit shall be in a minimum amount of $1,000,000 (or a larger integral multiple of $100,000) for WFB and each of the Funding Groups considered as a whole, and (ii) in no event may the Purchase Limit be reduced below the outstanding Aggregate Capital unless accompanied by a payment of Aggregate Capital in an aggregate amount necessary to reduce the Aggregate Capital to the reduced Purchase Limit.~~

Section 1.2. ~~Making Investments~~Purchased Assets~~. Each request for an Investment hereunder may be made on any day upon the Seller’s irrevocable written notice in the form of Exhibit II-A hereto (each, an “Investment Notice”) delivered to WFB and the Nieuw Amsterdam Administrator prior to 12:00 noon (New York time) at least one (a) Business Day before the requested Investment Date, specifying: (i) the aggregate amount of cash (the “Cash Purchase Price”), if any, requested to be paid to the Seller for such Investment (which, unless such amount is $0, shall not be less than $1,000,000 per participating Purchaser or a larger integral multiple of $100,000), (ii) the requested date of such Investment (which shall be a Business Day) and (iii) the pro forma calculation of the Purchased Assets Coverage Percentage after giving effect to the increase in Aggregate Capital. By paying the Cash Purchase Price for any Investment, the Purchasers agree to purchase, and the Seller agrees to sell, the Purchased Assets in accordance with Section 1.3, and the Purchasers agree to pay the Deferred Purchase Price in accordance with Section 1.4(c) (it being understood that such Deferred Purchase Price shall be payable solely out of Collections).~~

~~Section 1.3. Transfer of Receivables and Other Purchased Assets~~.

(a) ~~Sale of Receivables~~Purchase and Sale of Undivided Interests. ~~In consideration of the Purchasers’ agreement to make Investments, the entry into this Agreement by the Investor Parties, and the Investor Parties’ agreement to make payments to the Seller from time to time in accordance with Section 1.4, effective on the Closing Date, the Seller hereby sells, conveys, transfers and assigns to the Administrative Agent, on behalf of the Purchasers, all of the Seller’s right, title and interest in and to (i) all Receivables existing as of the close of business on the Initial Cutoff Date or thereafter arising from time to time prior to the Facility Termination Date, and all rights and payments relating thereto, (ii) all Related Security relating thereto, whether existing on the Initial Cutoff Date or thereafter arising, (iii) all Collections thereof, whether existing on the Initial Cutoff Date or thereafter arising, (iv) each Lock-Box and each Lock-Box Account, whether existing on the Initial Cutoff Date or thereafter arising, and (v) all proceeds of any of the foregoing, whether existing on the Initial Cutoff Date or thereafter arising (collectively, the “Pool Assets”).~~On the terms and subject to the conditions of this Agreement, after giving effect to the conversion in Section 1.1 on the Seventh Amendment Effective Date: (i) the Seller hereby sells, conveys, transfers and assigns to the Administrative Agent for the benefit of the Purchasers, a variable undivided percentage interest (each such interest, an “Undivided Interest”) equal to the Purchased Assets Coverage Percentage in all of the Seller’s right, title and interest in and to the following: (A) all Receivables existing as of the close of business on the Business Day prior to the Seventh Amendment Effective Date (the “Seventh Amendment Initial Cut-Off Date”) or thereafter arising from time to time prior to the Facility Termination Date, and all rights and payments relating thereto, (B) all Related Security relating thereto, whether existing on the Seventh Amendment Initial Cut-Off Date or thereafter arising from time to time prior to the Facility Termination Date, (C) all Collections thereof, whether existing on the last day of the month then most recently ended or thereafter arising, (D) each Lock-Box and each Lock-Box Account, whether existing on the Seventh Amendment Effective Date or thereafter arising, and (E) all existing and future proceeds of any of the foregoing (all of the foregoing, collectively, the “Purchased Assets”), (ii) WFB hereby severally purchases its Percentage of the Undivided Interests in all Receivables existing as of the Seventh Amendment Initial Cut-Off Date and severally commits to purchase its Percentage of such Undivided Interests in the Purchased Assets thereafter from time to time prior to the Facility Termination Date, through the Administrative Agent and agrees to pay its Percentage of the Cash Purchase Price therefor, and (iii) Nieuw Amsterdam may, and in the event that Nieuw Amsterdam declines to purchase the Funding Group’s Percentage of such Undivided Interests in the Purchased Assets through the Administrative Agent and to pay the Funding Group’s Percentage of the Cash Purchase Price therefor, Rabobank hereby severally purchases the Funding Group’s Percentage of the Undivided Interests in all Receivables existing as of the Seventh Amendment Initial Cut-Off Date and severally commits to purchase the Funding Group’s Percentage of such Undivided Interests in the Purchased Assets thereafter from time to time prior to the Facility Termination Date, through the Administrative Agent and to pay the Funding Group’s Percentage of the Cash Purchase Price therefor.

~~(b) Purchase of Purchased Assets. Subject to the terms and conditions hereof, the Administrative Agent (on behalf of the Purchasers) hereby purchases and accepts from the Seller all Pool Assets sold, assigned and transferred pursuant to Section 1.3(a) (collectively, the “Purchased Assets”).~~

(b) Obligations Not Assumed. The ~~foregoing sale, assignment and transfer does~~Investments do not constitute and ~~is~~are not intended to result in the creation, or an assumption by ~~the Administrative Agent, the Nieuw Amsterdam Administrator or any Purchaser,~~any of the Investor Parties of any obligation of the Seller, any Originator or any other Person under or in connection with the Receivables or any ~~other~~ Related Security, all of which shall remain the obligations and liabilities of the Seller, such Originator and/or such other Person, as applicable.

~~Section 1.4. Terms and Conditions for Sale, Assignment and Transfer~~

Section 1.3. Requesting Investments. ~~Subject to the terms and conditions hereof, in consideration for the sale, assignment and transfer of the Purchased Assets by the Seller to the Administrative Agent (on behalf of the Purchasers) hereunder:~~

(a) On the terms and subject to the conditions set forth in this Agreement, from time to time prior to the Facility Termination Date: (i) the Seller may request that the Purchasers make Investments in Undivided Interests in the Purchased Assets in accordance with Section 1.3(b), and (ii) WFB hereby severally commits to make such Investments (through the Administrative Agent), based on its Percentage of such Undivided Interests in the Purchased Assets and agrees to pay its Percentage of the associated Cash Purchase Price therefor, and (iii) Nieuw Amsterdam may, and in the event that Nieuw Amsterdam declines to make such Investments (through the Administrative Agent), based on the Funding Group’s Percentage of such Undivided Interests in the Purchased Assets and pay the Funding Group’s Percentage of the Cash Purchase Price therefor, Rabobank hereby severally commits to make such Investments (through the Administrative Agent), based on the Funding Group’s Percentage of such Investments and agrees to pay the Funding Group’s Percentage of the Cash Purchase Price therefor; provided that under no circumstances shall any Purchaser make any Investment if, after giving effect to such Investment, (x) such Purchaser’s Capital (or, in the case of the Funding Group, the Funding Group’s Capital) outstanding would exceed such Purchaser’s Commitment or the Funding Group’s Funding Limit, as applicable, (y) the Aggregate Capital would exceed the Purchase Limit, or (z) the Purchased Assets Coverage Percentage would exceed 100%.

(b) The initial request for an Investment hereunder, and each subsequent request for an incremental Investment, may be made on any Business Day prior to the Facility Termination Date upon the Seller’s irrevocable written notice in the form of Exhibit II-A hereto (each, an “Investment Notice”) delivered to and received by WFB and the Nieuw Amsterdam Administrator prior to 12:00 noon (New York time) at least one (1) Business Day before the requested Investment Date, specifying: (i) the aggregate amount of cash requested to be paid to the Seller for such incremental Investment (which shall not be less than US$1,000,000 or a larger integral multiple of US$100,000), (ii) the requested date of such incremental Investment (which shall be a Business Day) and (iii) the pro forma calculation of the Purchased Assets Coverage Percentage after giving effect to the requested Investment. For security purposes, the amount of WFB’s Percentage of the Cash Purchase Price for each Incremental Investment shall also be entered by the Seller into WFB’s online “C.E.O. portal,” or funding may be delayed pending telephonic verification of such amount. If any Investment Notice is received or confirmed after 12:00 noon (New York time) on a Business Day, the Purchasers will endeavor to honor such notice on that Business Day but will honor it not later than the next succeeding Business Day.

Section 1.4. Voluntary Reductions. If at any time the Seller shall wish to cause the reduction of Aggregate Capital (but not to commence the liquidation, or reduction to zero, of the entire Aggregate Capital), the Seller may do so as follows:

(c) ~~Investments~~The Seller shall provide WFB, the Nieuw Amsterdam Administrator and the Servicer with irrevocable prior written notice in the form of Exhibit II-B hereto (each, a “Reduction Notice”) of any proposed reduction of Aggregate Capital not later than 12:00 noon (New York City time) ~~one (1) Business Day prior to~~on the Business Day on which the proposed reduction is to occur (the “Proposed Reduction Date”). Such Reduction Notice shall (~~a~~i) be prepared in accordance with the most recent Settlement Report, and (ii) designate (A) the Proposed Reduction Date, and (B) the amount of Aggregate Capital to be reduced (the “Aggregate Reduction”) which shall be not less than the lesser of (x) US$1,000,000 and (y) Aggregate Capital; and~~. On the Closing Date, and thereafter from time to time prior to the Facility Termination Date, on request of the Seller for an Investment in accordance with Section 1.2, the Administrative Agent (on behalf of the Purchasers), in accordance with Section 1.2, shall pay to the Seller, each such Purchaser’s (or its Funding Group’s) Percentage of the amount requested by the Seller under Section 1.2; provided, however, that nothing herein shall obligate the Administrative Agent to make any payment in excess of the funds it receives from the Purchasers.~~

(d) ~~Reinvestments~~The Servicer shall cause Collections in excess of the Required Amounts to be set aside until they equal the desired amount of Capital Reduction, and on the Proposed Reduction Date, the Servicer shall wire transfer the funds so set aside to the Administrative Agent for prompt distribution to the applicable Purchasers and application to the outstanding Capital. ~~. On each Business Day prior to the Facility Termination Date, the Servicer, on behalf of the Administrative Agent and the Purchasers, shall pay to the Seller, out of Collections of the Receivables, the amount available for reinvestment in accordance with Section 2.1(b)(ii). Each such payment is herein referred to as a “Reinvestment”.~~

(e) ~~Deferred Purchase Price~~Only one (1) Reduction Notice shall be outstanding at any time; . ~~. The Servicer, on behalf of the Administrative Agent and the Purchasers, shall pay to the Seller, from Collections, the amounts payable to the Seller from time to time pursuant to Section 2.1(b)(ii), Section 2.1(b)(iv) and clause fifth of Section 2.1(d)(ii) (such amounts, the “Deferred Purchase Price” with respect to the Purchased Assets) at the times specified in such Sections. The parties hereto acknowledge and agree that the Administrative Agent and the Purchasers shall have the right to, and intend to, setoff (i) the Seller’s obligation to pay (or cause to be paid) to the Investor Parties (or to the Administrative Agent on their behalf) all Collections on the portion of the Purchased Assets attributable to the Deferred Purchase Price against (ii) the Administrative Agent’s and the Purchasers’ obligations to pay (or cause to be paid) to the Seller the Deferred Purchase Price.~~

~~(d) Seller Payments Limited to Collections . Notwithstanding any provision contained in this Agreement to the contrary, the Investor Parties shall not be obligated to pay any amount to the Seller as the Investment Price of the Purchased Assets pursuant to subsections (b) and (c) above except to the extent of Collections received and available for distribution to the Seller in accordance with this Agreement. Any amount that any Investor Party is not required to pay to the Seller in accordance with the preceding sentence due to insufficiency of Collections shall not constitute a claim (as defined in § 101 of the Bankruptcy Code) against or corporate or limited liability company obligation of such Investor Party for any such insufficiency unless and until such amount becomes available for distribution to the Seller in accordance with Section 2.1(d)(ii).~~

~~(e) Intent of the Parties . The parties to this Agreement intend that the sale, assignment and transfer of Purchased Assets to the Administrative Agent (on behalf of the Purchasers) shall be treated as a sale for all purposes (other than for federal, state and local income and franchise tax purposes as provided in the following paragraph of this clause (e)). If notwithstanding the intent of the parties, such sale, transfer and assignment is not treated as a sale for such purposes, such sale, assignment and transfer shall be treated as the grant of, and the Seller does hereby grant to the Administrative Agent (for the benefit of the Investor Parties) a security interest in the following property to secure all of the Seller’s obligations (monetary or otherwise) under this Agreement and the other Transaction Documents to which it is a party, whether now or hereafter existing or arising, due or to become due, direct or indirect, absolute or contingent: all of the Seller’s right, title and interest in, to and under all Pool Assets, whether now or hereafter owned, existing or arising. The Seller hereby authorizes the Administrative Agent to file financing statements describing as the collateral covered thereby as “all assets of the debtor, whether now owned or hereafter created, acquired or arising, and all proceeds of the foregoing” or words to that effect, notwithstanding that such wording may be broader in scope than the collateral described in this Agreement. The Administrative Agent, for the benefit of the Investor Parties, shall have, with respect to the Purchased Assets, and in addition to all the other rights and remedies available to the Investor Parties, all the rights and remedies of a secured party under any applicable UCC.~~

~~Notwithstanding the foregoing paragraph of this clause (e), the Seller Parties and the Investor Parties intend and agree to treat, for U.S. federal, state and local income and franchise tax (in the nature of income tax) purposes only, the sale, assignment and transfer of the Purchased Assets to the Administrative Agent (on behalf of the Investor Parties) as a loan or loans to the Seller secured by the Purchased Assets. The provisions of this Agreement and all related Transaction Documents shall be construed to further these intentions of the parties.~~

~~(f) Nature of Obligations; Defaulting Purchasers . Each Purchaser’s obligations hereunder shall be several, such that the failure of any Committed Purchaser (or, as applicable, its Funding Group) to make a payment in connection with any Investment (each such Committed Purchaser, a “Defaulting Purchaser”) shall not relieve any other Committed Purchaser of its obligation hereunder to make payment for any such Investment. Notwithstanding anything in this Section 1.4(f) to the contrary, no Purchaser shall be required to make any Investment for an amount which would cause the aggregate Capital of such Purchaser (after giving effect to such Investment) to exceed (i) in the case of Wells, its Commitment, and (ii) in the case of a Funding Group, the relevant Committed Purchaser’s Commitment. At any time while a Committed Purchaser is a Defaulting Purchaser, such Defaulting Purchaser and, if applicable, its Funding Group, shall forfeit the right to vote on amendments and waivers to the Transaction Documents, or to receive any unused fees described in paragraph (b) of the Fee Letter.~~

Section 1.5. Mandatory Reductions.

(a) Purchased Assets Coverage Percentage Computation. The Purchased Assets Coverage Percentage shall be initially computed on the Closing Date. Thereafter, until the Facility Termination Date, suchThe Purchased Assets Coverage Percentage shall be automatically deemed recomputed on each Business Day other than a Termination Day. From and after the occurrence of any Termination Day, the Purchased Assets Coverage Percentage shall (until the event(s) giving rise to such Termination Day are satisfied or are waived in accordance with the terms of this Agreement) be deemed to be 100%. The Purchased Assets Coverage Percentage shall become zero when the Final Payout Date has occurred and the Servicer shall have received the accrued Servicing Fee thereon. If on any date of determination, the Purchased Asset Coverage Percentage exceeds 100%, not later than the next Business Day, the Seller shall deliver to the Servicer, and the Servicer shall pay to the Administrative Agent’s Account for prompt distribution to the applicable Purchasers, the amount necessary to reduce the Purchased Asset Coverage Percentage to 100% or less, and the Purchasers will apply the funds received to the reduction of Capital.

~~The Purchased Assets Coverage Percentage was initially computed on December 28, 2011. Thereafter, until the Facility Termination Date, such Purchased Assets Coverage Percentage shall be automatically recomputed on each Business Day other than a Termination Day. From and after the occurrence of any Termination Day, the Purchased Assets Coverage Percentage shall (until the event(s) giving rise to such Termination Day are satisfied or are waived in accordance with the terms of this Agreement) be deemed to be 100%. The Purchased Assets Coverage Percentage shall become zero when the Final Payout Date has occurred and the Servicer shall have received the accrued Servicing Fee thereon.~~

(b) Deemed Collections. If on any day a Dilution occurs, the Seller shall be deemed to have received a Deemed Collection and such Deemed Collection shall be immediately applied to reduce the Net Pool Balance by the amount of such Deemed Collection. To the extent the effect of such Deemed Collection on the Net Pool Balance shall cause an Investment Excess, the Seller shall either deliver to the Servicer immediately available funds in an amount equal to the lesser of (i) the sum of all Deemed Collections deemed received by the Seller and (ii) an amount necessary to eliminate such Investment Excess, and in each case, the Servicer shall remit the same to the Administrative Agent ~~pursuant to this Section 2.1;~~ ’s Account pursuant to this Section 1.5(b) within one (1) Business Day after its receipt thereof, and the Purchasers will apply the funds received to the reduction of their Capital.

Section 1.6. ~~Fees~~Amount of Collections.

~~The Seller shall pay to the Investor Parties the Fees, in the amounts and on the dates set forth in the Fee Letter and the Administrative Agent’s Fee Letter.~~ . Notwithstanding any provision of this Agreement to the contrary, failure to have sufficient Collections to make any payment ~~when due~~due and payable hereunder shall in no event defer the due date of such payment ~~or deposit,~~ and the applicable Seller Party shall remain obligated for the amount of such deficiency.

Section 1.7. Payment Requirements. All payments in respect of Capital shall be paid to the Administrative Agent for the ratable account of the applicable Purchasers. One or more Seller Parties shall initiate a wire transfer of amounts to be paid or deposited by it pursuant to any provision of this Agreement no later than 1:00 p.m. (New York City time) on the day when due in immediately available funds. Any amounts that are payable to the Administrative Agent or WFB, they shall be paid to the Administrative Agent’s Account for prompt distribution to the appropriate party or parties. Any amounts that are payable to the Nieuw Amsterdam Administrator, they shall be paid to the Nieuw Amsterdam Administrator’s Account for prompt distribution to the appropriate members of the Funding Group. All computations of Yield and per annum Fees under the Transaction Documents shall be made on the basis of a year consisting of three hundred sixty (360) days for the actual number of days elapsed. If any amount hereunder shall be payable on a day which is not a Business Day, such amount shall be payable on the next succeeding Business Day.

Section 1.8. Fees . The Seller shall pay to the Investor Parties the Fees, in the amounts and on the dates set forth in the Fee Letter and the Administrative Agent’s Fee Letter.

Section 1.9. Yield. The Capital of each Investment shall accrue Yield for each day at its then applicable Yield Rate. It is understood and agreed that (a) any Portion of Capital that is funded by a Conduit Purchaser through the issuance of Commercial Paper shall accrue Yield at such Conduit Purchaser’s CP Rate, and (b) any Portion of Capital that is funded by a Conduit Purchaser through a Liquidity Funding or by a Committed Purchaser shall accrue Yield at the LMIR (or, if the LMIR is not available, the Alternate Base Rate). On each Monthly Payment Date, (i) the Seller shall pay in arrears to WFB an amount equal to the accrued and unpaid Yield on its Capital for each day during the Calculation Period (or portion thereof) then most recently ended, and (ii) the Seller shall pay in arrears to the Nieuw Amsterdam Administrator for the account of the applicable Conduit Purchaser and Committed Purchaser(s) in the Funding Group an aggregate amount equal to the accrued and unpaid Yield on their Portions of Capital for each day during the Calculation Period (or portion thereof) then most recently ended.

~~The Capital of each Investment shall accrue Yield for each day at its then applicable Yield Rate. It is understood and agreed that (a) any Portion of Capital that is funded by a Conduit Purchaser through the issuance of Commercial Paper shall accrue Yield at such Conduit Purchaser’s CP Rate, and (b) any Portion of Capital that is funded by a Conduit Purchaser through a Liquidity Funding or by a Committed Purchaser shall accrue Yield at the LMIR (or, if the LMIR is not available, the Alternate Base Rate). On each Monthly Payment Date, (i) the Seller shall pay in arrears to WFB an amount equal to the accrued and unpaid Yield on its Capital for each day during the Calculation Period (or portion thereof) then most recently ended, and (ii) the Seller shall pay in arrears to the Nieuw Amsterdam Administrator for the account of the applicable Conduit Purchaser and Committed Purchaser(s) in its Funding Group an aggregate amount equal to the accrued and unpaid Yield on their Portions of Capital for each day during the Calculation Period (or portion thereof) then most recently ended.~~

Section 1.10. Voluntary Reductions of the Commitment; Optional Repurchase.

(f) . The Seller may, upon at least ten (10) Business Days’ notice to the Administrative Agent (who will promptly notify the Purchasers), terminate in whole or reduce in part, ratably amongst the Purchasers in accordance with their respective Percentages, the unused portion of the Purchase Limit; provided that (i) each partial reduction of the Purchase Limit shall be in a minimum amount of $1,000,000 (or a larger integral multiple of $100,000) for WFB and each of the Funding Groups considered as a whole, and (ii) in no event may the Purchase Limit be reduced below the outstanding Aggregate Capital unless accompanied by a payment of Aggregate Capital in an aggregate amount necessary to reduce the Aggregate Capital to the reduced Purchase Limit.

(g) In addition, the Seller may, upon at least ten (10) Business Days’ notice to the Administrative Agent (who will promptly notify the Purchasers), purchase all, but not less than all, of the Undivided Interests in the Purchased Assets. The purchase price in respect thereof shall be an amount equal to the Aggregate Unpaids through the date of such purchase, payable in immediately available funds. Such ~~repurchase~~purchase shall be without representation, warranty or recourse of any kind by, on the part of, or against any Investor Party except for a representation and warranty that the ~~reconveyance to Servicer~~conveyance to the Seller is being made free and clear of any Lien created by such Person. On the date of purchase of all Undivided Interests in the Purchased Assets by the Seller pursuant to this Section, the Commitments shall automatically terminate.

Section 1.11. Intent of the Parties. The parties to this Agreement intend that the sale, assignment and transfer of Undivided Interests in the Purchased Assets to the Administrative Agent for the benefit of the Purchasers shall be treated as an interest-bearing loan in an amount equal to the aggregate Capital secured by the Purchased Assets for all purposes including federal, state and local income and franchise tax (in the nature of income tax) purposes. The provisions of this Agreement and all related Transaction Documents shall be construed to further these intentions of the parties.

Section 1.12. Designated Funding Offices. Each Purchaser at its option may make any Investment or otherwise perform its obligations hereunder through any funding office (each, a “Designated Funding Office”); provided that any exercise of such option shall not affect the obligation of the Seller Parties to turn over Collections in accordance with the terms of this Agreement. Any Designated Funding Office shall be considered part of the related Purchaser; provided that such provisions that would be applicable with respect to Investments actually provided by such Affiliate or branch of such Purchaser shall apply to such Affiliate or branch of such Purchaser to the same extent as such Purchaser.

Section 1.13. Nature of Obligations; Defaulting Purchasers. Each Purchaser’s obligations hereunder shall be several, such that the failure of any Committed Purchaser ~~(or, as applicable, its~~ (or, as applicable, the Funding Group) to make a payment in connection with any Investment (each such Committed Purchaser, a “Defaulting Purchaser”) shall not relieve any other Committed Purchaser of its obligation hereunder to make payment for any such Investment. Notwithstanding anything in this Section 1.13 to the contrary, no Purchaser shall be required to make any Investment for an amount which would cause the aggregate Capital of such Purchaser (after giving effect to such Investment) to exceed (i) in the case of WFB, its Commitment, and (ii) in the case of the Funding Group, the relevant Committed Purchaser’s Commitment. At any time while a Committed Purchaser is a Defaulting Purchaser, such Defaulting Purchaser and, if applicable, ~~its~~the Funding Group, shall forfeit the right to vote on amendments and waivers to the Transaction Documents, or to receive any unused fees described in paragraph (b) of the Fee Letter.

Section 1.14. Suspension of the LMIR. If any Committed Purchaser determines (in its commercially reasonable discretion applied consistently with respect to similar facilities) that (a) funding any Investment at the LMIR would violate any applicable law, rule, regulation, or directive of any governmental or regulatory authority, whether or not having the force of law, or (b) the LMIR does not accurately reflect the cost of acquiring or maintaining such Investment, then such Committed Purchaser may suspend the availability of the LMIR, and such Committed Purchaser’s Capital shall thereafter accrue Yield at the Alternate Base Rate.

ARTICLE II.

PAYMENTS AND COLLECTIONS

~~Section 2.1. Settlement Procedures.~~

Section 2.1. ~~Administration of Collections~~Collections during the Revolving Purchase Period; Reinvestments. ~~The collection of the Receivables shall be administered by the Servicer in accordance with this Agreement. The Seller shall provide to the Servicer on a timely basis all information needed for such administration, including notice of the occurrence of any Termination Day and current computations of the Purchased Assets Coverage Percentage.~~

(a) During the Revolving Purchase Period, all Collections and Deemed Collections received by the Servicer shall be administered in accordance with Section 6.2 and shall be held in trust (i) for the payment of the accrued and unpaid Aggregate Unpaids that are then due and owing, (ii) for a Reinvestment as provided in Section 2.1(c), or (iii) for payment to the Seller for its own account.

(b) ~~Setting Aside Collections; Reinvestments~~Capital shall not be payable during the Revolving Purchase Period except to the extent provided in Section 1.4 and Section 1.5.~~. The Servicer shall, on each day on which Collections of Receivables are received by the Seller Parties (or Deemed Collections are paid in cash by the Seller), take the following actions in the order specified:~~

~~(i) set aside and hold in trust (and shall, at the request of the Administrative Agent or any Administrator after the Dominion Date, segregate in a separate account approved by the Administrative Agent) for the benefit of the Purchasers out of such Collections and Deemed Collections, first, an amount equal to the aggregate Yield accrued through such day and not previously set aside, second, an amount equal to the Fees accrued and unpaid through such day and not previously set aside, and third, to the extent funds are available therefor, an amount equal to the Servicing Fee accrued through such day and not previously set aside,~~

~~(ii) if such day is not a Termination Day, remit to the Seller the remainder of such Collections. Subject to Section 2.1(f), such remainder shall, (A) to the extent representing a return of the Aggregate Capital, be automatically reinvested (ratably among the Purchasers according to each Purchaser’s Capital) in the Purchased Assets and (B) to the extent not representing a return of the Aggregate Capital, be paid to the Seller in respect of the Deferred Purchase Price for the Purchased Assets; provided, however, that if the Purchased Assets Coverage Percentage would exceed 100%, then the Servicer shall not reinvest or remit to the~~

~~Seller, but shall set aside and hold in trust for the benefit of the Investor Parties (and shall, at the request of the Administrative Agent or the Nieuw Amsterdam Administrator, segregate in a separate account approved by the Administrative Agent) a portion of such Collections and Deemed Collections that, together with the other Collections set aside pursuant to this paragraph, shall equal the amount necessary to reduce the Purchased Assets Coverage Percentage to 100% (determined as if such Collections and Deemed Collections set aside had been applied to reduce Aggregate Capital at such time), which amount shall be deposited into the Administrative Agent’s Account, pending distribution on the next Capital Settlement Date in accordance with Section 2.1(c) to the Purchasers, and~~

~~(iii) if such day is a Termination Day, set aside, segregate and hold in trust (and shall, at the request of the Administrative Agent or any Administrator after the Dominion Date, segregate in a separate account approved by the Administrative Agent) for the benefit of the Investor Parties the entire remainder of such Collections; provided that if amounts are set aside and held in trust on any Termination Day of the type described in clause (a) of the definition of “Termination Day” and, thereafter, the conditions set forth in Section 4.2 are satisfied or waived by the Required Purchasers, such previously set-aside amounts shall, to the extent representing a return of Aggregate Capital, be reinvested and ratably (determined according to outstanding Capital) and/or paid to the Seller in respect of the Deferred Purchase Price for the Purchased Assets in accordance with clause (ii) above on the day of such subsequent satisfaction or waiver of conditions, as the case may be, and~~

~~(iv) subject to Section 2.1(f), if such day is not a Termination Day, pay to the Seller (on behalf of the Investor Parties) for the Seller’s own account and in payment of the Deferred Purchase Price for the Purchased Assets any Collections in excess of amounts required to be reinvested in accordance with clause (i).~~

(c) ~~Deposit of Collections on Settlement Dates~~On each Business Day during the Revolving Purchase Period, subject to Section 2.1(e) and to Section 4.2, Collections that are not required to be segregated or used to pay Aggregate Unpaids (including, without limitation, Capital payable pursuant to Section 2.1(b)) shall be first, paid to the Seller as an Investment in the amount necessary to maintain the current amount of Capital outstanding (such an Investment, a “Reinvestment”), and second, paid to the Seller for its own account.~~. The Servicer shall, in accordance with the priorities set forth in Section 2.1(d), deposit into the Administrative Agent’s Account, on each Settlement Date and on each Termination Day, Collections and Deemed Collections held for the Purchasers pursuant to Section 2.1(b)(i) or 2.1(f) plus the amount of Collections then held for the Purchasers pursuant to Section 2.1(b)(ii) and Section 2.1(b)(iii); provided that if CMC or an Affiliate thereof is the Servicer, such day is not a Termination Day and the Administrative Agent has not notified CMC (or such Affiliate) that the right to retain the portion of Collections set aside pursuant to Section 2.1(b)(i) that represents the Servicing Fee is revoked, CMC (or such Affiliate) may retain the portion of the Collections set aside pursuant to Section 2.1(b)(i) that represents the Servicing Fee in payment in full of the accrued Servicing Fees so set aside. No later than the second Business Day after the end of each Calculation Period, (i) the Nieuw Amsterdam Administrator will notify the Servicer by electronic mail of the amount of accrued and unpaid Yield owing to the members of its Funding Group during such Calculation Period or portion thereof, and (ii) the Administrative Agent will notify the Servicer by electronic mail of the amount of accrued and unpaid Yield owing to WFB during such Calculation Period or portion thereof.~~

(d) ~~Distribution of Collections by the Administrative Agent~~On each Monthly Payment Date during the Revolving Purchase Period, after deduction of the Servicer’s Servicing Fee from Collections received (or deemed received) during the Calculation Period (or portion thereof) then most recently ended, the Servicer shall deliver to the Administrative Agent’s Account from the Collections received (or deemed received) during such Calculation Period (or portion thereof), an amount equal to the Required Amounts due and owing on such Monthly Payment Date. Following the Dominion Date, the Administrative Agent shall make distributions of the Servicing Fee and other Required Amounts from Collections held by it.~~. Upon receipt of funds deposited into the Administrative Agent’s Account pursuant to clause (c) above, the Administrative Agent shall cause such funds to be distributed as follows:~~

~~(i) if such distribution occurs on a day that is not a Termination Day and the Purchased Assets Coverage Percentage does not exceed 100%, first to the Administrative Agent’s Account (for the benefit of WFB and the Administrative Agent) and to the Nieuw Amsterdam Administrator (for the benefit of the Funding Group) in payment in full of all accrued and unpaid Yield and Fees owing to its constituents, and second, if the Servicer has set aside amounts in respect of the Servicing Fee pursuant to clause (b)(i) above and has not retained such amounts pursuant to clause (c) above, to the Servicer (payable in arrears on each Settlement Date) in payment in full of the accrued Servicing Fees so set aside, and~~

~~(ii) if such distribution occurs on a Termination Day or on any day when the Purchased Assets Coverage Percentage exceeds 100%, first to the Administrative Agent’s Account (for the benefit of WFB and the Administrative Agent) and to the Nieuw Amsterdam Administrator (for the benefit of the Nieuw Amsterdam Funding Group) in payment in full of all accrued and unpaid Yield and Fees owing to its constituents, second to the Administrative Agent’s Account (for the ratable benefit of and prompt distribution to WFB and the Nieuw Amsterdam Administrator) in payment of their respective Capital in full (or, if such day is not a Termination Day, the amount necessary to reduce the Purchased Assets Coverage Percentage to 100%, determined as if such Collections had been applied to reduce such Capital), third to the Servicer in payment in full of all accrued Servicing Fees, fourth if the Capital and accrued Yield with respect to each Portion of Capital have been reduced to zero, and all accrued Servicing Fees payable to the Servicer have been paid in full, to any Indemnified Party or Affected Person in payment in full of any other amounts owed thereto by the Seller hereunder, and fifth after the occurrence of the Final Payout Date, all additional Collections with respect to the Purchased Assets shall be paid to the Seller for its own account in payment of the Deferred Purchase Price for such Purchased Assets.~~

(e) ~~Deemed Collection~~sIf, on any Monthly Payment Date during the Revolving Purchase Period, there are insufficient Collections to pay all amounts required to be paid pursuant to Section 2.1(b) or Section 2.1(d), as applicable, (i) no Reinvestment shall be made until such amounts have been paid in full, and (ii) Collections to be applied to the Required Amounts shall be applied in the following order of priority:~~. For the purposes of this Section 2.1:~~

~~(i) if on any day a Dilution occurs, the Seller shall be deemed to have received a Deemed Collection and such Deemed Collection shall be immediately applied to reduce the Net Pool Balance by the amount of such Deemed Collection. To the extent the effect of such Deemed Collection on the Net Pool Balance shall cause an Investment Excess, the Seller shall either deliver to the Servicer immediately available funds in an amount equal to the lesser of (A) the sum of all Deemed Collections deemed received by the Seller and (B) an amount necessary to eliminate such Investment Excess, and in each case, the Servicer shall remit the same to the Administrative Agent pursuant to this Section 2.1;~~

~~(ii) except as otherwise required by applicable law or the relevant Contract, all Collections received from an Obligor of any Receivable shall be applied to the Receivables of such Obligor in the order of the age of such Receivables, starting with the oldest such Receivable, unless such Obligor designates in writing its payment for application to specific Receivables.~~

~~(f) Voluntary Reductions . If at any time the Seller shall wish to cause the reduction of Aggregate Capital (but not to commence the liquidation, or reduction to zero, of the entire Aggregate Capital), the Seller may do so as follows:~~

~~(i) the Seller shall provide each Purchaser and the Servicer with irrevocable prior written notice in the form of Exhibit II-B hereto (each, a “Reduction Notice”) of any proposed reduction of Aggregate Capital not later than 12:00 noon (New York City time) one (1) Business Day prior to the Business Day on which the proposed reduction is to occur (the “Proposed Reduction Date”). Such Reduction Notice shall (a) be prepared in accordance with the most recent Settlement Report, and (b) designate (i) the Proposed Reduction Date, and (ii) the amount of Aggregate Capital to be reduced (the “Aggregate Reduction”) which shall be not less than $500,000 per Purchaser and shall be distributed ratably to the Investments of each Purchaser in accordance with the amount of Capital owing to each Purchaser. Only one (1) Reduction Notice shall be outstanding at any time;~~

~~(ii) on the proposed date of the commencement of such reduction and on each day thereafter, the Servicer shall cause Collections not to be reinvested until the amount thereof not so reinvested shall equal the desired amount of Aggregate Reduction; and~~

~~(iii) the Servicer shall hold such Collections in trust for the benefit of the Investor Parties, for payment to the Administrative Agent (for the ratable benefit of the Purchasers) by deposit into the Administrative Agent’s Account on the next Business Day or such other date approved by the Administrative Agent and the Required Purchasers, and Capital shall be deemed reduced in the amount to be so paid to the Administrative Agent’s Account only when in fact finally so paid.~~

~~Upon receipt by the Administrative Agent in the Administrative Agent’s Account of any amount paid in reduction of the Aggregate Capital pursuant to sub-clause (iii) above, the Administrative Agent shall cause such funds to be promptly distributed to WFB and the Nieuw Amsterdam Administrator (for the ratable benefit of the applicable members of the Funding Group) in payment of the applicable Purchasers’ outstanding Capital~~

first, to accrued and unpaid Servicing Fees that are then due and owing to the Servicer if not withheld by the Servicer prior to turnover of the Collections;

second, to out-of-pocket expenses (if any) of any Investor Party that are then due and owing under Section 8.4;

third, to accrued and unpaid Yield then due and owing, including any previously accrued Yield that remains unpaid; and

fourth, to all Fees accrued during the Calculation Period (or portion thereof) then most recently ended, plus any previously accrued Fees that remain unpaid.

Section 2.2. Collections During the Liquidation Period Absent Dominion.

(f) On each day during the Liquidation Period, unless the Dominion Date shall have occurred, all Collections shall be administered in accordance with Section 6.2.

(g) On each Monthly Payment Date during the Liquidation Period, unless the Dominion Date shall have occurred, the Servicer shall wire transfer all Collections so held by the Servicer (after deducting its Servicing Fee therefrom) to the Administrative Agent’s Account for distribution and application in the following order of priority:

first, to the Servicer, in payment of its Servicing Fee to the extent not retained;

second, to the Administrative Agent , in payment of its out-of-pocket expenses in connection with the enforcement or protection of its rights in connection with this Agreement and the other Transaction Documents, to the extent reimbursable under Section 8.4 and not otherwise paid by the Seller;

third, to the Purchasers, in payment of any accrued and unpaid Yield then due and owing on account of their Capital, including any previously accrued Yield that was not previously paid;

fourth, to the Investor Parties, in payment of any Fees accrued during the Calculation Period (or portion thereof) then most recently ended, plus any previously accrued Fees not paid on a prior Monthly Payment Date;

fifth, to the Purchasers, in reduction of Capital, until Capital is reduced to $0;

sixth, to out-of-pocket expenses (if any) of any Investor Party that are then due and owing under Section 8.4 and not otherwise paid pursuant to clause “second” above and to any other Aggregate Unpaids until reduced to $0; and

seventh, if the Aggregate Unpaids have been reduced to $0, to the Seller, free and clear of any interest of the Investor Parties.

Section 2.3. Collections During the Liquidation Period in Dominion.

(h) On each day during the Liquidation Period if the Dominion Date shall have occurred, all Collections shall be administered by the Administrative Agent in accordance with this Section 2.3.

(i) On each Business Day during the Liquidation Period if the Dominion Date shall have occurred, the Administrative Agent shall distribute and apply all Collections received by it in the following order of priority:

first, to the Servicer, in payment of its Servicing Fee to the extent not retained;

second, in payment of the Administrative Agent’s out-of-pocket expenses in connection with the enforcement or protection of its rights in connection with this Agreement and the other Transaction Documents, to the extent reimbursable under Section 8.4 and not otherwise paid by the Seller;

third, to the Purchasers, in payment of any accrued and unpaid Yield then due and owing on account of their Capital, including any previously accrued Yield that was not previously paid;

fourth, to the Investor Parties, in payment of any Fees accrued during the Calculation Period (or portion thereof) then most recently ended, plus any previously accrued Fees not paid on a prior Monthly Payment Date;

fifth, to the Purchasers, in reduction of Capital, until Capital is reduced to $0;

sixth, to out-of-pocket expenses (if any) of any Investor Party that are then due and owing under Section 8.4 and not otherwise paid pursuant to clause “second” above and to any other Aggregate Unpaids until reduced to $0; and

seventh, if the Aggregate Unpaids have been reduced to $0, to the Seller, free and clear of any interest of the Investor Parties.

Section 2.4. Payment Rescission. No payment of any of the Aggregate Unpaids shall be considered paid or applied hereunder to the extent that, at any time, all or any portion of such payment or application is rescinded by application of law or judicial authority, or must otherwise be returned or refunded for any reason. The Seller shall remain obligated for the amount of any payment or application so rescinded, returned or refunded, and shall promptly pay to the applicable ~~Purchaser, the applicable Administrator or the Administrative Agent, as the case may be,~~Investor Party the full amount thereof~~,~~ together with any Yield thereon from the date of any such rescission, return or refunding.

~~Section 2.3. Clean-up Option. At any time while the Aggregate Capital is less than 10% of the Purchase Limit, Servicer shall have the right (after providing at least five (5) Business Days’ prior written notice to the Administrative Agent and the Nieuw Amsterdam Administrator) to repurchase all, but not less than all, of the Purchased Assets. The purchase price in respect thereof shall be an amount equal to the sum (without duplication) of the Aggregate Unpaids through the date of such repurchase, payable in immediately available funds. Such repurchase shall be without representation, warranty or recourse of any kind by, on the part of, or against the Administrative Agent, the Nieuw Amsterdam Administrator or any Purchaser except for a representation and warranty that the reconveyance to Servicer is being made free and clear of any Adverse Claim created by the Administrative Agent, the Nieuw Amsterdam Administrator or the applicable Purchaser. On the date of repurchase of the Purchased Assets pursuant to this Section, the Commitments of the Committed Purchasers shall automatically terminate.~~

~~Section 2.4. Amount of Collections. Notwithstanding any provision of this Agreement to the contrary, failure to have sufficient Collections to make any payment when due hereunder shall in no event defer the due date of such payment or deposit, and the applicable Seller Party shall remain obligated for the amount of such deficiency.~~

ARTICLE III.

REPRESENTATIONS AND WARRANTIES

Section 3.1. Representations and Warranties of the Seller. The Seller hereby represents and warrants to the Investor Parties, as of the date hereof and as of the date of each Investment that:

(a) Existence and Power. The Seller is duly organized, validly existing and in good standing under the laws of the State of Delaware. The Seller is duly qualified to do business and is in good standing as a foreign corporation, and has and holds all corporate power and all governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is conducted except where the failure to so qualify or so hold could not reasonably be expected to have a Material Adverse Effect.

(b) Power and Authority; Due Authorization, Execution and Delivery. The execution and delivery by the Seller of this Agreement and each other Transaction Document to which it is a party, the performance of its obligations hereunder and thereunder and the use of the proceeds of the Purchases made hereunder, are within its corporate powers and authority and have been duly authorized by all necessary corporate action on its part. This Agreement and each other Transaction Document to which the Seller is a party has been duly executed and delivered by the Seller.

(c) No Conflict. The execution and delivery by the Seller of this Agreement and each other Transaction Document to which it is a party, and the performance of its obligations hereunder and thereunder do not contravene or violate (i) its Organic Documents, (ii) any law, rule or regulation applicable to it, (iii) any restrictions under any material agreement, contract or instrument to which it is a party or by which it or any of its property is bound, or (iv) any order, writ, judgment, award, injunction or decree binding on or affecting it or its property, and do not result in the creation or imposition of any Adverse Claim on assets of the Seller (except as created hereunder) except, in any case with respect to Clauses (i) through (iv) above, where such contravention or violation could not reasonably be expected to have a Material Adverse Effect; and no transaction contemplated hereby requires compliance with any bulk sales act or similar law.

(d) Governmental Authorization. Other than the filing of the financing statements required hereunder, no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution and delivery by the Seller of this Agreement and each other Transaction Document to which it is a party and the performance of its obligations hereunder and thereunder.

(e) Actions, Suits. (i) There are no actions, suits or proceedings pending, or to the best of the Seller’s knowledge, threatened in writing, against or affecting the Seller, or any of its properties, in or before any court, arbitrator or other body, and which determination could reasonably be expected to have a Material Adverse Effect, and (ii) the Seller is not in default with respect to any order of any court, arbitrator or governmental body.

(f) Binding Effect. This Agreement and each other Transaction Document to which the Seller is a party constitute the legal, valid and binding obligations of the Seller enforceable against the Seller in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(g) Accuracy of Information. All information (other than projections but including, without limitation, Interim Reports and Monthly Reports) heretofore furnished by the Seller or by any Authorized Officer of an Originator to any of the Investor Parties for purposes of or in connection with this Agreement, any of the other Transaction Documents or any transaction contemplated hereby or thereby is, and all such information hereafter furnished by the Seller or any such Authorized Officer to any of the Investor Parties will be, true and accurate in all material respects on the date such information is stated or certified and does not and will not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading.

(h) Use of Proceeds. The Seller will not use the proceeds of any Investment hereunder (i) for a purpose that violates, or would be inconsistent with, Regulation T, U or X promulgated by the Board of Governors of the Federal Reserve System from time to time or (ii) to acquire any security in any transaction which is subject to Section 12, 13 or 14 of the Securities Exchange Act of 1934, as amended.

(i) Good Title. Immediately prior to or contemporaneously with each Investment hereunder, the Seller shall be the legal and beneficial owner of the Receivables and Related Security with respect thereto, free and clear of any Adverse Claim, except as created by the Transaction Documents. There have been duly filed all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect the Seller’s ownership interest in each Receivable, its Collections and the Related Security.

(j) Perfection. Assuming the filing of the financing statements approved by the Seller on the date hereof (which will be filed by the Administrative Agent or its representatives), this Agreement, together with the filing of such financing statements, is effective to, and shall, upon each Investment hereunder, transfer to the Administrative Agent for the benefit of the relevant Purchaser or Purchasers (and the Administrative Agent for the benefit of such Purchaser or Purchasers shall acquire from the Seller) a valid and perfected first priority ownership or security interest in each Receivable existing or hereafter arising and in all other Purchased Assets, free and clear of any Adverse Claim, except as created or permitted by the Transaction Documents. In accordance with the preceding sentence, the Administrative Agent confirms that it or its representatives have duly filed all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect the Administrative Agent’s (on behalf of the Purchasers) ownership or security interest in the Purchased Assets.

(k) Places of Business and Locations of Records. The principal places of business and chief executive office of the Seller and the offices where it keeps all of its Records are located at the address(es) listed on Exhibit III or such other locations of which the Administrative Agent and the Nieuw Amsterdam Administrator have been notified in accordance with Section 5.2(a) in jurisdictions where all action required by Section 12.4(a) has been taken and completed. The Seller’s Federal Employer Identification Number and Organizational Identification Number are correctly set forth on Exhibit III.

(l) Collections. The conditions and requirements set forth in Section 5.1(j) and Section 6.2 have at all times been satisfied and duly performed. The names and addresses of all Lock-Box Banks, together with the account numbers of the Lock-Box Accounts of the Seller at each Lock-Box Bank and the post office box number of each Lock-Box, are listed on Exhibit IV. The Seller has not granted any Person, other than the Administrative Agent as contemplated by this Agreement, control of any Lock-Box Account, or the right to take control of any such Lock-Box Account at a future time or upon the occurrence of a future event. Each remittance of Collections by the Seller Parties to ~~the Administrative Agent, the Nieuw Amsterdam Administrator or the Purchasers~~any of the Investor Parties hereunder has been made (i) in payment of a debt incurred by such Seller Party in the ordinary course of its business or financial affairs, and (ii) in the ordinary course of business or financial affairs of such Seller Party.

(m) Material Adverse Effect. Since May 31, ~~2014,~~2018, no event has occurred that would have a Material Adverse Effect.

(n) Names. Except as stated on Exhibit XI, in the past five (5) years, the Seller has not used any legal names, trade names or assumed names other than the name in which it has executed this Agreement.

(o) Ownership of the Seller. CMC owns, directly or indirectly, 100% of the issued and outstanding Capital Securities of all classes of the Seller, free and clear of any Adverse Claim (other than Adverse Claims granted in connection with the Senior Credit Agreement, as such agreement may be amended or refinanced from time to time). Such Capital Securities are validly issued and there are no options, warrants or other rights to acquire Capital Securities of the Seller.

(p) Not an Investment Company; Volcker Rule. The Seller is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or any successor statute. The Seller is not a “covered fund” under the Volcker Rule. In determining that the Seller is not a covered fund, the Seller does not rely solely on the exemption from the definition of “investment company” set forth in Section 3(c)(1) and/or 3(c)(7) of the Investment Company Act of 1940 or is entitled to the benefit of the exclusion for loan securitizations in the Volcker Rule under 17 C.F.R. 75.10(c)(8).

(q) Compliance with Law. The Seller has complied in all respects with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect. Each Receivable, together with the Contract related thereto, does not contravene any laws, rules or regulations applicable thereto (including, without limitation, laws, rules and regulations relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy), and no part of such Contract is in violation of any such law, rule or regulation, except, in each case, where such contravention or violation could not reasonably be expected to have a Material Adverse Effect.

(r) Compliance with Credit and Collection Policy. The Seller has complied in all material respects with the Credit and Collection Policy with regard to each Receivable and the related Contract, and has not made any change to such Credit and Collection Policy prohibited by Section 5.2(c).

(s) Payments to Applicable Originators. With respect to each Receivable, the Seller has given reasonably equivalent value to the applicable Originator in consideration therefor and such transfer was not made for or on account of an antecedent debt. No transfer by any Originator of any Receivable under the Sale Agreement is or may be voidable under any section of the Bankruptcy Reform Act of 1978 (11 U.S.C. §§ 101 et seq.), as amended.

(t) Enforceability of Contracts. Each Contract with respect to each Eligible Receivable is effective to create, and has created, a legal, valid and binding obligation of the related Obligor to pay the Outstanding Balance of the Eligible Receivable created thereunder and any accrued interest thereon, enforceable against the Obligor in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(u) Eligible Receivables. Each Receivable included in the Net Pool Balance on a Settlement Report as an Eligible Receivable was an Eligible Receivable as of the last day of the period covered by such Settlement Report.

(v) No Investment Excess. The Seller has determined that, immediately after giving effect to each Investment hereunder, no Investment Excess exists.

(w) Financial Information. All financial statements and all other financial information furnished to the Purchasers and described in Section 5.1 have been and will be prepared in accordance with GAAP consistently applied, and do or will present fairly the consolidated financial condition of the Persons covered thereby as at the dates thereof and the results of their operations for the periods then ended; provided that unaudited financial statements of the Seller and each of Performance Guarantor and its Subsidiaries have been prepared without footnotes, without reliance on any physical inventory and are subject to year-end adjustments. Any projections furnished by the Seller or by any Authorized Officer of an Originator to the Purchasers for purposes of or in connection with this Agreement were prepared in good faith based upon estimates and assumptions stated therein which, at the time of preparation, were believed to be reasonable.

(x) Anti-Corruption Laws and Sanctions .

None of (i) the Seller, any of its directors, officers, or, to the knowledge of the Seller, any of its employees or Affiliates, or (ii) to the knowledge of the Seller, any agent or representative of the Seller that will act in any capacity in connection with or benefit from the transactions contemplated by this Agreement, (A) is a Sanctioned Person or currently the subject or target of any Sanctions, (B) is located, organized or resident in a Sanctioned Country, (C) directly or indirectly derives revenues from investments in, or transactions with, Sanctioned Persons, (D) has taken any action, directly or indirectly, that would result in a violation by such Persons of any Anti-Corruption Laws, or (E) has violated any Anti-Money Laundering Law. The Seller has implemented and maintains in effect policies and procedures designed to ensure compliance by the Seller and its directors, officers, employees, agents and Affiliates with the Anti-Corruption Laws. The Seller and to the knowledge of the Seller, each director, officer, employee, agent and Affiliate of the Seller, is in compliance with the Anti-Corruption Laws in all material respects.

No proceeds of any Receivable have been used, directly or indirectly, by the Seller or any of its directors, officers, employees and agents (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or (ii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

(y) Patriot Act. The Seller is in compliance, in all material respects, with the USA Patriot Act (Title 111 of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”). No part of the proceeds of the Purchases will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

(z) Rule 3a-7. Each of the Receivables is an “eligible asset” within the meaning of Rule 3a-7(b)(1) of the Investment Company Act of 1940, as amended.

(aa) Liquidity Coverage Ratio. The Seller has not issued, and will not during this Agreement issue, any LCR Security.

Section 3.2. Representations and Warranties of the Servicer. The Servicer hereby represents and warrants to the Investor Parties as of the date hereof and as of each Investment Date that:

(a) Existence and Power. The Servicer is duly organized, validly existing and in good standing under the laws of the State of Delaware. The Servicer is duly qualified to do business and is in good standing as a foreign corporation, and has and holds all corporate power and all governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is conducted except where the failure to so qualify or so hold could not reasonably be expected to have a Material Adverse Effect.

(b) Power and Authority; Due Authorization, Execution and Delivery. The execution and delivery by the Servicer of this Agreement and each other Transaction Document to which it is a party, the performance of its obligations hereunder and thereunder, are within its corporate powers and authority and have been duly authorized by all necessary corporate action on its part. This Agreement and each other Transaction Document to which the Servicer is a party has been duly executed and delivered by the Servicer.

(c) No Conflict. The execution and delivery by the Servicer of this Agreement and each other Transaction Document to which it is a party, and the performance of its obligations hereunder and thereunder do not contravene or violate (i) its Organic Documents, (ii) any law, rule or regulation applicable to it, (iii) any restrictions under any material agreement, contract or instrument to which it is a party or by which it or any of its property is bound, or (iv) any order, writ, judgment, award, injunction or decree binding on or affecting it or its property, and do not result in the creation or imposition of any Adverse Claim on assets of the Servicer (except as created hereunder) except, in any case with respect to clauses (i) through (iv) above, where such contravention or violation could not reasonably be expected to have a Material Adverse Effect; and no transaction contemplated hereby requires compliance with any bulk sales act or similar law.

(d) Governmental Authorization. No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution and delivery by the Servicer of this Agreement and each other Transaction Document to which it is a party and the performance of its obligations hereunder and thereunder.

(e) Actions, Suits. (i) There are no actions, suits or proceedings pending, or to the best of the Servicer’s knowledge, threatened in writing, against or affecting the Servicer, or any of its properties, in or before any court, arbitrator or other body, that could reasonably be expected to have a Material Adverse Effect, and (ii) the Servicer is not in default with respect to any order of any court, arbitrator or governmental body that could reasonably be expected to have a Material Adverse Effect.

(f) Binding Effect. This Agreement and each other Transaction Document to which the Servicer is a party constitute the legal, valid and binding obligations of the Servicer enforceable against the Servicer in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(g) Accuracy of Information. All information (other than projections) heretofore furnished by the Servicer or by any Authorized Officer of an Originator to any of the Investor Parties for purposes of or in connection with this Agreement, any of the other Transaction Documents or any transaction contemplated hereby or thereby is, and all such information hereafter furnished by the Servicer or any such Authorized Officer to any of the Investor Parties will be, true and accurate in all material respects on the date such information is stated or certified and does not and will not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading.

(h) Collections. The conditions and requirements set forth in Section 5.1(j) and Section 6.2 have at all times been satisfied and duly performed.

(i) Material Adverse Effect. Since ~~November 30, 2015,~~May 31, 2018, no event has occurred that would have a Material Adverse Effect.

(j) Not an Investment Company. The Servicer is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or any successor statute.

(k) Compliance with Law. The Servicer has complied in all respects with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

(l) Compliance with Credit and Collection Policy. The Servicer has complied in all material respects with the Credit and Collection Policy with regard to each Receivable and the related Contract, and has not made any change to such Credit and Collection Policy prohibited by Section 5.2(c).

(m) Anti-Corruption Laws and Sanctions.

None of (i) the Servicer, any of its Subsidiaries, any of their respective directors, officers, or, to the knowledge of the Servicer or such Subsidiary, any of their respective employees or Affiliates, or (ii) to the knowledge of the Servicer or any of its Subsidiaries, any agent or representative of the Servicer or such Subsidiary that will act in any capacity in connection with or benefit from the transactions contemplated by this Agreement, (A) is a Sanctioned Person or currently the subject or target of any Sanctions, (B) is located, organized or resident in a Sanctioned Country, (C) directly or indirectly derives revenues from investments in, or transactions with, Sanctioned Persons, (D) has taken any action, directly or indirectly, that would result in a violation by such Persons of any Anti-Corruption Laws or used proceeds of any

Receivables directly or indirectly in any manner that would result in the violation of Sanctions applicable to any party hereto, or (E) has violated any Anti-Money Laundering Law. Each of the Servicer and its Subsidiaries has implemented and maintains in effect policies and procedures designed to ensure compliance by the Servicer, its Subsidiaries and their respective directors, officers, employees, agents and Affiliates with the Anti-Corruption Laws. The Servicer and each of its Subsidiaries and to the knowledge of the Servicer, each director, officer, employee, agent and Affiliate of the Servicer or any of its Subsidiaries, is in compliance with the Anti-Corruption Laws in all material respects.

(n) Patriot Act.

Each of the Servicer, the Originators and their respective Subsidiaries is in compliance, in all material respects, with the Patriot Act. No part of the proceeds of the Receivables will be used, directly or indirectly, by any of the foregoing for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

(o) ERISA Compliance.

(i) Each Pension Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state laws. Each Pension Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Servicer, nothing has occurred which would prevent, or cause the loss of, such qualification. The Servicer and each ERISA Affiliate have made all required contributions to each Pension Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Pension Plan.

(ii) There are no pending or, to the best knowledge of the Servicer, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Pension Plan that would be reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Pension Plan that has resulted or would reasonably be expected to result in a Material Adverse Effect.

(iii) No ERISA Event has occurred or is reasonably expected to occur; (b) no Pension Plan has any Unfunded Pension Liability which has resulted or which would reasonably be expected to have a Material Adverse Effect; (c) neither the Servicer nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA) which has resulted or which would reasonably be expected to have a Material Adverse Effect; (d) neither the Servicer nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan which has resulted or which would reasonably be expected to have a Material Adverse Effect; and (e) neither the Servicer nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA which has resulted or which would reasonably be expected to have a Material Adverse Effect.

(p) Risk Retention. The Originators, individually or through related entities, have collectively retained a material net economic interest in the Receivables in an amount at least equal to the percentage required under, and in a manner permitted by, Paragraph 1 of Article 405 of the European Union Capital Requirements Regulation by reference to the portion of Receivables for which they are each an Originator, and have not entered into any credit risk mitigation or any short positions or any other hedge in a manner with respect to such net economic interest, except to the extent permitted by the European Union Risk Retention Requirements.

ARTICLE IV.

CONDITIONS OF EFFECTIVENESS AND PURCHASES

Section 4.1. Conditions Precedent to Effectiveness. The effectiveness of this Agreement is subject to the conditions precedent that (a) the Administrative Agent shall have received on or before the date hereof those documents listed on Schedule B, and (b) the Administrative Agent and each of the Purchasers shall have received all Fees and expenses required to be paid on such date pursuant to the terms of this Agreement and the Fee Letter.

Section 4.2. Conditions Precedent to All Investments. Each Investment shall be subject to the further conditions precedent that (a) the Servicer shall have delivered to the Administrative Agent and the Nieuw Amsterdam Administrator on or prior to the date of such Investment, in form satisfactory to the Administrative Agent, all Settlement Reports as and when due under Section 6.6; (b) the Facility Termination Date shall not have occurred; (c) the Administrative Agent and the Purchasers shall have received such other approvals, opinions or documents as it may reasonably request, it being understood that no such opinions shall be requested unless there has been a change in law or circumstance; and (d) on the applicable Investment Date, the following statements shall be true (and acceptance of the proceeds of such Investment shall be deemed a representation and warranty by the Seller that such statements are then true):

(i) the representations and warranties set forth in Article III are true and correct in all material respects on and as of the date of such Investment as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall remain true and correct in all material respects as of such earlier date;

(ii) no event has occurred and is continuing, or would result from such Investment, that will constitute an Amortization Event or a Potential Amortization Event; and

(iii) no Investment Excess exists or will result from such Investment.

ARTICLE V.

COVENANTS

Section 5.1. Affirmative Covenants of the Seller Parties. Until the date on which the Aggregate Unpaids have been paid in full (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted) and the termination or expiration of all of the Commitments:

(a) Financial Reporting. Such Seller Party will maintain, for itself and each of its Subsidiaries, a system of accounting established and administered in accordance with GAAP, and furnish or cause to be furnished to the Administrative Agent (who will promptly deliver a copy to the Nieuw Amsterdam Administrator):

(i) Annual Reporting. As soon as available and in any event within five (5) days after the date the annual financial statements are required to be filed with the SEC, but in no event later than one hundred (100) days after the end of each Fiscal Year, (A) a copy of the consolidated balance sheet of Performance Guarantor and its Subsidiaries, and the related consolidated statements of income and cash flow of Performance Guarantor and its Subsidiaries for such Fiscal Year, setting forth in comparative form the figures for the immediately preceding Fiscal Year, audited (without any Impermissible Qualification) by a “Big Four” accounting firm or other independent public accountants reasonably acceptable to the Administrative Agent, together with (B) the balance sheet and the related income statement of the Seller.

(ii) Quarterly Reporting. As soon as available and in any event within five (5) days after the date that quarterly financial statements are required to be filed with the SEC (excluding the last quarterly fiscal quarter of each Fiscal Year), but in no event later than fifty (50) days after the end of each of the first three fiscal quarters of each Fiscal Year, (A) an unaudited consolidated balance sheet of Performance Guarantor and its Subsidiaries as of the end of such fiscal quarter and consolidated statements of income and cash flow of Performance Guarantor and its Subsidiaries for such fiscal quarter and for the period commencing at the end of the previous Fiscal Year and ending with the end of such fiscal quarter, and including (in each case), in comparative form the figures for the corresponding fiscal quarter in, and year to date portion of, the immediately preceding Fiscal Year, certified as complete and correct by the chief financial or accounting Authorized Officer of Performance Guarantor (subject to normal year-end audit adjustments), together with (B) the balance sheet and the related income statement of the Seller.

(iii) Compliance Certificates. Together with the financial statements required hereunder, a compliance certificate in substantially the form of Exhibit V signed by the applicable Seller Party’s Authorized Officer and dated the date of such annual financial statement or such quarterly financial statement, as the case may be, and concurrently with delivery of any financial compliance computation or certificate under the Senior Credit Agreement, a copy of same addressed to the Administrative Agent and the Nieuw Amsterdam Administrator.

(iv) Shareholders Statements and Reports. Promptly and in any event within five (5) Business Days upon the furnishing thereof to the shareholders of Performance Guarantor, copies of all financial statements, reports and proxy statements so furnished.

(v) S.E.C. Filings. Promptly and in any event within five (5) Business Days upon the filing thereof, copies of all registration statements (other than any registration statements on Form S-8 or its equivalent) and any reports on Form 8-K, 10-K or 10-Q which Performance Guarantor files with the SEC.

(vi) Copies of Notices. Promptly and in any event within five (5) Business Days upon its receipt of any notice, request for consent, financial statements, certification, report or other communication under or in connection with any Transaction Document from any Originator or any Lock-Box Bank, copies of the same.

(vii) Material Indebtedness, Projections and Notices. Promptly upon furnishing thereof to the lenders or noteholders under any agreement governing any Material Indebtedness of CMC and its Subsidiaries (or any agent or trustee for the foregoing), and in any event within five (5) Business Days copies of all projections, compliance certificates and default notices required to be delivered pursuant to such agreements (in each case without duplication of any of the items described above in this Section 5.1(a)).

(viii) Other Information. (A) Promptly upon the request thereof, such other information and documentation required by bank regulatory authorities under applicable Anti-Money Laundering Laws (including, without limitation, any applicable “know your customer” rules and regulations and the Patriot Act), as from time to time reasonably requested by the Administrative Agent or any of the Investor Parties; and (B) reasonably promptly, from time to time, such other information, documents, records or reports relating to the Receivables or the financial condition, operations or business of such Seller Party as the Administrative Agent or the Nieuw Amsterdam Administrator may from time to time reasonably request in order to protect the interests of the Investor Parties under or as contemplated by this Agreement, or to assist any Investor Party in complying with the requirements of the European Union Capital Requirements if applicable to such Investor Party.

Reports and financial statements required to be delivered pursuant to clauses (i), (ii), (iv) and (v) of this Section 5.1(a) shall be deemed to have been delivered on the date when such reports, or reports containing such financial statements, are posted on the SEC’s website at ~~www.sec.gov~~www.sec.gov or CMC’s website at www.cmc.com. The Seller will promptly notify the Administrative Agent and the Nieuw Amsterdam Administrator in writing of such posting (which notification may be provided by email).

(b) Notices. Such Seller Party will notify the Administrative Agent (who will promptly notify the Nieuw Amsterdam Administrator) in writing of any of the following promptly upon learning of the occurrence thereof, describing the same and, if applicable, the steps being taken with respect thereto:

(i) Amortization Events or Potential Amortization Events. The occurrence of each Amortization Event and each Potential Amortization Event, by a statement of an Authorized Officer of such Seller Party.

(ii) Judgment and Proceedings. (A) (1) the entry of any judgment or decree against the Servicer or any of its respective Subsidiaries (other than the Seller) if the aggregate amount of all judgments and decrees then outstanding against the Servicer and such Subsidiaries exceeds $50,000,000 after deducting (x) the amount with respect to which the Servicer or any such Subsidiary is insured and with respect to which the insurer has not disputed coverage, and (y) the amount for which the Servicer or any such Subsidiary is otherwise indemnified if the terms of such indemnification are satisfactory to the Administrative Agent, and (2) the institution of any litigation, arbitration proceeding or governmental proceeding against the Seller or the Servicer which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; and (B) the entry of any judgment or decree against the Seller if the aggregate amount of all judgments and decrees then outstanding against the Seller exceeds $~~14,425~~15,775 after deducting (x) the amount with respect to which the Seller is insured and with respect to which the insurer has not disputed coverage, and (y) the amount for which the Seller is otherwise indemnified if the terms of such indemnification are satisfactory to the Administrative Agent.

(iii) Material Adverse Effect. The occurrence of any event or condition that has had, or could reasonably be expected to have, a Material Adverse Effect.

(iv) Defaults and Collateral Events Under Other Agreements. The occurrence of a default or an event of default under any other financing arrangement relating to Material Indebtedness (including a line of credit which would constitute Material Indebtedness if fully funded) in aggregate principal amount pursuant to which any Originator is a debtor or an obligor, or the occurrence of a Collateral Event or Collateral Reinstatement Event, in each case, under and as defined in the Senior Credit Agreement.

(v) Termination Date. The occurrence of the “Termination Date” under and as defined in the Sale Agreement.

(vi) Change of Independent Director. At least 10 days prior to any proposed change of the sole (or, as applicable, the sole remaining) Independent Director for any reason other than death, incapacity or resignation of the incumbent director, notice of such proposed change together with a certificate of the Seller certifying that the proposed replacement director satisfies the criteria set forth in the definition of “Independent Director” and requesting the Administrative Agent’s written acknowledgement that in its reasonable judgment, the designated replacement satisfies such criteria. As soon as reasonably practicable but in any event within 10 days after any Seller Party receives notice of the death, incapacity or resignation of the sole (or, as applicable, the sole remaining) incumbent Independent Director, notice of the proposed replacement director together with a certificate of the Seller certifying that the proposed replacement director satisfies the criteria set forth in the definition of “Independent Director” and requesting the Administrative Agent’s written acknowledgement that in its reasonable judgment, the designated replacement satisfies such criteria.

(vii) Ratings Change. The occurrence of any change from time to time in the ratings from S&P or Moody’s of the Performance Guarantor’s long term unsecured debt.

(c) Compliance with Laws and Preservation of Legal Existence. Such Seller Party will comply with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect. Such Seller Party will preserve and maintain its legal existence, rights, franchises and privileges in the jurisdiction of its organization, and qualify and remain qualified in good standing as a foreign corporation in each jurisdiction where its business is conducted, except where the failure to so preserve and maintain or qualify could not reasonably be expected to have a Material Adverse Effect.

(d) Audits. Such Seller Party will furnish to the Administrative Agent and the Nieuw Amsterdam Administrator from time to time such information with respect to it and the Receivables as the Administrative Agent or any Administrator may reasonably request. Such Seller Party will, from time to time during regular business hours as reasonably requested by the Administrative Agent or any Administrator upon at least five (5) Business Days’ notice and at the sole cost of such Seller Party, permit the Administrative Agent (accompanied by the Nieuw Amsterdam Administrator), or its respective agents or representatives (and shall cause each Originator to permit the Administrative Agent (accompanied by Nieuw Amsterdam Administrator), or its respective agents or representatives): (i) to examine and make copies of and abstracts from all Records in the possession or under the control of such Person relating to the Receivables and the Related Security, including, without limitation, the related Contracts, and (ii) to visit the offices and properties of such Person for the purpose of examining such materials described in clause (i) above, and to discuss matters relating to such Person’s financial condition or the Receivables and the Related Security or any Person’s performance under any of the Transaction Documents or any Person’s performance under the Contracts and, in each case, with any of the officers or employees of the Seller or the Servicer having knowledge of such matters (each such visit, a “Review”); provided that, so long as no Amortization Event has occurred and is continuing, the Seller Parties shall only be responsible for the costs and expenses of two(2) such Reviews in any one Contract Year.

(e) Keeping and Marking of Records and Books.

(i) the Servicer will (and will cause each Originator to) maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Receivables in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Receivables (including, without limitation, records adequate to permit the prompt identification of each new Receivable and all Collections of and adjustments to each existing Receivable). The Servicer will (and will cause each Originator to) give the Administrative Agent and the Nieuw Amsterdam Administrator notice of any material change in the administrative and operating procedures referred to in the previous sentence.

(ii) The Servicer will (and will cause each other Originator to) (A) on or prior to the date hereof, make a notation in its books and records relating to the Receivables, acceptable to the Administrative Agent, evidencing that the Receivables and related Contracts included in the Purchased Assets have been sold in accordance with the Agreement, and (B) upon the request of the Administrative Agent following the occurrence and during the continuation of an Amortization Event, deliver to the Administrative Agent all invoices included in the Contracts (including, without limitation, all multiple originals of any such invoice) relating to the Receivables.

(f) Compliance with Contracts and Credit and Collection Policy. The Servicer will (and will cause each Originator to) timely and fully (i) perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under the Contracts related to the Receivables, and (ii) comply in all material respects with the Credit and Collection Policy in regard to each Receivable and the related Contract.

(g) Performance and Enforcement of the Sale Agreement and the Performance Undertaking. The Seller will, and will require each of the Originators to, perform each of their respective obligations and undertakings under and pursuant to the Sale Agreement in all material respects. The Seller will purchase Receivables under the Sale Agreement in material compliance with the terms thereof and will vigorously enforce the rights and remedies accorded to it as purchaser under the Sale Agreement. The Seller will take all actions to perfect and enforce its rights and interests (and the rights and interests of the Investor Parties as assignees of the Seller) under the Sale Agreement and the Performance Undertaking as the Administrative Agent or any Administrator may from time to time reasonably request, including, without limitation, making claims to which it may be entitled under any indemnity, reimbursement or similar provision contained in the Sale Agreement.

(h) Ownership. The Seller will (or will require each Originator to) take all necessary action to (i) vest legal and equitable title to the Receivables, the Related Security and the Collections irrevocably in the Seller, free and clear of any Adverse Claims other than Adverse Claims in favor of the Administrative Agent and the Purchasers (including, without limitation, the filing of all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect the Seller’s interest in such Receivables, Related Security and Collections and such other action to perfect, protect or more fully evidence the interest of the Seller therein as the Administrative Agent or any Administrator may reasonably request), and (ii) establish and maintain, in favor of the Administrative Agent, for the benefit of the Purchasers, a valid and perfected first priority ownership interest (and/or a valid and perfected first priority security interest) in the Purchased Assets to the full extent contemplated herein, free and clear of any Adverse Claims other than

Adverse Claims in favor of the Administrative Agent for the benefit of the Purchasers (including, without limitation, the filing of all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect the Administrative Agent’s (for the benefit of the Purchasers) interest in the Purchased Assets and such other action to perfect, protect or more fully evidence the interest of the Administrative Agent for the benefit of the Purchasers as the Administrative Agent or any Administrator may reasonably request).

(i) Separateness. The Seller acknowledges that the Investor Parties are entering into the transactions contemplated by this Agreement in reliance upon the Seller’s identity as a legal entity that is separate from each of the Originators and their respective other Affiliates (each, a “CMC Entity”). Therefore, from and after the date of execution and delivery of this Agreement, the Seller shall take all reasonable steps, including, without limitation, all steps that the Administrative Agent or any Administrator may from time to time reasonably request, to maintain the Seller’s identity as a separate legal entity and to make it manifest to third parties that the Seller is an entity with assets and liabilities distinct from those of the other CMC Entities and not just a division thereof. Without limiting the generality of the foregoing and in addition to the other covenants set forth herein, except as herein specifically otherwise provided, the Seller will:

(i) compensate all employees, consultants and agents directly, from the Seller’s bank accounts, for services provided to the Seller by such employees, consultants and agents and, to the extent any employee, consultant or agent of the Seller is also an employee, consultant or agent of any other CMC Entity, allocate the compensation of such employee, consultant or agent between the Seller and such CMC Entity on a basis which reflects the services rendered to the Seller and such CMC Entity;

(ii) clearly identify its offices as separate and distinct from any space occupied by any other CMC Entity even if such space is leased or subleased from, or is on or near premises occupied by, any other CMC Entity;

(iii) have separate stationery and other business forms (each of which may be computer-generated);

(iv) conduct its business solely in its own name through its duly authorized officers or agents including, without limitation, in all oral and written communications such as letters, invoices, purchase orders, contracts, statements and applications;

(v) allocate all overhead expenses (including, without limitation, telephone and other utility charges) for items shared between the Seller and any other CMC Entity on the basis of actual use to the extent practicable and, to the extent such allocation is not practicable, on a basis reasonably related to actual use;

(vi) at all times maintain at least one Independent Director;

(vii) maintain its Organic Documents in conformity with this Agreement, such that (A) it does not amend, restate, supplement or otherwise modify such Organic Document in any respect that would impair its ability to comply with the terms or provisions of any of the Transaction Documents, including, without limitation, this Section 5.1(i); and (B) it provides for the notice, the Seller certification and the Administrative Agent’s written acknowledgement specified in Section 5.1(b)(vi) hereof;

(viii) ensure that all corporate actions with respect to (A) the filing for any petition of bankruptcy of the Seller and (B) the merger, consolidation, dissolution or liquidation of the Seller are duly authorized by unanimous vote of its directors (including the Independent Director);

(ix) maintain complete and correct books and records of account and minutes of meetings and other proceedings of its shareholder(s) and directors;

(x) maintain its certificate of incorporation and by-laws in conformity with this Agreement, such that it does not amend, restate, supplement or otherwise modify its Organic Documents in any respect that would impair its ability to comply with the terms or provisions of any of the Transaction Documents, including, without limitation, this Section 5.1(i);

(xi) maintain its financial, corporate and other books and records separate from those of any other CMC Entity;

(xii) prepare its financial statements separately from those of other CMC Entities and insure that any consolidated financial statements of any other CMC Entity that include the Seller have detailed notes clearly stating that the Seller is a separate corporate entity;

(xiii) maintain bank account(s) that are separate from those of any other CMC Entity and, except as permitted in the Transaction Documents, not commingle funds or other assets of the Seller with those of any other CMC Entity;

(xiv) except as permitted herein, pay operating expenses and liabilities from its own funds and not permit any other CMC Entity to pay any of the Seller’s operating expenses or liabilities (except pursuant to allocation arrangements that comply with the requirements of clause (ii) above);

(xv) maintain adequate capitalization in light of its business and purpose and in any event maintain at all times the Required Capital Condition and refrain from making any dividend, distribution, redemption of capital stock or payment of any subordinated indebtedness which would cause such Required Capital Condition to cease to be so maintained;

(xvi) not hold itself out or permit itself to be held out as having agreed to pay or as being liable for the debts of any other CMC Entity nor will it hold any other CMC Entity out or permit any other CMC Entity to be held out as having agreed to pay or as being liable for the debts of the Seller nor will it fail to correct any known misrepresentation with respect to the foregoing;

(xvii) not operate or purport to operate as an integrated, single economic unit with one or more of the other CMC Entities;

(xviii) not seek or obtain credit or incur any obligation to any third party based upon the assets of one or more of the other CMC Entities or induce any such third party to reasonably rely on the creditworthiness of one or more of the other CMC Entities;

(xix) not guaranty or otherwise become liable with respect to indebtedness of any other CMC Entity nor permit guaranties or liability by any other CMC Entity of the indebtedness of the Seller (except as contemplated by the Performance Undertaking and this Agreement);

(xx) maintain an arm’s-length relationship with each other CMC Entity, including, without limitation, payment of an arm’s-length servicing fee for any receivables-servicing functions performed by any other CMC Entity on behalf of the Seller;

(xxi) not, directly or indirectly, be named and shall not enter into any agreement to be named as a direct or contingent beneficiary or loss payee on any insurance policy covering the property of any other CMC Entity; and

(xxii) take such other actions as are necessary on its part to ensure that the facts and assumptions set forth in the opinion issued by ~~Sidley Austin~~Haynes and Boone, LLP, as counsel for the Seller Parties, in connection with the closing or initial purchase under the Sale Agreement and relating to substantive consolidation issues, and in the certificates accompanying such opinion, remain true and correct in all material respects at all times.

(j) Collections. Such Seller Party will cause (1) all proceeds from all Lock-Boxes to be directly deposited by a Lock-Box Bank into a Lock-Box Account and (2) each Lock-Box and Lock-Box Account to be subject at all times to a Lock-Box Agreement that is in full force and effect. In the event any payments relating to Receivables are remitted directly to the Seller or any Affiliate of the Seller, the Seller will remit (or will cause all such payments to be remitted) directly to a Lock-Box Bank and deposited into a Lock-Box Account within one (1) Business Day following receipt thereof, and, at all times prior to such remittance, the Seller will itself hold or, if applicable, will cause such payments to be held in trust for the exclusive benefit of the Administrative Agent and the Purchasers, subject to the Servicer’s rights under Section 6.2(c).

(k) Taxes. Such Seller Party will file all federal and all other material tax returns and reports required by law to be filed by it and will promptly pay all taxes and governmental charges at any time owing, except any such taxes which are not yet delinquent or are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books. The Seller will pay when due any taxes payable in connection with the Receivables, exclusive of Excluded Taxes.

(l) Insurance. The Seller will maintain in effect, or cause to be maintained in effect, at the Seller’s own expense, such casualty and liability insurance as the Seller shall deem appropriate in its good faith business judgment.

(m) Payment to Originators. With respect to any Receivable purchased by the Seller from an Originator, such purchase shall be effected under, and in strict compliance with the terms of, the Sale Agreement, including, without limitation, the terms relating to the amount and timing of payments to be made to such Originator in respect of the purchase price for such Receivable.

(n) Use of Proceeds. The Seller will not use the proceeds of the Purchases for any purpose other than paying for Receivables and Related Security under and in accordance with the Receivables Sale Agreement, including without limitation, making payments on the Intercompany Note (as defined in the Receivables Sale Agreement) to the extent permitted thereunder and under the Receivables Sale Agreement, paying the Servicing Fee and its other ordinary and necessary operating expenses when and as due, and making Restricted Junior Payments to the extent permitted under this Agreement. The Seller will not, and will not permit any of its directors, officers, employees and agents to, use the proceeds of the Purchases for the purpose of (A) offering, paying, promising to pay, or authorizing of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, or (B) funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country.

Section 5.2. Negative Covenants of the Seller Parties. Until the date on which the Aggregate Unpaids have been paid in full (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted) and the termination or expiration of all of the Commitments:

(a) Name Change, Offices and Records. The Seller will not change its name, identity or legal structure (within the meaning of Section 9-507(c) of any applicable enactment of the UCC) or relocate its chief executive office or any office where Records are kept unless it shall have: (i) given the Administrative Agent and the Nieuw Amsterdam Administrator at least thirty (30) days’ prior written notice thereof and (ii) delivered to the Administrative Agent all financing statements, instruments and other documents reasonably requested by the Administrative Agent or any Administrator in connection with such change or relocation.

(b) Change in Payment Instructions to Obligors. Except as may be required by the Administrative Agent pursuant to Section 6.2(b), such Seller Party will not add or terminate any bank as a Lock-Box Bank, or make any change in the instructions to Obligors regarding payments to be made to any Lock-Box or Lock-Box Account, unless the Administrative Agent shall have received, at least twenty (20) days before the proposed effective date therefor, (i) written notice of such addition, termination or change and (ii) with respect to the addition of a Lock-Box Bank or a Lock-Box Account or Lock-Box, an executed Lock-Box Agreement with respect to the new Lock-Box Account or Lock-Box; provided, however, that the Servicer may make changes in instructions to Obligors regarding payments if such new instructions require such Obligor to make payments to another existing Lock-Box Account that is subject to a fully-executed and effective Lock-Box Agreement.

(c) Modifications to Contracts and Credit and Collection Policy. No Seller Party will, and no Seller Party will permit any Originator to, make any change to the Credit and Collection Policy that could reasonably be expected to materially decrease the credit quality of any newly created Receivables or materially adversely affect the collectability of the Receivables. Except as provided in Section 6.2(d), no Seller Party will, or will permit any Originator to, extend, amend or otherwise modify the terms of any Receivable or any terms of any Contract related to such Receivable in any material respect other than in accordance with the Credit and Collection Policy.

(d) Sales, Liens. Other than the ownership and security interests contemplated by the Transaction Documents, the Seller will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, or create or suffer to exist any Adverse Claim upon (including, without limitation, the filing of any financing statement) or with respect to, any Receivable, Related Security or Collections, or upon or with respect to any Contract under which any Receivable arises, or any Lock-Box or Lock-Box Account, or assign any right to receive income with respect thereto (other than, in each case, the creation of the interests therein in favor of the Administrative Agent for the benefit of the Purchasers provided for herein), and the Seller will defend the right, title and interest of the Administrative Agent for the benefit of the Purchasers in, to and under any of the foregoing property, against all claims of third parties claiming through or under the Seller or any Originator.

(e) Termination of Sale Agreement. Except as otherwise permitted under Section 7.1(k), the Seller will not terminate the Sale Agreement or send any termination notice to any Material Originator in respect thereof, without the prior written consent of each of the Purchasers.

(f) Restricted Junior Payments. After the occurrence and during the continuance of any Amortization Event, the Seller will not make any Restricted Junior Payment while any Aggregate Unpaids remain outstanding.

(g) The Seller Indebtedness. Except as contemplated by the Transaction Documents, the Seller will not incur or permit to exist any Indebtedness or liability on account of deposits except: (i) the Aggregate Unpaids, (ii) the Subordinated Loans, and (iii) other current accounts payable arising in the ordinary course of business and not overdue.

(h) Prohibition on Additional Negative Pledges. The Seller will not (and will not authorize any Originator to) enter into or assume any agreement (other than this Agreement and the other Transaction Documents) prohibiting the creation or assumption of any Adverse Claim upon the Purchased Assets except as contemplated by the Transaction Documents, or otherwise prohibiting or restricting any transaction contemplated hereby or by the other Transaction Documents.

(i) ERISA. Servicer shall not, and will not suffer or permit any of its ERISA Affiliates to: (a) engage in a prohibited transaction or violation of the fiduciary responsibility rules with respect to any Pension Plan which has resulted or would reasonably be expected to result in a Material Adverse Effect, (b) engage in a transaction that could be subject to Section 4069 or 4212(c) of ERISA or (c) withdraw from any Multiemployer Plan or permit any Pension Plan maintained by it to be terminated if such withdrawal or termination could result in withdrawal liability (as described in Part 1 of Subtitle E of Title IV of ERISA) or the imposition of a Lien on any property of Servicer or any Subsidiary pursuant to Section 4068 of ERISA.

ARTICLE VI.

ADMINISTRATION AND COLLECTION

Section 6.1. Designation of the Servicer.

(a) The servicing, administration and collection of the Receivables shall be conducted by such Person (the “Servicer”) so designated from time to time in accordance with this Section 6.1. CMC is hereby designated as, and hereby agrees to perform the duties and obligations of, the Servicer pursuant to the terms of this Agreement. At any time after the occurrence and during the continuance of an Amortization Event, the Required Purchasers may at any time designate as the Servicer any Person to succeed CMC or any successor Servicer.

(b) CMC may delegate to the Originators, as sub-Servicers of the Servicer, certain of its duties and responsibilities as the Servicer hereunder in respect of the Receivables originated by such Originators. Without the prior written consent of the Purchasers, the Servicer shall not be permitted to delegate any of its duties or responsibilities as the Servicer to any Person other than (i) the other Originators, and (ii) with respect to certain Charged-Off Receivables, outside collection agencies in accordance with its customary practices. The Seller shall not be permitted to further delegate to any other Person any of the duties or responsibilities of the Servicer delegated to it by CMC. If at any time following the occurrence of an Amortization Event, the Administrative Agent and the Nieuw Amsterdam Administrator, acting jointly, shall designate as the Servicer any Person other than CMC, all duties and responsibilities theretofore delegated by CMC to the Seller or any Originator may, at the discretion of the Administrative Agent or any Administrator, be terminated forthwith on notice given by the Administrative Agent or any Administrator to CMC and to the Seller (with, in the case of an Administrator, a copy to the other Administrator and to the Administrative Agent and, in the case of the Administrative Agent, a copy to the Nieuw Amsterdam Administrator).

(c) Notwithstanding the foregoing subsection (b), (i) the Servicer shall be and remain primarily liable to the Investor Parties for the full and prompt performance of all duties and responsibilities of the Servicer hereunder and (ii) the Investor Parties shall be entitled to deal exclusively with the Servicer in matters relating to the discharge by the Servicer of its duties and responsibilities hereunder. The Investor Parties shall not be required to give notice, demand or other communication to any Person other than the Servicer in order for communication to the Servicer and its sub-Servicer or other delegate with respect thereto to be accomplished. The Servicer, at all times that it is the Servicer, shall be responsible for providing any sub-Servicer or other delegate of the Servicer with any notice given to the Servicer under this Agreement.

Section 6.2. Duties of the Servicer.

(a) The Servicer shall take or cause to be taken all such actions as may be necessary or advisable to collect each Receivable from time to time, all in accordance with applicable laws, rules and regulations, with reasonable care and diligence, and in accordance with the Credit and Collection Policy of each respective Originator.

(b) The Servicer will instruct all Obligors to pay all Collections directly to a Lock-Box or Lock-Box Account. The Servicer shall cause a Lock-Box Agreement in form reasonably acceptable to the Administrative Agent to be in effect with respect to each Lock-Box and Lock-Box Account. In the case of any remittances received in any Lock-Box or Lock-Box Account that shall have been identified, to the satisfaction of the Servicer, to not constitute Collections or other proceeds of the Purchased Assets, the Servicer shall promptly remit such items to the Person identified to it as being the owner of such remittances. From and after the date the Administrative Agent delivers to any Lock-Box Bank a Collection Notice pursuant to Section 6.4 (such date, the “Dominion Date”), the Administrative Agent, on behalf of the Purchasers, may request that the Servicer, and the Servicer thereupon promptly shall instruct all Obligors to remit all payments thereon to a new depositary account specified by the Administrative Agent and, at all times thereafter, the Seller and the Servicer shall not deposit or otherwise credit, and shall not permit any other Person to deposit or otherwise credit to such new depositary account any cash or payment item other than Collections.

(c) The Servicer (and from and after the Dominion Date, the Administrative Agent) shall administer the Collections in accordance with the procedures described herein and in Article II. ~~Subject to the last sentence of this Section 6.2(c), the Servicer shall hold in trust for the account of the Seller and the Investor Parties their respective shares of the Collections in accordance with Article II.~~ In the event that the instruments and cash being collected in the Lock-Boxes and Lock-Box Accounts that do not constitute Collections exceed 45% of total Collections for each of three (3) consecutive calendar months, the Administrative Agent may notify (and, at the direction of the Required Purchasers, will notify) the Seller Parties to direct such instruments and cash to be paid into lock-boxes and lock-box accounts into which no Collections are flowing, and the Seller Parties to establish such new lock-boxes and lock-box accounts, and to notify the obligors on the applicable receivables to make payments to such new lock-boxes and lock-box accounts, as soon as practicable and in any event within 45 days after receipt of such notice. Subject to the last sentence of this Section 6.2(c), the Servicer shall hold in trust for the account of the Seller and the Investor Parties their respective shares of the Collections in accordance with Article II. Following the occurrence of the Dominion Date, the Servicer shall, upon the request of the Administrative Agent or any Administrator, segregate, in a manner acceptable to the Administrative Agent, all cash, checks and other instruments received by it from time to time constituting Collections from the general funds of the Servicer or the Seller prior to the remittance thereof in accordance with Article II to the extent of any accrued and unpaid Aggregate Unpaids, and the requirement to continue such segregation shall continue until such Amortization Event is waived in the sole discretion of the Required Purchasers or until the conditions to further Purchases and Reinvestments set forth in Section 4.2 are satisfied. Subject to Section 2.2, at all times while the Servicer is required to segregate Collections pursuant to the preceding sentence, the Servicer shall segregate and deposit with a bank designated by the Administrative Agent such allocable share of Collections of Receivables set aside for the Purchasers on the first Business Day following receipt by the Servicer of such Collections, duly endorsed or with duly executed instruments of transfer. Notwithstanding anything in this Agreement to the contrary, for so long as the Administrative Agent or any Administrator is not permitted to and has not requested the segregation of Collections in accordance with this Section 6.2(c) and CMC or one of its Affiliates is the Servicer, the Servicer may process Collections as a part of a central cash management system maintained by CMC and its Affiliates, which system shall include written records (which may be electronic) of all debits and credits attributable to the Seller and its Receivables and all other participants in such system and, prior to the Dominion Date, such funds may be commingled with other funds of CMC and its Affiliates.

(d) The Servicer may, in accordance with the Credit and Collection Policy, extend the maturity of any Receivable or adjust the Outstanding Balance of any Receivable as the Servicer determines to be appropriate to maximize Collections thereof; provided, however, that such extension or adjustment shall not alter the status of such Receivable as a Delinquent Receivable, Defaulted Receivable or Charged-Off Receivable or limit the rights of the Investor Parties under this Agreement. Notwithstanding anything to the contrary contained herein, following the occurrence and during continuation of an Amortization Event, the Administrative Agent shall have the absolute and unlimited right to direct the Servicer to commence or settle any legal action with respect to any Receivable or to foreclose upon or repossess any Related Security.

(e) The Servicer shall hold in trust for the Seller and the Investor Parties all Records in its possession that (i) evidence or relate to the Receivables, the related Contracts and Related Security or (ii) are otherwise necessary or desirable to collect the Receivables and shall, following the occurrence of an Amortization Event that is continuing (provided such Amortization Event is not, in the sole discretion of the applicable Investor Parties, waived in accordance with this Agreement, none of the Investor Parties shall be required to grant any such waiver), as soon as practicable upon demand of the Administrative Agent, deliver or make available to the Administrative Agent all such Records, at a place selected by the Administrative Agent. The Servicer shall, one (1) Business Day following receipt thereof turn over (A) to the Seller any cash collections or other cash proceeds in accordance with Article II and (B) to the applicable Person any cash collections or other cash proceeds received with respect to Indebtedness not constituting Receivables. The Servicer shall, from time to time at the request of the Administrative Agent or any Administrator, furnish to the Administrative Agent and the Nieuw Amsterdam Administrator (promptly after any such request) a calculation of the amounts set aside for the Investor Parties pursuant to Article II.

(f) Any payment by an Obligor in respect of any indebtedness owed by it to an Originator or the Seller shall, except as otherwise specified by such Obligor or otherwise required by Contract or law and unless otherwise instructed by the Administrative Agent, be applied as a Collection of any Receivable of such Obligor (starting with the oldest such Receivable) to the extent of any amounts then due and payable thereunder before being applied to any other receivable or other obligation of such Obligor.

Section 6.3. Lock-Box Accounts. Pursuant to the Sale Agreement, the applicable Originator has granted to the Seller a security interest in, among other things, each Lock-Box Account. The Seller hereby assigns its security interest in each Lock-Box Account to the Administrative Agent, for the benefit of the Investor Parties. Subject to the terms of the applicable Lock-Box Agreement, the Administrative Agent has been given “control” (within the meaning of the UCC) over each Lock-Box Account. The Seller hereby authorizes the Administrative Agent, and agrees that the Administrative Agent shall be entitled after the occurrence of an Amortization Event to (a) endorse the Seller’s name on checks and other instruments representing Collections, (b) enforce the Receivables, the related Contracts and the Related Security and (c) take such action as shall be necessary or desirable to cause all cash, checks and other instruments constituting Collections of Receivables to come into the possession of the Administrative Agent rather than the Seller.

Section 6.4. Collection Notices. The Administrative Agent is authorized to date and to deliver to the Lock-Box Banks the Collection Notices (i) upon the occurrence and during the continuance of an Amortization Event or (ii) upon not less than five (5) Business Days’ prior written notice to the Seller Parties if deemed necessary or advisable in the reasonable judgment of the Administrative Agent or the Required Purchasers following a material adverse change in financial condition or circumstances of the Seller or the Performance Guarantor at any time that Excess Availability is less than $20,000,000 (it being understood that (a) if Excess Availability of at least $20,000,000 is restored before the Administrative Agent delivers any Collection Notice, the Administrative Agent shall not be allowed to deliver any Collection Notices unless and until Excess Availability falls below $20,000,000 again, and (b) no further prior notice to the Seller Parties shall be required to deliver such Collection Notice). Subject to the terms of the applicable Lock-Box Agreement, the Seller has transferred to the Administrative Agent for the benefit of the Investor Parties, effective when the Administrative Agent delivers such notice, exclusive “control” over each Lock-Box and related Lock-Box Accounts. In case any authorized signatory of the Seller whose signature appears on a Lock-Box Agreement shall cease to have such authority before the delivery of such notice, such Collection Notice shall nevertheless be valid as if such authority had remained in force. The Seller hereby authorizes the Administrative Agent, and agrees that the Administrative Agent shall be entitled (x) at any time after delivery of the Collection Notices, to endorse the Seller’s name on checks and other instruments representing Collections, (y) at any time after an Amortization Event hereunder has occurred and is continuing, to enforce the Receivables, the related Contracts and the Related Security, and (z) at any time after an Amortization Event hereunder has occurred and is continuing, to take such action as shall be necessary or desirable to cause all cash, checks and other instruments constituting Collections of Receivables to come into the possession of the Administrative Agent rather than the Seller.

Section 6.5. Responsibilities of the Seller. Anything herein to the contrary notwithstanding, the exercise by any of the Investor Parties of their rights hereunder shall not release the Servicer, any Originator or the Seller from any of their duties or obligations with respect to any Receivables or under the related Contracts. The Investor Parties shall have no obligation or liability with respect to any Receivables or related Contracts, nor shall any of them be obligated to perform the obligations of the Seller.

Section 6.6. Reports.

(a) On each Interim Reporting Date (if any), the Servicer shall prepare and deliver not later than 11:00 a.m. (New York City time) to the Administrative Agent and the Nieuw Amsterdam Administrator an Interim Report in the form of Exhibit VIII hereto (appropriately completed and executed).

(b) On each Monthly Reporting Date, the Servicer shall prepare and deliver not later than 11:00 a.m. (New York City time) to the Administrative Agent and the Nieuw Amsterdam Administrator, a Monthly Report for the calendar month then most recently ended in the form of Exhibit IX hereto (appropriately completed and executed).

(c) At such times as the Administrative Agent or any Administrator shall reasonably request, the Servicer shall prepare and deliver not later than 11:00 a.m. (New York City time) two (2) Business Days after such request a listing by Obligor of all Receivables together with an aging of such Receivables.

Section 6.7. Servicing Fees. In consideration of CMC’s agreement to act as the Servicer hereunder, so long as CMC shall continue to perform as the Servicer hereunder, CMC shall be paid a fee (the “Servicing Fee”) on each Monthly Payment Date, in arrears for the immediately preceding Calculation Period, equal to 1.0% per annum of the average aggregate Outstanding Balance of all Receivables during such period. At any time while the Servicer is not an Affiliate of the Seller, the Servicing Fee shall be computed at such rate per annum as the Administrative Agent, the Nieuw Amsterdam Administrator, the Seller and the substitute Servicer may mutually agree.

ARTICLE VII.

AMORTIZATION EVENTS

Section 7.1. Amortization Events. The occurrence of any one or more of the following events shall constitute an “Amortization Event”:

(a) Any Seller Party shall fail to make any payment or deposit of Capital required to be paid or deposited for the benefit of any Investor Party under any Transaction Document and such failure under this clause (i) continues for one (1) Business Day after the date when the same was required to be made; or (ii) any Seller Party shall fail to make any payment or deposit of any other amount required to be paid to or for the benefit of any Investor Party or Indemnified Party under this Agreement or any other Transaction Document to which it is a party and such failure under this clause (ii) continues for two (2) Business Days after the date when the same was required to be made.

(b) Any Seller Party shall fail to perform or observe any covenant contained in any provision of Section 5.1(b)(vi), Section 5.1(i)(vi), Section 5.2, Section 6.2(c) or Section 6.6 (and, (i) in the case of Section 6.6 only, such failure continues for two (2) Business Days after the date when the same was required to be performed and (ii) in the case of Section 5.1(b)(vi) and Section 5.1(i)(vi) only, such failure continues for ten (10) Business Days after the date when the same was required to be performed).

(c) Any Seller Party shall fail to perform or observe any other covenant, agreement or other obligation hereunder (other than as referred to in another paragraph of this Section 7.1) or any other Transaction Document to which it is a party and such failure shall continue for thirty (30) consecutive Business Days following the earlier to occur of (i) notice from any Investor Party of such non-performance or non-observance, or (ii) the date on which an Authorized Officer of such Seller Party otherwise becomes aware of such non-performance or non-observance.

(d) Any representation, warranty, certification or statement made by any Seller Party in this Agreement, any other Transaction Document or in any other document required to be delivered pursuant hereto or thereto shall prove to have been incorrect when made or deemed made in any material respect; provided that the materiality threshold in this subsection shall not be applicable with respect to any representation or warranty which itself contains a materiality threshold; provided further that in the case of Section 3.1(v) only, such failure continues for one (1) Business Day after the date when the representation, warranty, certification or statement was required to be made.

(e) ~~On any Settlement Date, after giving effect to the turnover and application of Collections and Deemed Collections, an Investment Excess shall exist and be continuing for one (1) Business Day after such Settlement Date.~~ [Intentionally Reserved].

(f) The Seller shall fail to pay any principal of or premium or interest on any of its Indebtedness (other than Indebtedness under this Agreement) which is outstanding when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to repay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case prior to the stated maturity thereof; or

(i) Performance Guarantor or any Originator shall fail to pay any principal of or premium or interest on any of its Material Indebtedness which is outstanding when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Material Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Material Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or permit the acceleration of, the maturity of such Material Indebtedness; or any such Material Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to repay, redeem, purchase or defease such Material Indebtedness shall be required to be made, in each case prior to the stated maturity thereof.

(g) Any Seller Party, any Originator or any other Material Subsidiary shall generally not pay its debts as such debts become due or shall admit in writing its inability to pay its debts generally or shall make a general assignment for the benefit of creditors;

(i) any proceeding shall be instituted by the Seller seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or any substantial part of its property;

(ii) any proceeding shall be instituted against the Seller seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or any substantial part of its property and, unless such proceeding is consented to or acquiesced in by the Seller, such proceeding of the type described in this clause (iii) remains undismissed, unvacated or unstayed for a period of sixty (60) days;

(iii) (A) any proceeding shall be instituted by Performance Guarantor, Servicer, any Originator or any Material Subsidiary (other than the Seller) seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or any substantial part of its property, or (B) any proceeding shall be instituted against any Performance Guarantor, Servicer, any Originator or any Material Subsidiary (other than the Seller) seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or any substantial part of its property and, unless such proceeding is consented to or acquiesced in by Performance Guarantor, Servicer, such Originator or such Material Subsidiary, such proceeding of the type described in this clause (B) remains undismissed, unvacated or unstayed for a period of sixty (60) days; or

(iv) Any Seller Party, any Originator or any Material Subsidiary shall take any corporate action to authorize any of the actions set forth in clauses (i), (ii) or (iv) above in this subsection (g).

(h) As at the end of any calendar month:

(i) the average of the Delinquency Ratios for the three months then most recently ended shall exceed 5.00%;

(ii) the average of the Default Ratios for the three months then most recently ended shall exceed 4.00%; or

(iii) the average of the Dilution Ratios for the three months then most recently ended shall exceed 8.00%.

(i) A Change of Control shall occur.

(j) One or more final judgments for the payment of money in an amount in excess of $~~14,425,~~15,775, individually or in the aggregate, shall be entered against the Seller or (ii) one or more final judgments for the payment of money in an amount in excess of $25,000,000, individually or in the aggregate, shall be entered against Performance Guarantor, Servicer or any Originator on claims not covered by insurance or as to which the insurance carrier has denied its responsibility, and such judgment shall continue unsatisfied and in effect for thirty (30) consecutive days without a stay of execution.

(k) Either (i) the “Termination Date” under and as defined in the Sale Agreement shall occur with respect to any Material Originator or (ii) any Material Originator shall for any reason cease to transfer, or cease to have the legal capacity to transfer, or otherwise be incapable of transferring Receivables to the Seller under the Sale Agreement.

(l) The Performance Undertaking shall cease to be effective or to be the legally valid, binding and enforceable obligation of Performance Guarantor, or Performance Guarantor shall contest in any proceeding in any court or any mediation or arbitral proceeding such effectiveness, validity, binding nature or enforceability of its obligations thereunder.

(m) This Agreement shall terminate in whole or in part (except in accordance with its terms), or shall cease to be effective or to be the legally valid, binding and enforceable obligation of the Seller, or any Originator shall directly or indirectly contest in any manner such effectiveness, validity, binding nature or enforceability, or the Administrative Agent for the benefit of the Purchasers shall cease to have a valid and perfected first priority security interest in the Receivables, the Related Security and the Collections with respect thereto and the Lock-Box Accounts.

(n) The Internal Revenue Service shall file notice of a lien pursuant to Section 6323 of the Internal Revenue Code with regard to any of the Receivables or Related Security and such lien shall not have been released within ten (10) Business Days.

(o) The PBGC shall file notice of a lien pursuant to Section 4068 of ERISA with respect to any of the Receivables or Related Security and such lien shall not have been released within ten (10) Business Days; or any of the following events shall occur with respect to any Pension Plan: (i) the institution of any steps by Performance Guarantor, any member of its Controlled Group or any other Person to terminate a Pension Plan if, as a result of such termination, Performance Guarantor or any such member could be required to make a contribution to such Pension Plan, or could reasonably expect to incur a liability or obligation to such Pension Plan, in excess of $25,000,000; of (ii) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a lien under section 302(f) of ERISA.

(p) The Interest Coverage Ratio shall be less than 2.50 to 1.00 at any time.

(q) The Debt to Capitalization Ratio shall be greater than 0.60 to 1.00 at any time.

(r) Any Subsidiary Originator shall commence or institute any lawsuit or similar proceeding seeking to collect payment under the applicable Subordinated Note.

(s) On the date three months prior to the maturity date of each of the 2017 Notes and the 2018 Notes and on each date thereafter prior to each such maturity date, the Performance Guarantor shall fail to maintain at all times during which the 2017 Notes or the 2018 Notes are outstanding, as applicable, Liquidity of at least $150,000,000 in excess of the outstanding aggregate principal amount of the 2017 Notes or the 2018 Notes then maturing.

Section 7.2. Remedies. Upon the occurrence and during the continuation of an Amortization Event, the Administrative Agent may, and upon the direction of the Required Purchasers, shall, take any of the following actions: (i) replace the Person then acting as the Servicer, (ii) upon notice to the Seller Parties, declare the Amortization Date to have occurred, whereupon the Commitments shall terminate and the Amortization Date shall forthwith occur, without demand, protest or further notice of any kind, all of which are hereby expressly waived by each Seller Party; provided, however, that upon the occurrence of an Amortization Event described in Section 7.1(g)(ii) or (iii), or of an actual or deemed entry of an order for relief with respect to any Seller Party under the Federal Bankruptcy Code, the Commitments shall automatically terminate and the Amortization Date shall automatically occur, without demand, protest or any notice of any kind, all of which are hereby expressly waived by each Seller Party, and (iii) notify Obligors of the Administrative Agent’s and other Investor Parties’ interest in the Receivables. The aforementioned rights and remedies shall be without limitation, and shall be in addition to all other rights and remedies of the Investor Parties otherwise available under any other provision of this Agreement, by operation of law, at equity or otherwise, all of which are hereby expressly preserved, including, without limitation, all rights and remedies provided under the UCC, all of which rights shall be cumulative.

ARTICLE VIII.

INDEMNIFICATION

Section 8.1. Indemnities by the Seller.

(a) Without limiting any other rights that the Investor Parties may have hereunder or under applicable law, the Seller hereby agrees to indemnify (and pay, within 30 days after receipt of a reasonably detailed invoice) (i) each Investor Party and each of the respective assigns, officers, directors, agents and employees of such Investor Party, and (ii) with respect to the Conduit Purchasers, each Funding Source that is not an Investor Party (each of the Persons in the foregoing clauses (i) and (ii), an “Indemnified Party”), from and against any and all damages, losses, claims, liabilities, costs, reasonable expenses, penalties and for all other amounts payable, including reasonable fees and disbursements of outside counsel (all of the foregoing being collectively referred to as “Indemnified Amounts”) awarded against or incurred by such Indemnified Party arising out of or as a result of this Agreement or the acquisition, either directly or indirectly, by such Investor Party or other Funding Source of an interest in the Purchased Assets or the use of the proceeds therefrom excluding, however, in all of the foregoing instances:

(i) Indemnified Amounts to the extent a final judgment of a court of competent jurisdiction holds that such Indemnified Amounts resulted from gross negligence, willful misconduct or fraud on the part of the Indemnified Party seeking indemnification;

(ii) Indemnified Amounts to the extent the same includes losses in respect of Receivables that are uncollectible solely on account of the insolvency, bankruptcy or lack of creditworthiness of the related Obligor; or

(iii) Taxes (which shall be governed by Sections 8.3 and 8.5);

provided, however, that nothing contained in this sentence shall limit the liability of the Seller or limit the recourse of the Investor Parties to the Seller for amounts otherwise specifically provided to be paid by the Seller under the terms of this Agreement. Without limiting the generality of the foregoing indemnification, the Seller shall indemnify the Indemnified Parties for Indemnified Amounts (including, without limitation, losses in respect of uncollectible Receivables, regardless of whether reimbursement therefor would constitute recourse to the Seller) relating to or resulting from:

(1) any representation or warranty made by any Seller Party, the Performance Guarantor or any Originator (or any officers of any such Person) under or in connection with this Agreement, any other Transaction Document or any other information or report required to be delivered by any such Person pursuant hereto or thereto, which shall have been false or incorrect when made or deemed made;

(2) the failure by any Seller Party or any Originator to comply with any applicable law, rule or regulation with respect to any Receivable or Contract related thereto, or the nonconformity of any Receivable or Contract included therein with any such applicable law, rule or regulation or any failure of any Originator to keep or perform any of its obligations, express or implied, with respect to any Contract;

(3) any failure of any Seller Party, any Originator or the Performance Guarantor to perform its duties, covenants or other obligations in accordance with the provisions of any Transaction Document to which it is a party;

(4) any environmental liability, products liability, personal injury or damage suit, or other similar claim arising out of or in connection with merchandise, insurance or services that are the subject of any Contract or any Receivable;

(5) any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Receivable (including, without limitation, a defense based on such Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the merchandise or service related to such Receivable or the furnishing or failure to furnish such merchandise or services;

(6) the commingling of Collections of Receivables at any time with other funds;

(7) any investigation, litigation or proceeding related to or arising from this Agreement or any other Transaction Document, the transactions contemplated hereby, the use of the proceeds of an Investment, the ownership of the Purchased Assets or any Investment therein or any other investigation, litigation or proceeding relating to any Seller Party or any Originator in which any Indemnified Party becomes involved as a result of any of the transactions contemplated hereby;

(8) any inability to litigate any claim against any Obligor in respect of any Receivable as a result of such Obligor being immune from civil and commercial law and suit on the grounds of sovereignty or otherwise from any legal action, suit or proceeding;

(9) any Amortization Event described in Section 7.1(g);

(10) any failure of the Seller to acquire and maintain legal and equitable title to, and ownership of any Receivable and the Related Security and Collections with respect thereto from any Originator, free and clear of any Adverse Claim (other than as created hereunder); or any failure of the Seller to give reasonably equivalent value to the applicable Originator under the Sale Agreement in consideration of the transfer by it of any Receivable, or any attempt by any Person to void such transfer under statutory provisions or common law or equitable action;

(11) any failure to vest and maintain vested in the Administrative Agent for the benefit of the Investor Parties legal and equitable title to, and ownership of, a perfected ownership interest or first priority perfect security interest in the Purchased Assets, free and clear of any Adverse Claim (except as created by the Transaction Documents);

(12) the failure to have filed, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Purchased Assets, whether on the date hereof or at any subsequent time, except to the extent such failure or delay is caused by the Administrative Agent;

(13) any action or omission by any Seller Party which reduces or impairs the rights of any of the Investor Parties with respect to any Purchased Assets or the value of any Purchased Assets;

(14) any attempt by any Person to void any Investment or the security interest in the Purchased Assets granted hereunder, whether under statutory provision, common law or equitable action; and

(15) the failure of any Receivable included in the calculation of the Net Pool Balance as an Eligible Receivable to be an Eligible Receivable at the time so included.

Notwithstanding anything to the contrary in this Agreement, Indemnified Amounts shall not include any amount arising out of any Investor Party’s bearing the Credit Risk of any Obligor to pay amounts lawfully owed in respect of a Purchased Asset.

(b) After receipt by an Indemnified Party of notice of any investigative, administrative or judicial proceeding (collectively, a “Proceeding”) involving such Indemnified Party, such Indemnified Party shall, if a claim in respect thereof is to be made against the Seller hereunder, promptly notify the Seller in writing, and in reasonable detail, of such Proceeding. Upon receipt of notice from an Indemnified Party seeking indemnification hereunder with respect to any such Proceeding, the Seller shall be entitled to assume the defense of any such Proceeding with counsel reasonably satisfactory to the Administrative Agent (or, in the case of an Indemnified Party that is or is affiliated with ~~a~~the Funding Group, the applicable Administrator). Upon the Seller’s assumption of the defense of any such Proceeding, the Indemnified Party shall have the right to participate in such Proceeding and to retain its own counsel, but the Seller shall not be liable for any legal expenses of other counsel subsequently incurred by such Indemnified Party in connection with the defense thereof unless (x) the Seller agrees in writing to pay such fees and expenses, (y) the Seller fails to employ counsel reasonably satisfactory to the Administrative Agent (or, in the case of an Indemnified Party that is or is affiliated with ~~a~~the Funding Group, the applicable Administrator) in a timely manner, or (z) the Indemnified Party shall have been advised by counsel that there are actual or potential conflicting interests between the Seller, on the one hand, and the Indemnified Party, on the other hand, including situations in which there are one or more legal defenses available to the Indemnified Party that are different from or additional to those available to the Seller; provided, however, that the Seller shall not in any event be responsible hereunder for the fees and expenses of more than one counsel (plus local counsel, where necessary) for all Indemnified Parties in connection with any Proceeding. The Seller shall have the sole authority to settle any claim for monetary damages and, if the Seller chooses not to assume the defense of any such Proceeding, no Indemnified Party will consent to a settlement of, or the entry of any judgment arising from, any Proceeding without the Seller’s prior written consent, which shall not be unreasonably withheld or delayed.

Section 8.2. Indemnities by the Servicer. (a) Without limiting any other rights that any of the Investor Parties may have hereunder or under applicable law, the Servicer hereby agrees to indemnify (and pay upon demand to) each Indemnified Party from and against any and all damages, losses, claims, liabilities, costs, reasonable expenses and for all other amounts payable, including reasonable fees and disbursements of external counsel (all of the foregoing being collectively referred to as “Servicer Indemnified Amounts”) awarded against or incurred by any of them arising out of or as a result of the Servicer’s failure to duly and punctually perform its obligations under this Agreement excluding, however, in all of the foregoing instances:

(A) Servicer Indemnified Amounts to the extent a final judgment of a court of competent jurisdiction holds that such Servicer Indemnified Amounts resulted from gross negligence or willful misconduct on the part of an Indemnified Party; and

(B) Servicer Indemnified Amounts to the extent the same includes losses in respect of Receivables that are uncollectible on account of the insolvency, bankruptcy or lack of creditworthiness or financial inability or unwillingness to pay (other than a dispute giving rise to a Dilution) of the related Obligor;

provided, however, that nothing contained in this sentence shall limit the liability of the Servicer or limit the recourse of the Investor Parties to the Servicer for Collections received by the Servicer and required to be remitted by it under the terms of this Agreement. Without limiting the generality of the foregoing indemnification, the Servicer shall indemnify the Indemnified Parties for Servicer Indemnified Amounts (including, without limitation, losses in respect of uncollectible Receivables, regardless of whether reimbursement therefor would constitute recourse to the Servicer) relating to or resulting from:

(i) any representation or warranty made by the Servicer (or any officers of the Servicer) under or in connection with this Agreement, any other Transaction Document or any other information or report delivered by any such Person pursuant hereto or thereto, which shall have been false or incorrect when made or deemed made;

(ii) the failure by the Servicer to comply with any applicable law, rule or regulation with respect to the collection of any Receivable or Related Security;

(iii) any failure of the Servicer to perform its duties, covenants or other obligations in accordance with the provisions of this Agreement or any other Transaction Document;

(iv) the commingling by the Servicer of Collections of Receivables or funds or other assets arising therefrom at any time with other funds;

(v) any investigation, litigation or proceeding relating to the Servicer in which any Indemnified Party becomes involved as a result of any of the transactions contemplated hereby;

(vi) any Amortization Event of the described in Section 7.1(g) with respect to the Servicer; and

(vii) any action or omission by the Servicer relating to its obligations hereunder which reduces or impairs the rights of the Administrative Agent or the Purchasers with respect to any Receivable or the value of any such Receivable.

(c) After receipt by a Indemnified Party of notice of any Proceedings involving such Indemnified Party, such Indemnified Party shall, if a claim in respect thereof is to be made against Servicer hereunder, promptly notify the Servicer in writing, and in reasonable detail, of such Proceeding. Upon receipt of notice from an Indemnified Party seeking indemnification hereunder with respect to any such Proceeding, the Servicer shall be entitled to assume the defense of any such Proceeding with counsel reasonably satisfactory to the Administrative Agent (or, in the case of a Indemnified Party that is or is affiliated with any member of ~~a~~the Funding Group, the applicable Administrator). Upon the Servicer’s assumption of the defense of any such Proceeding, the Indemnified Party shall have the right to participate in such Proceeding and to retain its own counsel but the Servicer shall not be liable for any legal expenses of other counsel subsequently incurred by such Indemnified Party in connection with the defense thereof unless (x) the Servicer agrees in writing to pay such fees and expenses, (y) the Servicer fails to employ counsel reasonably satisfactory to the Administrative Agent (or, in the case of an Indemnified Party that is or is affiliated with ~~a~~the Funding Group, the applicable Administrator) in a timely manner, or (z) the Indemnified Party shall have been advised by counsel that there are actual or potential conflicting interests between the Servicer, on the one hand, and the Indemnified Party, on the other hand, including situations in which there are one or more legal defenses available to the Indemnified Party that are different from or additional to those available to the Servicer; provided, however, that the Servicer shall not in any event be responsible hereunder for the fees and expenses of more than one counsel (plus local counsel, where necessary) for all Indemnified Parties in connection with any Proceeding. The Servicer shall have the sole authority to settle any claim for monetary damages and, if the Servicer chooses not to assume the defense of any such Proceeding, no Indemnified Party will consent to a settlement of, or the entry of any judgment arising from, any Proceeding without the Servicer’s prior written consent, which shall not be unreasonably withheld or delayed.

Section 8.3. Increased Costs and Reduced Return. If after August 15, 2014, any Funding Source shall be charged any fee, expense or increased cost on account of the adoption after the date hereof of any applicable law, rule or regulation (including any applicable law, rule or regulation regarding capital adequacy and any accounting principles) or any change after the date hereof in any applicable law, rule or regulation, or any change after the date hereof in the interpretation or administration of any applicable law, rule or regulation by the Financial Accounting Standards Board or any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency (a “Regulatory Change”): (a) that subjects any Funding Source to any Taxes — other than Indemnified Taxes (which are governed by Section 8.5(a)) and Excluded Taxes (which are governed by Section 8.5(b)) — on its Investments, loans, loan principal, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, (b) that imposes, modifies or deems applicable any reserve, assessment, insurance or other insurance-related charge, special deposit or similar requirement against assets of, deposits with or for the account of a Funding Source, or credit extended or any commitments to extend credit by a Funding Source pursuant to this Agreement or a Program Support Agreement, or (c) that imposes any other condition the result of which is to increase the cost to a Funding Source of performing its obligations under this Agreement or a Program Support Agreement, or to reduce the rate of return on a Funding Source’s capital as a consequence of its obligations under this Agreement or a Program Support Agreement, or to reduce the amount of any sum received or receivable by a Funding Source under this Agreement or a Program Support Agreement or to require any payment calculated by reference to the amount of interests or loans held or interest received by it, then, upon demand by the related Funding Source or, if applicable, ~~its~~the Funding Group’s Administrator, the Seller shall pay to such Funding Source or such Administrator, for the benefit of the relevant Funding Source, such amounts charged to such Funding Source or such amounts to otherwise compensate such Funding Source for such increased cost or such reduction; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act adopted on July 21, 2010 and all requests, rules, guidelines or directives thereunder and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Regulatory Change”, regardless of the date enacted, adopted or issued. For the avoidance of doubt, payments under this Section 8.3 in respect of increased taxes shall be without duplication of any Taxes payable pursuant to Section 8.5.

Section 8.4. Other Costs and Expenses. The Seller shall pay to each of the Conduit Purchasers, any fees charged by the rating agencies that rate its Commercial Paper which is specifically attributable to this Agreement. In addition, the Seller shall pay to the Administrative Agent, on demand, all reasonable and documented costs and out-of-pocket expenses in connection with the preparation, execution, delivery and administration of this Agreement and other transactions contemplated hereby and the other documents to be delivered hereunder, including without limitation, the cost of auditors auditing the books, records and procedures of the Seller, reasonable fees and out-of-pocket expenses of external legal counsel for the Administrative Agent with respect thereto and with respect to advising each of the Administrative Agent as to its rights and remedies under the Transaction Documents to which it is a party. The Seller shall pay to the Administrative Agent and the Nieuw Amsterdam Administrator, on demand, any and all of their reasonable costs and out-of-pocket expenses, if any, including reasonable and documented external counsel fees and out-of-pocket expenses in connection with (i) any amendments, any waivers or the enforcement of this Agreement and the other documents delivered hereunder and (ii) any restructuring or workout of this Agreement or such documents, or the administration of this Agreement following an Amortization Event.

Section 8.5. Taxes.

(a) Any and all payments by or on account of any obligation of the Seller under any Transaction Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of the Seller) requires the deduction or withholding of any Tax from any such payment by the Seller, then the Seller shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Seller shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 8.5) the applicable Indemnified Party receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) The Seller shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the written request of the applicable Indemnified Party timely reimburse it for the payment of, any Other Taxes.

(c) The Seller shall indemnify each Indemnified Party, on the first Settlement Date which is at least 45 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 8.5) payable or paid by such Indemnified Party and any reasonable out-of-

pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Each Indemnified Party will promptly notify the Seller of any event of which it has knowledge, which will entitle such Indemnified Party to compensation pursuant to this Section 8.5; provided, however, that failure of any Indemnified Party to demand indemnification for any Taxes shall not constitute a waiver of such right to indemnification, except that the Seller shall not be required to indemnify an Indemnified Party for Taxes under this Section 8.5 unless such Indemnified Party notifies the Seller of such claim no later than 45 days after such Indemnified Party has knowledge of such Taxes being imposed or arising. Any notice claiming compensation under this Section 8.5 shall set forth in reasonable detail the additional amount or amounts to be paid to it hereunder and shall be conclusive in the absence of manifest error.

(d) Each Indemnified Party agrees that it will use reasonable efforts to reduce or eliminate any claim for indemnity pursuant to this Section 8.5, including, subject to applicable law, a change in the funding office of such Indemnified Party; provided, however, that nothing contained herein shall obligate any Indemnified Party to take any action that imposes on such Indemnified Party any material additional costs or imposes material legal or regulatory burdens, nor which, in such Indemnified Party’s reasonable opinion, would have a material adverse effect on its business, operations or financial condition.

(e) If any Indemnified Party receives a refund of any Taxes as to which it has been indemnified pursuant to this Section 8.5 (including by the payment of additional amounts pursuant to this Section 8.5), it shall pay to the Seller an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses (including Taxes) of such Indemnified Party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). The Seller, upon the request of such Indemnified Party, shall repay to such Indemnified Party the amount paid over pursuant to this clause (e) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such Indemnified Party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (e), in no event will the Indemnified Party be required to pay any amount to the Seller pursuant to this clause (e) the payment of which would place the Indemnified Party in a less favorable net after-Tax position than the Indemnified Party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any Indemnified Party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Seller or any other Person.

(f) If any Purchaser is entitled to an exemption from or reduction of withholding or backup withholding tax (“Withholding Tax”) with respect to any payments under any Transaction Document, it shall deliver to the Seller and Servicer, on or prior to the date on which such Purchaser becomes a Purchaser under this Agreement and as otherwise prescribed by applicable law or reasonably requested by the Seller, such valid, properly completed and duly executed forms, certificates, and documentation (including Internal Revenue Service Form W-8ECI, W-8BEN-E, W-8IMY or W-9 or successor form of the foregoing), along with any applicable attachments (including, in case of a Person claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, a certificate reasonably satisfactory to the Seller to the effect that such Person is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Seller within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code), prescribed by applicable law or reasonably requested by the Seller, the Servicer, the Administrative Agent or any Administrator as will permit such payments to be made without or at a reduced rate of withholding. Each Purchaser agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Seller, Servicer and Administrative Agent, in writing of its legal inability to do so. Each Purchaser shall replace or update such forms when necessary to maintain any applicable exemption and as requested by the Administrative Agent, the Nieuw Amsterdam Administrator or the Seller, as applicable. Each Purchaser agrees to hold the Administrative Agent, the Nieuw Amsterdam Administrator, the Servicer and the Seller harmless from any Withholding Taxes relating to payments by the Seller to such Purchaser or such indemnitee arising from such Purchaser’s failure to comply with this Section 8.5(f).

(g) If a payment made to any of the Investor Parties or the Servicer hereunder would be subject to U.S. federal Withholding Tax imposed by FATCA if such payee were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such payee shall deliver to the Seller at the time or times prescribed by law and at such time or times reasonably requested by the Seller, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Seller as may be necessary for the Seller to comply with its obligations under FATCA and to determine that such payee has complied with such payee’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.

ARTICLE IX.

THE ADMINISTRATIVE AGENT AND THE NIEUW AMSTERDAM ADMINISTRATOR

Section 9.1. Appointment.

(a) Each Purchaser hereby irrevocably designates and appoints WFB, as Administrative Agent hereunder, and authorizes the Administrative Agent to take such action on its behalf under the provisions of the Transaction Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of the Transaction Documents, together with such other powers as are reasonably incidental thereto. Each of Nieuw Amsterdam and Rabobank hereby irrevocably designates and appoints Rabobank, as Nieuw Amsterdam Administrator hereunder, and authorizes the Nieuw Amsterdam Administrator to take such action on its behalf under the provisions of the Transaction Documents and to exercise such powers and perform such duties as are expressly delegated to the Nieuw Amsterdam Administrator by the terms of the Transaction Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, neither the Administrative Agent nor the Nieuw Amsterdam Administrator shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Purchaser, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of the Administrative Agent or the Nieuw Amsterdam Administrator shall be read into this Agreement or otherwise exist against the Administrative Agent or the Nieuw Amsterdam Administrator.

(b) The provisions of this Article IX are solely for the benefit of the Administrative Agent, the Nieuw Amsterdam Administrator and the Purchasers, and neither of the Seller Parties shall have any rights as a third-party beneficiary or otherwise under any of the provisions of this Article IX (other than as provided in Section 9.9), except that this Article IX shall not affect any obligations which the Administrative Agent, any Administrator or any Purchaser may have to either of the Seller Parties under the other provisions of this Agreement.

(c) In performing its functions and duties hereunder, the Administrative Agent shall act solely as the Administrative Agent of the Purchasers and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for either of the Seller Parties or any of their respective successors and assigns. In performing its functions and duties hereunder, the Nieuw Amsterdam Administrator shall act solely as the administrator of ~~its~~the Funding Group and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for either of the Seller Parties, any of the Investor Parties or any of their respective successors and assigns.

Section 9.2. Delegation of Duties. Each of the Administrative Agent and the Nieuw Amsterdam Administrator may execute any of its duties under the applicable Transaction Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Neither the Administrative Agent nor the Nieuw Amsterdam Administrator shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

Section 9.3. Exculpatory Provisions. None of the Administrative Agent, the Nieuw Amsterdam Administrator nor any of their respective directors, officers, agents or employees shall be (i) liable for any action lawfully taken or omitted to be taken by it or them or any Person described in Section 9.2 under or in connection with the Transaction Documents (except for its, their or such Person’s own bad faith, gross negligence or willful misconduct), or (ii) responsible in any manner to any of the Purchasers or other agents for any recitals, statements, representations or warranties made by the Seller contained in any Transaction Document or in any certificate, report, statement or other document referred to or provided for in, or received under or in connection with, any Transaction Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other document furnished in connection herewith, or for any failure of either of the Seller Parties to perform its respective obligations hereunder, or for the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered to the Administrative Agent or, as applicable, the Nieuw Amsterdam Administrator. Neither the Administrative Agent nor the Nieuw Amsterdam Administrator shall be under any obligation to any Purchaser to ascertain or to inquire as to the observance or performance of any of the agreements or covenants contained in, or conditions of, any Transaction Document, or to inspect the properties, books or records of the Seller Parties. This Section 9.3 is intended solely to govern the relationships between (a) the Administrative Agent, on the one hand, and the Purchasers, on the other, and (b) the Nieuw Amsterdam Administrator, on the one hand, and the members of the Funding Group, on the other.

Section 9.4. Reliance by the Investor Parties.

(a) Each of the Investor Parties shall in all cases be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Seller Parties), independent accountants and other experts selected by such Investor Party. Each of the Administrative Agent and the Nieuw Amsterdam Administrator shall in all cases be fully justified in failing or refusing to take any action under this Agreement or any other document furnished in connection herewith unless it shall first receive such advice or concurrence of (i) in the case of an Administrator, each member of ~~its~~the Funding Group, and (ii) in the case of the Administrative Agent and each Purchaser (except where another provision of this Agreement specifically authorizes the Administrative Agent to take action based on the instructions of less than all of the Purchasers).

(b) Any action taken by the Administrative Agent in accordance with Section 9.4(a) shall be binding upon all of the Investor Parties, and any action taken by an Administrator in accordance with Section 9.4(a) shall be binding upon all members of ~~its~~the Funding Group.

Section 9.5. Notice of Amortization Events. None of the Investor Parties shall be deemed to have knowledge or notice of the occurrence of any Amortization Event or Potential Amortization Event unless it or, in the case of a Purchaser that is a member of ~~a~~the Funding Group, ~~such~~the Funding Group’s Administrator, has received notice from another party hereto referring to this Agreement, stating that an Amortization Event or a Potential Amortization Event has occurred hereunder and describing such Amortization Event or Potential Amortization Event. In the event that any of the Investor Parties receives such a notice, it shall promptly give notice thereof to the Administrative Agent and the Nieuw Amsterdam Administrator, who will promptly advise its constituents of the contents thereof. The Administrative Agent shall take such action with respect to such Amortization Event or Potential Amortization Event as shall be directed by WFB or any Administrator.

Section 9.6. Non-Reliance on the Other Investor Parties. Each of the Purchasers expressly acknowledges that neither the Administrative Agent, any Administrator nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent or any Administrator hereafter taken, including, without limitation, any review of the affairs of the Seller Parties, shall be deemed to constitute any representation or warranty by the Administrative Agent or such Administrator. Each of the Purchasers also represents and warrants to the ~~Administrative Agent, the Nieuw Amsterdam Administrator and the other Purchasers~~other Investor Parties that it has, independently and without reliance upon any such Person (or any of such Person’s Affiliates) and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, operations, property, prospects, financial and other conditions and creditworthiness of the Seller Parties and made its own decision to enter into this Agreement. Each of the Purchasers also represents that it will, independently and without reliance upon ~~the Administrative Agent, the Nieuw Amsterdam Administrator or~~ any of the other ~~Purchaser~~Investor Parties, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, prospects, financial and other condition and creditworthiness of the Seller Parties. None of the ~~Administrative Agent, the Nieuw Amsterdam Administrator nor any Purchaser~~Investor Parties, nor any of their respective Affiliates, shall have any duty or responsibility to provide any party to this Agreement with any credit or other information concerning the business, operations, property, prospects, financial and other condition or creditworthiness of the Seller Parties which may come into the possession of such Person or any of its respective officers, directors, employees, agents, attorneys-in-fact or affiliates.

Section 9.7. Indemnification of Administrative Agent and the Nieuw Amsterdam Administrator.

(c) Each Committed Purchaser agrees to indemnify the Administrative Agent and its officers, directors, employees, representatives and agents (to the extent not reimbursed by the Seller Parties and without limiting the obligation of the Seller Parties to do so), ratably in accordance with their respective Percentages or Capital, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for the Administrative Agent or such Person in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not WFB in its capacity as Administrative Agent or such Person shall be designated a party thereto) that may at any time be imposed on, incurred by or asserted against the Administrative Agent or such Person as a result of, or arising out of, or in any way related to or by reason of, any of the transactions contemplated hereunder or the execution, delivery or performance of this Agreement or any other document furnished in connection herewith (but excluding any such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the bad faith, gross negligence or willful misconduct of the Administrative Agent or such Person as finally determined by a court of competent jurisdiction).

(d) Each Committed Purchaser in ~~a~~the Funding Group agrees to indemnify its Administrator and its officers, directors, employees, representatives and agents (to the extent not reimbursed by the Seller Parties and without limiting the obligation of the Seller Parties to do so), ratably in accordance with their respective Capital, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for such Administrator or such Person in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Administrator in its capacity as such or such Person shall be designated a party thereto) that may at any time be imposed on, incurred by or asserted against such Administrator or such Person as a result of, or arising out of, or in any way related to or by reason of, any of the transactions contemplated hereunder or the execution, delivery or performance of this Agreement or any other document furnished in connection herewith (but excluding any such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the bad faith, gross negligence or willful misconduct of such Administrator or such Person as finally determined by a court of competent jurisdiction).

Section 9.8. Administrative Agent and the Nieuw Amsterdam Administrator in their Individual Capacities. Each of the Administrative Agent and the Nieuw Amsterdam Administrator in its individual capacity and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Seller Parties and their Affiliates as though it were not the Administrative Agent or an Administrator, as the case may be, hereunder. With respect to its Investments, if any, each of the Administrative Agent and the Nieuw Amsterdam Administrator shall have the same rights and powers under this Agreement as any Purchaser and may exercise the same as though it were not the Administrative Agent or an Administrator, as the case may be, and the terms “Purchaser” and “Purchasers” shall include each of the Administrative Agent and the Nieuw Amsterdam Administrator in its individual capacity.

Section 9.9. Successor Administrative Agent. The Administrative Agent, upon thirty (30) days’ notice to the Seller Parties and the Purchasers (or, as applicable, ~~their~~ the Nieuw Amsterdam Administrator) may voluntarily resign and may be removed at any time, with or without cause, by the Purchasers. If the Administrative Agent shall voluntarily resign or be removed as Administrative Agent under this Agreement, then the remaining Committed Purchasers (or their respective Funding Group’s Administrator) shall jointly appoint a Committed Purchaser or an Administrator to become the successor Administrative Agent, whereupon such successor Administrative Agent shall succeed to the rights, powers and duties of the Administrative Agent and the term “Administrative Agent” shall mean such successor Administrative Agent. Upon resignation or replacement of any Administrative Agent in accordance with this Section 9.9, the retiring Administrative Agent shall execute or authorize the filing of such UCC-3 assignments and amendments, and assignments and amendments of the Transaction Documents, as may be necessary to give effect to its replacement by a successor Administrative Agent. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of Article VIII and this Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

Section 9.10. UCC Filings. Each of the Purchasers hereby expressly recognizes and agrees that the Administrative Agent may be designated as the secured party of record on the various UCC filings required to be made under this Agreement and the party entitled to amend, release and terminate the UCC filings under the Sale Agreement in order to perfect their respective interests in the Receivables, Collections and Related Security, that such designation shall be for administrative convenience only in creating a record or nominee holder to take certain actions hereunder on behalf of the Purchasers and that such listing will not affect in any way the status of the Purchasers as the true parties in interest with respect to the Purchased Assets. In addition, such listing shall impose no duties on the Administrative Agent other than those expressly and specifically undertaken in accordance with this Article IX.

Section 9.11. Conflict Waivers. ~~the~~The Nieuw Amsterdam Administrator or one or more of its Affiliates acts, or may in the future act: (i) as administrator for the Conduit Purchaser in ~~its~~the Funding Group, (ii) as issuing and paying agent for such Conduit Purchaser’s Commercial Paper, (iii) to provide credit or liquidity enhancement for the timely payment for such Conduit Purchaser’s Commercial Paper and (iv) to provide other services from time to time for such Conduit Purchaser (collectively, the “Administrator Roles”). Each of the Administrative Agent and the Purchasers hereby acknowledges and consents to any and all Administrator Roles and agrees that in connection with any Administrator Role, the Nieuw Amsterdam Administrator may take, or refrain from taking, any action which it, in its discretion, deems appropriate, including, without limitation, in its role as administrator for the applicable Conduit Purchaser, the giving of notice to the liquidity banks of a mandatory purchase pursuant to the applicable Liquidity Agreement, and hereby acknowledges that neither the Nieuw Amsterdam Administrator nor any of its Affiliates has any fiduciary duties hereunder to any Purchaser (other than the applicable Conduit Purchaser) arising out of any of its Administrator Roles.

ARTICLE X.

ASSIGNMENTS; PARTICIPATIONS

Section 10.1. Assignments; Pledge to Federal Reserve Bank.

(a) Each of the parties hereby consents to any future pledge or assignment by a Conduit Purchaser of all or any portion of such Conduit Purchaser’s rights and obligations hereunder to its Administrator, its Liquidity Banks and their respective Affiliates, or to its security trustee, in each case without the consent of the Seller or any other Person. In addition to and not in limitation of the foregoing: (i) any Purchaser may at any time and from time to time, with the prior written consent of its Administrator (if applicable) and the Administrative Agent (in each case, which consent shall not be unreasonably withheld, denied or delayed), assign to one or more Eligible Assignees (each, an “Assignee Purchaser”) all or any part of its rights and obligations under this Agreement (and, if applicable, under the applicable Liquidity Agreement) pursuant to an assignment agreement (an “Assignment Agreement”) executed by such Assignee Purchaser and such selling Purchaser and reasonably acceptable to the Administrative Agent, the applicable Administrator (if any) and the Seller; and (ii) so long as no Amortization Event shall have occurred and be continuing, the consent of the Seller (which consent shall not be unreasonably withheld, denied or delayed) shall be required prior to the effectiveness of any such assignment other than to an existing Purchaser or one of its Affiliates and other than as provided in the first sentence of this Section 10.1(a). Upon delivery of the executed Assignment Agreement to the Administrative Agent, such selling Purchaser shall be released from its obligations hereunder to the extent of such assignment. Thereafter, upon recordation in the Register, the Assignee Purchaser shall for all purposes be a Purchaser party to this Agreement and shall have all the rights and obligations of a Purchaser under this Agreement to the same extent as if it were an original party hereto and thereto, and no further consent or action by the Seller, the Purchasers or the Administrative Agent shall be required. Neither the Seller nor the Servicer shall have the right to assign its rights or obligations under this Agreement. The Purchasers may not assign all or any part of their rights or obligations under this Agreement other than as permitted by this Section 10.1.

(b) Notwithstanding any other provision of this Agreement to the contrary, any Purchaser may at any time pledge or grant a security interest in all or any portion of its rights (including, without limitation, rights to payment of principal and interest) under this Agreement to secure obligations of such Purchaser to a Federal Reserve Bank located in the United States of America, without notice to or consent of any other party hereto; provided that no such pledge or grant of a security interest shall release such Purchaser from any of its obligations hereunder or substitute any such pledgee or grantee for such Purchaser as a party hereto.

(c) The Administrative Agent, acting solely for this purpose as an agent of the Seller, shall maintain a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of the Purchasers and each Purchaser’s interest in this Agreement and the other Transaction Documents pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Seller, the Administrative Agent and the ~~Purchaser~~Purchasers shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Purchaser hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Seller and any Purchaser, at any reasonable time and from time to time upon reasonable prior notice. The parties intend for the Investments (for federal, state and local income and franchise tax purposes, as set forth in Section ~~1.4(e)~~1.12) evidenced by this Agreement to be in registered form for tax purposes.

Section 10.2. Participations. Any Purchaser may, without the consent of any other party to this Agreement (but with notice by such Purchaser to the Administrative Agent and the Seller at least 5 business Days prior to any such sale), in the ordinary course of its business at any time sell to one or more Persons (each a “Participant”) participating interests in its Commitment (if applicable), its Investments. Notwithstanding any such sale by a Purchaser of a participating interest to a Participant, such Purchaser’s rights and obligations under this Agreement shall remain unchanged, such Purchaser shall remain solely responsible for the performance of its obligations hereunder, and each of the parties hereto shall continue to deal solely and directly with such Purchaser in connection with such Purchaser’s rights and obligations under this Agreement. Each Purchaser agrees that any agreement between such Purchaser and any such Participant in respect of such participating interest shall not restrict such Purchaser’s right to agree to any amendment, supplement, waiver or modification to this Agreement, except for any amendment, supplement, waiver or modification described in Section 12.1(b)(i). Each Purchaser that sells a participation shall, acting solely for this purpose as an agent of the Seller, maintain a register on which it enters the name and address of each Participant and such Participant’s interest in the rights and obligations under this Agreement and the other Transaction Documents (the “Participant Register”); provided that no Purchaser shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any rights or obligations under any Transaction Document) to any Person except (i) to the extent that such disclosure is necessary to establish that such rights and obligations are in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and (ii) to the Seller upon the reasonable request of the Seller. The entries in the Participant Register shall be conclusive absent manifest error, and such Purchaser shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

Section 10.3. Replacement of Purchaser. If (i) the Seller becomes obligated to pay additional amounts to any Purchaser pursuant to Section 8.3 or Section 8.5, (ii) any Committed Purchaser becomes a Defaulting Purchaser, or (iii) any Purchaser (or its Administrator) does not consent to any matter requiring its consent under Section 12.1 when the Required Purchasers have otherwise consented to such matter, then the Administrative Agent or CMC may, within 90 days thereafter, designate another bank or financial institution meeting the requirements of an Eligible Assignee (or otherwise reasonably acceptable to the Administrative Agent) (such other institution being called a “Replacement Purchaser”) to purchase the Capital of such Purchaser and such Purchaser’s rights hereunder, without recourse to or warranty by, or expense to, such Purchaser, for a purchase price equal to the outstanding Capital and accrued Yield payable to such Purchaser plus any accrued but unpaid fees owed to such Purchaser and any other amounts payable to such Purchaser under this Agreement, and to assume all the obligations of such Purchaser hereunder, all in compliance with Section 10.1; provided, however, that (a) if a Defaulting Purchaser is a member of ~~a~~the Funding Group, the Administrative Agent or CMC may replace its entire Funding Group, and (b) unless an Amortization Event shall have occurred and be continuing, the Seller shall have the right to consent to any Replacement Purchaser selected by the Administrative Agent, which consent shall not be unreasonably withheld or delayed. Upon such purchase and assumption (pursuant to an Assignment Agreement), such Purchaser shall no longer be a party hereto or have any rights hereunder (other than rights with respect to indemnities and similar rights applicable to such Purchaser prior to the date of such purchase and assumption) and shall be relieved from all obligations to the Seller hereunder, and the Replacement Purchaser shall succeed to the rights and obligations of such Purchaser hereunder.

ARTICLE XI.

GRANT OF SECURITY INTEREST

Section 11.1. Grant of Security Interest. In addition to any ownership interest which the Administrative Agent may from time to time acquire pursuant hereto, the Seller hereby grants to the Administrative Agent, for the benefit of the Investor Parties, a continuing security interest in all of the Seller’s right, title and interest in, to and under the ~~Pool~~Purchased Assets, prior to all other liens on and security interests therein to secure the prompt and complete payment of the Aggregate Unpaids and the performance of all of the Seller’s obligations under the Transaction Documents. The Administrative Agent is hereby authorized to file a financing statement naming the Seller as the debtor and/or ~~seller~~the Seller and describing the collateral covered thereby as “all personal property and the proceeds thereof”, “all assets and the proceeds thereof” or words of similar effect. The Investor Parties shall have, in addition to the rights and remedies that they may have under this Agreement, all other rights and remedies provided to a secured creditor under the UCC and other applicable law, which rights and remedies shall be cumulative.

ARTICLE XII.

MISCELLANEOUS

Section 12.1. Waivers and Amendments.

(a) No failure or delay on the part of any of the Investor Parties in exercising any power, right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other further exercise thereof or the exercise of any other power, right or remedy. The rights and remedies herein provided shall be cumulative and nonexclusive of any rights or remedies provided by law. Any waiver of this Agreement shall be effective only in the specific instance and for the specific purpose for which given.

(b) No provision of this Agreement may be amended, supplemented, modified or waived except in writing in accordance with the provisions of this Section 12.1(b). This Agreement and the provisions hereof may be amended, supplemented, modified or waived only in a writing signed by the Seller, the Servicer, the Administrative Agent and the Required Purchasers; provided, however, that (i) a Conduit Purchaser’s or Committed Purchaser’s Funding Group’s Administrator’s signature on any amendment, supplement, modification or waiver shall have the same force and effect as the signature of any member of ~~such~~the Funding Group, (ii) the ~~Administrative Agent, the Nieuw Amsterdam Administrator and the Purchasers~~Investor Parties may enter into amendments to modify any of the terms or provisions of Article IX of this Agreement without the consent of the Seller or Servicer, provided that such amendment has no negative impact upon the Seller or Servicer, and (iii) without the consent of each Purchaser directly affected thereby (or, in the case of a member of ~~a~~the Funding Group, its applicable Administrator), no such amendment supplement, modification or waiver shall (A) extend the Facility Termination Date or the date of any payment or deposit of Collections by the Seller or the Servicer, (B) reduce the rate or extend the time of payment of Yield (or any component of Yield), (C) reduce any fee payable to the Administrative Agent or to or for the benefit of any Purchaser, (D) change the Capital of any Investment, (E) amend, modify or waive any provision of the definition of Required Purchasers or this Section 12.1(b), (F) consent to or permit the assignment or transfer by the Seller or Servicer of any of its respective rights and obligations under this Agreement, (G) change the definition of “Commitment” or “Purchased Assets Coverage Percentage” or (H) amend or modify any defined term (or any defined term used directly or indirectly in such defined term) used in clauses (A) through (G) above in a manner that would circumvent the intention of the restrictions set forth in such clauses. The Seller acknowledges that a Conduit Purchaser’s ability to consent to any amendment or supplement to, or modification or waiver of, this Agreement may require prior confirmation from the rating agencies who rate its Commercial Paper that such amendment, supplement, modification or waiver will not cause a downgrade in or withdrawal of any existing rating of such Commercial Paper. Any modification or waiver made in accordance with this Section 12.1 shall be binding upon each of the parties hereto.

Section 12.2. Notices. Except as provided in this Section 12.2, all communications and notices provided for hereunder shall be in writing (including by letter, facsimile, electronic mail or similar writing) and shall be given to the other parties hereto at their respective addresses or telecopy numbers set forth on the signature pages hereof or at such other address or telecopy number as such Person may hereafter specify for the purpose of notice to each of the other parties hereto. Each such notice or other communication shall be effective (a) if given by facsimile or electronic mail, upon the receipt thereof, (b) if given by mail, five (5) Business Days after the time such communication is deposited in the mail with first class postage prepaid or (c) if given by any other means, when received at the address specified in this Section 12.2. The Seller hereby authorizes each of the Investor Parties to effect Investments based on telephonic notices made by any Person whom such Investor Party in good faith believes to be acting on behalf of the Seller. The Seller agrees to deliver promptly to the Administrative Agent and the Nieuw Amsterdam Administrator a written confirmation of each telephonic notice signed by an Authorized Officer of the Seller; provided, however, the absence of such confirmation shall not affect the validity of such notice. If the written confirmation differs from the action taken by any of the Investor Parties, the records of the Administrative Agent (in the case of WFB) or the applicable Administrator (in all other cases) shall govern absent manifest error.

Section 12.3. Ratable Payments. If any Purchaser, whether by setoff or otherwise, has payment made to it with respect to any portion of the Aggregate Unpaids owing to such Purchaser (other than payments received pursuant to Section 8.3 or 8.4) in a greater proportion than that received by any other Purchaser entitled to receive a ratable share of such Aggregate Unpaids, such Purchaser agrees, promptly upon demand, to purchase for cash without recourse or warranty a portion of such Aggregate Unpaids held by the other Purchasers so that after such purchase each Purchaser will hold its ratable proportion of such Aggregate Unpaids; provided that if all or any portion of such excess amount is thereafter recovered from such Purchaser, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

Section 12.4. Protection of Ownership and Security Interests.

(a) The Seller agrees that from time to time, at its expense, it will promptly execute and deliver all instruments and documents, and take all actions, that may be necessary or desirable, or that the Administrative Agent or any Administrator may reasonably request, to perfect, protect or more fully evidence the Administrative Agent’s (on behalf of the Investor Parties) ownership of or security interest in the ~~Pool Assets or~~ Purchased Assets, or to enable the Investor Parties to exercise and enforce their rights and remedies hereunder. At any time after the occurrence of an Amortization Event, the Administrative Agent may, or the Administrative Agent may direct the Seller or the Servicer to, notify the Obligors of Receivables, at the Seller’s expense, of the ownership or security interests of Investor Parties under this Agreement and may also direct that payments of all amounts due or that become due under any or all Receivables be made directly to the Administrative Agent or its designee. The Seller or the Servicer (as applicable) shall, at any Investor Party’s request, withhold the identity of such Investor Party in any such notification.

(b) If any Seller Party fails to perform any of its obligations hereunder, any Investor Party may (but shall not be required to) perform, or cause performance of, such obligations, and such Investor Party’s costs and expenses incurred in connection therewith shall be payable by the Seller as provided in Section 8.4. Each Seller Party irrevocably authorizes the Administrative Agent at any time and from time to time in the sole discretion of the

Administrative Agent, and appoints the Administrative Agent as its attorney-in-fact, to act on behalf of such Seller Party (i) to execute on behalf of the Seller as debtor (if required) and to file financing statements necessary or desirable in the Administrative Agent’s sole discretion to perfect and to maintain the perfection and priority of the ownership or security interest of the Investor Parties in the Purchased Assets, including, financing statements describing as the collateral covered thereby “all of debtor’s personal property or assets” or words to that effect, notwithstanding that such wording may be broader in scope than the Purchased Assets described in this Agreement and (ii) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Receivables as a financing statement in such offices as the Administrative Agent in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the interests of the Purchasers in the Receivables. This appointment is coupled with an interest and is irrevocable.

Section 12.5. Confidentiality.

(a) Each of the parties hereto shall maintain and shall cause each of its employees and officers to maintain the confidentiality of the Fee Letter, the Administrative Agent’s Fee Letter and the other nonpublic, confidential or proprietary information with respect to the Originators, the Seller Parties, the Funding Sources and their respective businesses obtained by it or them in connection with the structuring, negotiating and execution of the transactions contemplated herein, except that such party and its directors, officers and employees may disclose such information (i) to such party’s external accountants, attorneys, investors, potential investors and credit enhancers and the agents or advisors of such Persons, and (ii) as required by any applicable law or regulation or by any court, regulatory body or agency having jurisdiction over such party (including, without limitation, the filing of this Agreement with the SEC as an exhibit to an annual or quarterly report under the Securities Exchange Act of 1934); and provided, further, that such party shall have no obligation of confidentiality in respect of any information which may be generally available to the public or becomes available to the public through no fault of such party.

(b) Anything herein to the contrary notwithstanding, each Seller Party hereby consents to the disclosure of any nonpublic information with respect to it and any Originator (i) to each of the Funding Sources, (ii) to any prospective or actual assignee or participant of any of the Funding Sources, (iii) to any investor in, or any rating agency who rates, any Conduit Purchaser’s Commercial Paper or other debt securities or to any such Commercial Paper dealer, (iv) to any provider of a surety, guaranty or credit or liquidity enhancement to a Conduit Purchaser or any entity organized for the purpose of purchasing, or making loans secured by, financial assets for which any of the Committed Purchasers or any of its respective Affiliates acts as the administrator, (v) to a nationally recognized statistical rating organization in compliance with Rule 17g-5 under the Securities Exchange Act of 1934 (or to any other rating agency in compliance with any similar rule or regulation in any relevant jurisdiction), and (vi) to any officers, directors, employees, outside accountants, advisors and attorneys of any of the foregoing, provided each such Person is advised of the confidential nature of such information and (except in the case of a Person described in clauses (iii) and (v) above) agrees to be bound by the provisions of this Section 12.5. In addition, each of the Investor Parties may (A) disclose any such nonpublic information pursuant to any law, rule, regulation, direction, request or order of any judicial, administrative or regulatory authority or proceedings (whether or not having the force or effect of law), and (B) disclose the existence and principal terms of this Agreement and the other Transaction Documents (including the type and size of the transaction, the company logo , names and respective roles of the Seller, the Servicer, the Administrative Agent and the Nieuw Amsterdam Administrator in connection therewith) for the purpose of conducting and marketing their respective businesses.

Section 12.6. Limitation of Liability. Except with respect to any claim arising out of the willful misconduct or gross negligence of any of the Investor Parties, no claim may be made by any Seller Party or any other Person against any of the Investor Parties or its respective Affiliates, directors, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and each Seller Party hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 12.7. CHOICE OF LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW WHICH SHALL APPLY HERETO) EXCEPT TO THE EXTENT THAT THE PERFECTION OF THE ADMINISTRATIVE AGENT’S SECURITY INTEREST IN THE COLLATERAL OR REMEDIES HEREUNDER IN RESPECT THEREOF ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.

Section 12.8. CONSENT TO JURISDICTION. EACH PARTY HERETO HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT SITTING IN THE BOROUGH OF MANHATTAN, NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY DOCUMENT EXECUTED BY SUCH PERSON PURSUANT TO THIS AGREEMENT AND EACH PARTY ~~HERETOO~~HERETO HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF ANY OF THE PARTIES TO BRING PROCEEDINGS AGAINST ANY OTHER PARTY IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY ANY PARTY AGAINST ANY OTHER PARTY HERETO OR ANY AFFILIATE OF ANY PARTY HERETO INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY DOCUMENT EXECUTED BY SUCH PARTY PURSUANT TO THIS AGREEMENT SHALL BE BROUGHT ONLY IN A COURT IN THE BOROUGH OF MANHATTAN, NEW YORK.

Section 12.9. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT, ANY DOCUMENT EXECUTED BY ANY PARTY HERETO PURSUANT TO THIS AGREEMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER OR THEREUNDER.

Section 12.10. Integration; Binding Effect; Survival of Terms.

(a) This Agreement and each other Transaction Document contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings.

(b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns (including any trustee in bankruptcy). This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms and shall remain in full force and effect until terminated in accordance with its terms; provided, however, that the rights and remedies with respect to (i) any breach of any representation and warranty made by any Seller Party pursuant to Article V, (ii) the indemnification and payment provisions of Article VIII, and Sections 12.6 through and including 12.9 shall be continuing and shall survive any termination of this Agreement.

Section 12.11. Counterparts; Severability; Section References. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Unless otherwise expressly indicated, all references herein to “Article,” “Section,” “Schedule” or “Exhibit” shall mean articles and sections of, and schedules and exhibits to, this Agreement.

Section 12.12. PATRIOT Act. Each Investor Party that is subject to the requirements of the Patriot Act hereby notifies the Seller and the Servicer that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Seller Parties, the Originators and their respective Subsidiaries, which information includes the name and address of the Seller Parties, the Originators their respective Subsidiaries and other information that will allow such Purchasers to identify such parties in accordance with the Patriot Act.

Section 12.13. Recourse Against Certain Parties. No recourse under or with respect to any obligation, covenant or agreement (including, without limitation, the payment of any Fees or any other obligations) of any Seller Party or any Conduit Purchaser contained in this Agreement or any other agreement, instrument or document entered into by it pursuant hereto or in connection herewith shall be had against any incorporator, affiliate, stockholder, officer, partner, member, manager, employee or director of any Seller Party or any Conduit Purchaser by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that the agreements of the Seller Parties or each Conduit Purchaser contained in this Agreement and all of the other agreements, instruments and documents entered into by it pursuant hereto or in connection herewith are, in each case, solely the corporate or limited liability company obligations of the Seller Parties or such Conduit Purchaser, as the case may be, and that no personal liability whatsoever shall attach to or be incurred by the Seller Parties, any Conduit Purchaser or any incorporator or organizer, stockholder, affiliate, officer, partner, member, manager, employee or director thereof under or by reason of any of the obligations, covenants or agreements of the Seller Parties contained in this Agreement or in any other such instruments, documents or agreements, or that are implied therefrom. By way of clarification, the foregoing sentence shall not limit recourse to any Seller Party for its respective obligations under this Agreement.

Section 12.14. Limitation on Payments. Notwithstanding any provisions contained in this Agreement to the contrary, no Conduit Purchaser shall, nor shall it be obligated to, pay any amount pursuant to this Agreement unless (a) such Conduit Purchaser has received funds which may be used to make such payment and which funds are not required to repay its Commercial Paper and advances under its Program Support Agreements when due and (b) after giving effect to such payment, either (i) there is sufficient liquidity availability (determined in accordance with the Program Support Agreements), under all of the liquidity facilities for such Conduit Purchaser’s Commercial Paper program, to pay the “Face Amount” (as defined below) of all outstanding Commercial Paper and advances under its Program Support Agreements when due or (ii) all Commercial Paper and advances under the Program Support Agreements are paid in full. Any amount which a Conduit Purchaser does not pay pursuant to the operation of the preceding sentence shall not constitute a claim (as defined in §101 of the Bankruptcy Code) against or limited liability company obligation of such Conduit Purchaser for any such insufficiency unless and until such payment may be made in accordance with clauses (a) and (b) above. The agreements in this Section shall survive termination of this Agreement and payment of all obligations hereunder. As used in this Section, the term “Face Amount” means, with respect to outstanding Commercial Paper or advances under a Conduit Purchaser’s Program Support Agreements, (x) the face amount of any such Commercial Paper issued on a discount basis, and (y) the principal amount of, plus the amount of all interest accrued and to accrue thereon to the stated maturity date of, any such Commercial Paper issued on an interest-bearing basis or any such advances under its Program Support Agreements.

Section 12.15. Non-Petition. Each of the parties hereto hereby agrees that it will not institute against any Conduit Purchaser, or join any Person in instituting against any Conduit Purchaser, any insolvency proceeding (namely, any proceeding of the type referred to in Section 7.1(g)(ii) or (iii) as if references to the “Seller” therein were references to such Conduit Purchaser) so long as any Commercial Paper or other senior Indebtedness issued by such Conduit Purchaser, as the case may be, shall be outstanding or there shall not have elapsed one year plus one day since the last day on which any such Commercial Paper or other senior Indebtedness shall have been outstanding. The parties’ obligations under this Section 12.15 shall survive termination of this Agreement.

Section 12.16. ~~Acknowledgment~~Acknowledgement and Consent to Bail-In of EEA Financial ~~Regulations~~Institutions. Notwithstanding anything to the contrary in ~~this Agreement~~any Transaction Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under ~~this Agreement, to the extent such liability is unsecured,~~any Transaction Document may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by: (a) ~~(a)~~ the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and ~~(b)~~ (b) the effects of any Bail-~~in~~In Action on any such liability, including, if applicable: ~~(i)~~ (i) a reduction~~,~~ in full or in part~~,~~ or cancellation of any such liability; ~~(ii)~~ (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent ~~undertaking~~entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement~~; or (iii)~~ or any other Loan Document; or (iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

Section 12.17. Intercreditor Agreement. Each of the Purchasers hereby authorizes and directs the Administrative Agent to enter into an intercreditor agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”) with Bank of America, N.A., as administrative agent for various lenders, with respect to the Excluded Fab Receivables (as defined in Omnibus Amendment No. 3 to this Purchase Agreement and certain other Transaction Documents), in form and substance satisfactory to the Administrative Agent, and agrees to be bound by the terms thereof with the same force and effect as if such Purchaser were a direct party thereto. Each of the ~~Administrative Agent, the Purchasers and the Nieuw Amsterdam Administrator~~Investor Parties agrees that (x) none of CMC, CMC Steel, the Seller or any Servicer shall be in breach of any representation or warranty or in violation of any covenant (including any negative pledge or similar covenant) under the Transaction Documents as a result of such party’s acknowledgment of and agreement to the Intercreditor Agreement and (y) no Adverse Claim is created by the Intercreditor Agreement.

<Signature Pages Follow>

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date hereof.

CMC RECEIVABLES, INC., AS TH E SELLER

By:

Name:
Title:

Address for Notices:
6565 N. MacArthur Blvd., Suite ~~800~~844a
Irving, TX 75039
Attn:	VP and Treasurer
Email:	Carey.Dubois@cmc.com
Phone:	(972) 308-4092
Fax:	(214) 689-5890

COMMERCIAL METALS COMPANY, AS THE SERVICER

By:

Name:
Title:

Address for Notices:
6565 N. MacArthur Blvd., Suite 800
Irving, TX 75039
Attn:	VP and Treasurer
Email:	Carey.Dubois@cmc.com
Phone:	(972) 308-4092
Fax:	(214) 689-5890

WELLS FARGO BANK, N.A.,

INDIVIDUALLY AS A COMMITTED PURCHASER AND AS ADMINISTRATIVE AGENT

By:

Name:	William P. Rutkowski
Title:	Vice President

Address for Notices:
Wells Fargo Bank, N.A.
1100 Abernathy Road, N.E., Suite 1600
Atlanta, GA 30328-5657
Attention:	William P. Rutkowski
Email:
~~WFCFReceivablesSecuritizationAtlanta@wellsfargo.com~~WFCFReceivablesSecuritizationAtlanta@wellsfargo.com; william.rutkowski@wellsfargo.com
Phone:	(770) 508-2180
Fax:	(866) 972-3558

COÖPERATIEVE RABOBANK U.A., INDIVIDUALLY AS A COMMITTED PURCHASER AND AS NIEUW AMSTERDAM ADMINISTRATOR

By:

Name:
Title:

Address for Notices:

COÖPERATIEVE RABOBANK U.A., as Nieuw Amsterdam Purchaser Agent

Croeselaan 18

3521 CB Utrecht

Netherlands

Email: ~~l.eu.TransactionManagement@rabobank.com~~l.eu.TransactionManagement@rabobank.com

With a copy to:

Rabobank

245 Park Avenue

New York, NY 10167

Attention: ABF -Transaction Management,

Fax No. (914) 304-9324

Email: TMTEAM@Rabobank.com

NIEUW AMSTERDAM RECEIVABLES CORPORATION B.V.

By:

Name:
Title:

Address:

Nieuw Amsterdam Receivables Corporation B.V.

Prins Bernhardplein 200

1097 JB Amsterdam

The Netherlands

Attention: The Directors

Email: ~~securitisation@intertrustgroup.com; NL~~

~~-NARC@intertrustgroup.com~~securitisation@intertrustgroup.com; NL-

NARC@intertrustgroup.com;

Facsimile No.: +31 (0)20 521 4888

Confirmation No.: +31 (0)20 521 4777

With a copy to:

Nieuw Amsterdam Receivables Corporation B.V.

c/o Global Securitization Services, LLC

68 South Service Road, Suite 120

Melville, NY 11747

Attention: Damian Perez

Phone: (631) 930-7218

Fax: (212) 302-8767

Email: ~~nieuwam@gssnyc.com~~nieuwam@gssnyc.com]

EXHIBIT I

DEFINITIONS

Capitalized terms used and not otherwise defined herein, are used with the meanings attributed thereto in Agreement or, if not defined therein, in the Sale Agreement.

Except as otherwise specified in this Agreement, all references in this Agreement (i) to any Person (other than the Seller) shall be deemed to include such Person’s successors and assigns, and (ii) to any law, agreement, statute or contract specifically defined or referred to in this Agreement shall be deemed references to such law, agreement, statute or contract as the same may be supplemented, amended, waived, consolidated, replaced or modified from time to time, but only to the extent permitted by, and effected in accordance with, the terms thereof. The words “herein,” “hereof” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any provision of this Agreement, and references to “Article,” “Section,” “paragraph,” “Exhibit,” “Schedule” and “Appendix” are references to this Agreement unless otherwise specified. Whenever the context so requires, words importing any gender include the other gender. Any of the defined terms may, unless the context otherwise requires, be used in the singular or the plural depending on the reference; the singular includes the plural and the plural includes the singular. The word “or” shall not be exclusive.

All accounting terms not otherwise defined in this Agreement shall have the meanings assigned them in conformity with GAAP. All terms used in Article 9 of the UCC and not specifically defined in this Agreement shall be defined herein and in the Transaction Documents as such terms are defined in the UCC as in effect in the State of New York. Each reference to this Agreement, any other Transaction Document, or any other agreement shall be a reference to such agreement together with all exhibits, schedules, attachments and appendices thereto, in each case as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof and hereof. References to “writing” include telecopying, printing, typing, lithography and other means of reproducing words in a tangible visible form including computer generated information accessible in tangible visible form. References to “written” include faxed, printed, typed, lithographed and other means of reproducing words or symbols in a tangible visible form consistent with the preceding sentence. The words “including,” “includes” and “include” shall be deemed to be followed by the words “without limitation”. For purposes of determining any ratio or making financial calculations hereunder that include a reference to one or more months in such determination, such reference shall be deemed a reference to a calendar month.

Unless otherwise expressly provided herein, any period of time ending on a day which is not a Business Day shall end on the next succeeding Business Day, and any notice or report which is not received by the time specified in this Agreement, shall be deemed to have been received on the next Business Day. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.”

Exhibit I - Page 1

In addition, as used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Adjusted Dilution Ratio” means, at any time, the rolling average of the Dilution Ratio for the 12 Calculation Periods then most recently ended.

“Adverse Claim” means a Lien, security interest, charge or encumbrance, or other right or claim in, of or on any Person’s assets or properties in favor of any other Person.

“Administrative Agent” has the meaning set forth in the preamble to this Agreement.

“Administrative Agent’s Account” means account no. 37235547964500739, account name: Wells Fargo Bank, N.A., ABA No. 121-000-248, Reference: CMC Receivables, Inc., Swift WFBIUS6S, or any other account or accounts as the Administrative Agent may indicate from time to time.

“Administrative Agent’s Fee Letter” means that certain letter agreement dated as of August 15, 2014 by and between the Administrative Agent and the Seller, as the same may be amended, restated or otherwise modified from time to time.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person or any Subsidiary of such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by Contract or otherwise.

“Affiliated Obligor” means any Obligor that is an Affiliate of another Obligor.

“Aggregate Capital” means, on any date of determination, the aggregate amount of Capital of all Investments outstanding on such date.

“Aggregate Reduction” has the meaning specified in Section ~~2.1~~1.4(~~f~~a).

“Aggregate Unpaids” means, at any time, the sum of the Aggregate Capital and all Required Amounts.

“Agreement” means this Receivables Purchase Agreement, as it may be amended, restated, supplemented or otherwise modified and in effect from time to time.

“Alternate Base Rate” means, for any day, a rate per annum equal to the sum of (a) the higher as of such day of (i) the Prime Rate, or (ii) one-half of one percent (0.50%) above the Federal Funds Rate, plus (b) the Applicable Margin. For purposes of determining the Alternate Base Rate for any day, changes in the Prime Rate or the Federal Funds Rate shall be effective on the date of each such change.

Exhibit I - Page 2

“Amortization Date” means the earliest to occur of (a) the Business Day immediately prior to the occurrence of an Amortization Event set forth in Section 7.1(g)(ii) or (iii) or the actual or deemed entry of an order for relief with respect to any Seller Party under the Federal Bankruptcy Code, (b) the Business Day specified in a written notice from the Administrative Agent or any Purchaser following the occurrence and during continuation of any other Amortization Event, and (c) the date which is five (5) Business Days after the Administrative Agent’s receipt of written notice from the Seller that it wishes to terminate the facility evidenced by this Agreement.

“Amortization Event” has the meaning specified in Section 7.1.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to CMC or its Subsidiaries from time to time concerning or relating to bribery or corruption, including, without limitation, the United States Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“Anti-Money Laundering Laws” means any and all laws, statutes, regulations or obligatory government orders, decrees, ordinances or rules applicable to CMC, its Subsidiaries or Affiliates related to terrorism financing or money laundering, including any applicable provision of the Patriot Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12U.S.C. §§ 1818(s), 1820(b) and 1951-1959).

“Applicable Margin” has the meaning set forth in the Fee Letter.

“Assignee Purchaser” has the meaning set forth in Section 10.1.

“Assignment Agreement” has the meaning set forth in Section 10.1.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Authorized Officer” means, with respect to any Person, its chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

Exhibit I - Page 3

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Broken Funding Costs” means, for each Portion of Capital of a Conduit Purchaser which: (i) is reduced without compliance by the Seller with the notice requirements hereunder or (ii) does not become subject to an Aggregate Reduction following the delivery of any Reduction Notice or (iii) is assigned by a Conduit Purchaser to a related Liquidity Bank under its Liquidity Agreement or terminated prior to the date on which it was originally scheduled to end; an amount equal to the excess, if any, of (A) the Yield that would have accrued during the remainder of the tranche periods for such Conduit Purchaser’s Commercial Paper determined by such Conduit Purchaser or its Administrator to relate to such Portion of Capital including and subsequent to the date of such reduction, assignment or termination (or in respect of clause (ii) above, the date such Aggregate Reduction was designated to occur pursuant to the Reduction Notice) of such Portion of Capital if such reduction, assignment or termination had not occurred or such Reduction Notice had not been delivered, over (B) the income, if any, actually received during the remainder of such period by the holder of such Portion of Capital from investing the amount of such reduction. All Broken Funding Costs shall be due and payable hereunder upon demand.

“Business Day” means (i) any day on which banks are not authorized or required to close in New York, New York or Atlanta, Georgia, (ii) if the applicable Business Day relates to any computation or payment to be made with respect to the LMIR, any day on which dealings in dollar deposits are carried on in the London interbank market, and (iii) if the applicable Business Day relates to any computation or payment to be made with respect to a CP Rate, any day on which the Depository Trust Company is open for business.

“Calculation Period” means a calendar month.

“Capital” means, with respect to any Purchaser, the aggregate amount paid to (or for the benefit of) the Seller in respect of Investments by such Purchaser, as reduced from time to time by Collections distributed and applied on account of such Capital pursuant to Section 2.1(d) of the Agreement; provided that if such Capital shall have been reduced by any distribution and thereafter all or a portion of such distribution is rescinded or must otherwise be returned for any reason, such Capital shall be increased by the amount of such rescinded or returned distribution as though it had not been made.

“Capital Securities” means, with respect to any Person, all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s capital, whether now outstanding or hereafter issued.

“Capital Settlement Date” means the first Business Day after any Settlement Report revealing an Investment Excess is delivered.

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“Capital Lease” means, as of any date, any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on the balance sheet of the lessee.

“Capitalized Rentals” means, for any Person and as of any date of any determination, the amount at which the aggregate Rentals due and to become due under all Capital Leases under which such Person is a lessee would be reflected as a liability on a consolidated balance sheet of such Person.

“Cash Purchase Price” ~~has the meaning specified in Section 1.2(a).~~means, for any Investment, the aggregate amount of cash requested to be paid to the Seller for such Investment.

“Change of Control” means:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 35% or more of the Voting Stock of such Person;

(b) during any period of 12 consecutive calendar months, a majority of the members of the board of directors or other equivalent governing body of such Person cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors);

(c) any Person or two or more Persons acting in concert shall have acquired by contract or otherwise (including, without limitation, through the acquisition of securities convertible into Voting Stock of CMC), or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of CMC;

Exhibit I - Page 5

(e) any Material Originator ceases to be a wholly-owned Subsidiary of CMC; or

(f) CMC ceases to own directly at least 99% of the outstanding Voting Stock of the Seller.

“Charged-Off Receivable” means a Receivable: (a) as to which the Obligor thereof has taken any action, or suffered any event to occur, of the type described in Section 7.1(g) (as if references to any Seller Party therein refer to such Obligor); (b) as to which the Obligor thereof, if a natural person, is deceased, (c) which, consistent with the Credit and Collection Policy, would be written off the Seller’s books as uncollectible, or (d) which has been identified by the Seller as uncollectible.

“Closing Date” means April 5, 2011.

“CMC” has the meaning set forth in the preamble to this Agreement.

“Collection Notice” means, with respect to a Lock-Box Agreement, a notice given by the Administrative Agent to the related Lock-Box Bank in substantially the form attached to such Lock-Box Agreement or otherwise pursuant to which the Administrative Agent exercises its right to direct the disposition of funds on deposit in the Lock-Box Account in accordance with such Lock-Box Agreement.

“Collections” means, with respect to any Receivable, all cash collections and other cash proceeds in respect of such Receivable, including, without limitation, all yield, Finance Charges or other related amounts accruing in respect thereof, and all cash proceeds of Related Security with respect to such Receivable.

“Commercial Paper” means promissory notes of a Conduit Purchaser issued by it in the commercial paper market.

“Commitment” means, for each Committed Purchaser, the maximum aggregate amount which such Committed Purchaser is obligated to pay hereunder on account of all Investments in an amount not to exceed in the aggregate, the amount set forth opposite such Committed Purchaser’s name on Schedule A to this Agreement or in the Assumption Agreement or other agreement pursuant to which it became a Committed Purchaser, as such amount may be modified in accordance with the terms hereof.

“Concentration Limit” means, at any time:

(a) in relation to all Earned but Unbilled Receivables, 10% of total billed Receivables as of the last day of the prior Calculation Period,

(b) with respect to the aggregate Outstanding Balance of Eligible Receivables owing from the 4 Largest NR/NIG Obligors and their Affiliated Obligors, 13.0% of the Outstanding Balance of all Eligible Receivables, and

Exhibit I - Page 6

(c) in relation to the aggregate Outstanding Balance of Receivables owed by any other single Obligor and its Affiliated Obligors (if any), the applicable concentration limit shall be determined as follows for Obligors who have a non-credit-enhanced, senior unsecured long-term debt rating currently assigned to them by S&P and Moody’s (or in the absence thereof, the equivalent short term unsecured senior debt ratings), the applicable concentration limit shall be determined according to the following table:

Concentration Limit Level	S&P Short-Term Rating (if no long-term rating is available)	Moody’s Short-Term Rating (if no long-term rating is available)	S&P Rating Long-Term Rating	Moody’s Long-Term Rating	Allowable % of Eligible Receivables
1	A-1+	P-1	AA or better	Aa2 or better	12.50%
2	A-1	P-1	≥ A	≥ A2	10.00%
3	A-2	P-2	≥ BBB	≥ Baa2	8.00%
4	A-3	P-3	BBB-	Baa3	6.00%
5	Below A-3 or Not Rated by S&P	Below P-3 or Not Rated by Moody’s	Below BBB- or Not Rated by S&P	Below Baa3 or Not Rated by Moody’s	3.25%

; provided, however, that (i) if any Obligor has a split rating, the applicable rating will be the higher of the two (if there is only one rating level difference), one rating below the higher rating (if there are two rating levels difference), and one rating above the lower of the two (if there are more than two rating levels difference), (ii) if any Obligor is not rated by either S&P or Moody’s, the applicable Concentration Limit shall be the one set forth in the last line of the table above, (iii) if any Obligor does not have any rating, concentration limit level 5 shall apply and (iv) subject to the sole discretion of all Purchasers and/or an increase in the Required Reserve Factor Floor, upon the Seller’s request from time to time, all of the Purchasers may agree to a higher percentage of Eligible Receivables for a particular Obligor and its Affiliates (each such higher percentage, a “Special Concentration Limit”), it being understood that any Special Concentration Limit may be cancelled by any Purchaser upon not less than five (5) Business Days’ written notice to the Seller and the Administrative Agent.

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“Conduit Purchaser” has the meaning set forth in the preamble to this Agreement.

“Consolidated EBITDA” means Consolidated Net Income plus, without duplication and to the extent deducted in determining Consolidated Net Income, (a) interest expense, (b) income taxes, and (c) depreciation and amortization expense, which will include any non-recurring, non-cash write-offs, impairments, or other charges on any asset that otherwise in the normal course would have been depreciated or amortized over its useful life including any write-off of good will, in each case of the Performance Guarantor and its Subsidiaries and computed on a consolidated basis and in accordance with GAAP.

“Consolidated Funded Debt” means all Funded Debt of the Performance Guarantor and its consolidated Subsidiaries, determined on a consolidated basis and eliminating intercompany items.

“Consolidated Interest Expense” means interest expense of the Performance Guarantor and its consolidated Subsidiaries, computed on a consolidated basis and in accordance with GAAP.

“Consolidated Net Income” means, for any period, for the Performance Guarantor and its consolidated Subsidiaries computed on a consolidated basis in accordance with GAAP, the net income of the Performance Guarantor and its Subsidiaries.

“Consolidated Net Worth” means the total shareholders’ equity of the Performance Guarantor and its consolidated Subsidiaries, calculated in accordance with GAAP and reflected on the most recent balance sheet of the Performance Guarantor.

“Contract” means, with respect to any Receivable, any and all instruments, agreements, invoices or other writings pursuant to which such Receivable arises or which evidences such Receivable.

“Contract Year” means each period beginning on the Closing Date or any anniversary thereof prior to the Final Payout Date and ending on March 30 of the succeeding year.

“Controlled Group” means the ~~Purchaser~~Servicer, the Guarantors (as defined in the Senior Credit Agreement) and any Person that for purposes of Title IV of ERISA is a member of the controlled group of or under common control (within the meaning of Section 414 of the Internal Revenue Code) with the ~~Purchaser~~Servicer or any such Guarantor.

“CP Costs” means, for either Conduit Purchaser on each day during a Calculation Period on which such Conduit Purchaser funds any Portion of Capital through the issuance of Pooled Commercial Paper, the sum of (a) discount or interest accrued on Pooled Commercial Paper on such day, plus (b) any and all accrued commissions in respect of

Exhibit I - Page 8

placement agents and Commercial Paper dealers, and issuing and paying agent fees incurred, in respect of such Pooled Commercial Paper for such day, plus (c) other costs associated with funding small or odd-lot amounts with respect to all receivable purchase or financing facilities which are funded by Pooled Commercial Paper for such day, minus (d) any accrual of income net of expenses received on such day from investment of collections received under all receivable purchase or financing facilities funded substantially with Pooled Commercial Paper, minus (e) any payment received on such day net of expenses in respect of such Conduit Purchaser’s Broken Funding Costs related to the prepayment of any Investment of such Conduit Purchaser pursuant to the terms of any receivable purchase or financing facilities funded by such Conduit Purchaser substantially with Pooled Commercial Paper. In addition to the foregoing costs, if the Seller shall request any Investment during any period of time determined by a Conduit Purchaser or its Administrator in its sole discretion, to result in incrementally higher CP Costs applicable to such Investment, such Conduit Purchaser’s Portion of Capital shall, during such period, be deemed to be funded by such Conduit Purchaser in a special pool (which may include capital associated with other receivable purchase or financing facilities) for purposes of determining such Conduit Purchaser’s additional CP Costs applicable only to such special pool and charged each day during such period against such Portion of Capital. Each Conduit Purchaser or its Administrator, as the case may be, shall allocate such Conduit Purchaser’s CP Costs for each day on a pro rata basis, based upon the percentage share its Portion of Capital hereunder represents in relation to all assets held by such Conduit Purchaser and funded substantially with Pooled Commercial Paper

“CP Rate” means, for any Conduit Purchaser on any day, the per annum rate equivalent to such Conduit Purchaser’s CP Costs for such day on its Portion of Capital.

“Credit and Collection Policy” means the Originators’ credit and collection policies and practices relating to Contracts and Receivables existing on the date hereof and summarized in Exhibit VII hereto, as modified from time to time in accordance with this Agreement.

“Credit Risk” means credit losses on Purchased Assets incurred by any Investor Party as a result of the risk of bankruptcy, insolvency, other financial or credit condition resulting in an inability to pay in respect of an Obligor.

“Cut-Off Date” means for any Monthly Report or monthly computation, the last day of each Calculation Period, and for any Interim Report or related computation, the last day of the period covered by such Interim Report, as applicable.

“Days Sales Outstanding” means, as of any day, an amount equal to the product of (a) 91, multiplied by (b) the amount obtained by dividing (i) the aggregate Outstanding Balance of all Receivables as of the most recent Cut-Off Date, by (ii) the aggregate amount of Receivables created during the three (3) Calculation Periods including and immediately preceding such Cut-Off Date.

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“Debt to Capitalization Ratio” means, as of any date of determination, for the Performance Guarantor and its Subsidiaries on a consolidated basis, the ratio of (a) Consolidated Funded Debt as of such date to (b) Total Capitalization as of such date.

“Deemed Collections” means the aggregate of all amounts the Seller shall have been deemed to have received as a Collection of a Receivable. The Seller shall be deemed to have received a Collection of a Receivable if any Dilution occurs with respect to such Receivable. The amount of the Collection which the Seller shall be deemed to have received shall equal, in the case of clauses (a)-(d) of the definition of “Dilution,” the amount by which the Outstanding Balance of such Receivable was reduced as a result thereof and, in the case of clause (e) of the definition of “Dilution,” the Outstanding Balance of such Receivable.

“Default Horizon Ratio” means, as of any Cut-Off Date, the ratio (expressed as a decimal) computed by dividing (i) the aggregate sales generated by the Originators, during the last three months ending on such Cut-Off Date (or such other period as the Administrative Agent may determine based on a Review), by (ii) the Net Pool Balance as of such Cut-off Date.

“Default Ratio” means, as of any Cut-Off Date, the ratio (expressed as a percentage) computed by dividing (a) the total amount of Receivables, which became Defaulted Receivables during the month that includes such Cut-Off Date, by (b) the aggregate sales generated by the Originators during the month occurring three months prior to the month ending on such Cut-Off Date.

“Defaulted Receivable” means a Receivable: (a) as to which the Obligor thereof has suffered an event of bankruptcy; (b) which, consistent with the Credit and Collection Policy, should be written off as uncollectible; or (c) as to which any payment, or part thereof, remains unpaid for more than 60 days past due.

“~~Deferred Purchase Price~~Defaulting Purchaser” has the meaning specified in Section ~~1.4(c).~~1.14.

“Delinquency Ratio” means, at any time, a percentage equal to (a) the aggregate Outstanding Balance of all Receivables that were Delinquent Receivables at such time divided by (b) the aggregate outstanding principal balance of all Receivables at such time.

“Delinquent Receivable” means a Receivable as to which any payment, or part thereof, remains unpaid for more than 60 days or more from the due date.

“Designated Funding Office” has the meaning specified in Section1.13.

“Dilution” means the amount of any reduction or cancellation of the outstanding principal balance of a Receivable due to (a) any defective or rejected goods or services, any cash discount or any other adjustment by any Originator or any Affiliate thereof (other than as a result of any Collections), or as a result of any governmental or regulatory action, (b) any setoff in respect of any claim by the Obligor thereof (whether such claim arises out of the same or a related or an unrelated transaction), (c) any warranty claim, rebate or refund, (d) any misstatement of the amount thereof, or (e) any misrepresentation.

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“Dilution Horizon Ratio” means, as of any Cut-off Date, a ratio (expressed as a decimal), computed by dividing (a) the aggregate sales generated by the Originators during the month ending on such Cut-Off Date plus 50% of the aggregate sales generated by the Originators during the month which is one month prior to the month ending on such Cut-Off Date, by (b) the Net Pool Balance as of such Cut-Off Date, or, in each case, a longer period if it is determined during the most recently completed field examination that the average lag between the issuance of credit memoranda and the date of the related invoice is longer than 45 days.

“Dilution Ratio” means, as of any Cut-Off Date, a ratio (expressed as a percentage), computed by dividing (a) the total amount of decreases in outstanding principal balances of Receivables due to Dilution during the month ending on such Cut-Off Date, by (b) the aggregate sales generated by the Originators during the month ending two months prior to the month ending on such Cut-Off Date.

“Dilution Reserve” means, for any month, the product (expressed as a percentage) of: (a) the sum of (i) 2.00 times the Adjusted Dilution Ratio as of the immediately preceding Cut-Off Date, plus (ii) the Dilution Volatility Component as of the immediately preceding Cut-Off Date, times (b) the Dilution Horizon Ratio as of the immediately preceding Cut-Off Date.

“Dilution Volatility Component” means, at any time, the product (expressed as a percentage) of (i) the difference between (a) the highest monthly rolling average Dilution Ratio over the 12 month period then most recently ended and (b) the Adjusted Dilution Ratio, and (ii) a fraction, the numerator of which is equal to the amount calculated in (i)(a) of this definition and the denominator of which is equal to the amount calculated in (i)(b) of this definition.

“Dominion Date” has the meaning specified in Section ~~6.2~~6.4(b).

“Earned but Unbilled Receivable” means a Receivable which meets the criteria for an Eligible Receivable but which is not yet evidenced by a final invoice.

“EEA Financial Institution” means ~~any Purchaser, the Nieuw Amsterdam Administrator or the Administrative Agent that is (a) a credit~~(a) any institution ~~or investment firm~~ established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any ~~financial~~ institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any ~~person~~Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

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“Eligible Assignee” means any bank or other financial institution organized under the laws of the United States or a political subdivision thereof having a combined capital and surplus of at least $250,000,000.

“Eligible Receivable” means a Receivable:

(a) the Obligor of which (i) is not an Affiliate of any Originator or Performance Guarantor; (ii) is not a government or a governmental subdivision or agency (unless the Assignment of Claims Act of 1940, as amended, has been complied with); and (iii) is not a Sanctioned Person,

(b) which is not a Delinquent Receivable or Defaulted Receivable or owing from an Obligor as to which more than 50% of the aggregate Outstanding Balance of all Receivables owing from such Obligor are Defaulted Receivables,

(c) which by its terms is due and payable within 90 days of the original billing date therefor, or such later date as my be reasonably agreed to by the Purchasers,

(d) which is an “account” or a “payment intangible” as defined in section 9-102 of the UCC of all applicable jurisdictions,

(e) which is denominated and payable only in United States dollars in the United States and is not an Excess Foreign Receivable,

(f) which arises under a Contract, invoice or other written contractual obligation which, together with such Receivable, is in full force and effect and constitutes the legal, valid and binding obligation of the related Obligor enforceable against such Obligor in accordance with its terms,

(g) which arises under a Contract (whether or not constituting an invoice) or other written contractual obligation that contains an obligation to pay a specified sum of money, contingent only upon the sale of goods or the provision of services by the applicable Originator,

(h) which, together with the Contract related thereto, does not contravene any law, rule or regulation applicable thereto (including, without limitation, any law, rule and regulation relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and with respect to which no part of the Contract related thereto is in violation of any such law, rule or regulation,

(i) which satisfies in all material respects all applicable requirements of the Credit and Collection Policy,

(j) which was generated in the ordinary course of the applicable Originator’s business,

Exhibit I - Page 12

(k) which arises solely from the sale of goods or the provision of services to the related Obligor by the applicable Originator, and not by any other Person that is not an Originator (in whole or in part),

(l) which is not subject to (A) any right of rescission or set-off, or (B) any currently asserted counterclaim or other defense (including defenses arising out of violation of usury laws) or any other Adverse Claim of the applicable Obligor against the applicable Originator (i.e., the Obligor with the right, claim or defense has such right claim or defense directly against the Originator rather than against an affiliate of such Originator), and the Obligor thereon holds no right as against the applicable Originator to cause such Originator to repurchase the goods or merchandise the sale of which gave rise to such Receivable (except with respect to sale discounts effected pursuant to the Contract, or defective, rejected or returned goods in accordance with the terms of the Contract); provided, however, that (1) if such rescission, set-off, counterclaim, defense or repurchase right affects only a portion of the Outstanding Balance of such Receivable, then such Receivable may be deemed an Eligible Receivable to the extent of the portion of such Outstanding Balance which is not so affected (i.e., the amount of the outstanding claim or the amount the Obligor is entitled to set-off against the applicable Originator based on the amount which such Originator owes the applicable Obligor) would be netted against the applicable Receivable, but the excess of the Receivable over such outstanding claim or set-off would be included as an Eligible Receivable) and (2) Receivables of any Obligor which has any accounts payable from the applicable Originator (thus giving rise to a potential offset against such Obligor’s Receivables) may be treated as Eligible Receivable to the extent that such Obligor has agreed pursuant to a written agreement in form and substance satisfactory to the Administrative Agent, that such Receivable shall not be subject to such offset,

(m) as to which the applicable Originator has satisfied and fully performed all obligations on its part with respect to such Receivable required to be fulfilled by it, and no further action is required to be performed by any Person with respect thereto other than payment thereon by the applicable Obligor,

(n) as to which all right, title and interest to and in which has been validly transferred by the applicable Originator directly or indirectly to the Seller pursuant to the Sale Agreement, and the Seller has good and marketable title thereto free and clear of any Adverse Claim (other than pursuant to the Transaction Documents), and

(o) is required to be paid into a Lock-Box or Lock-Box Account that is the subject to a Lock-Box Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA also refer to any successor sections thereto.

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“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with Performance Guarantor within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by Performance Guarantor or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by Performance Guarantor or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Performance Guarantor or any ERISA Affiliate.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“European Union Risk Retention Requirements” means Part 5 (Articles 404-410) of the European Union Capital Requirements Regulation, Commission Delegated Regulation (EU) No 625/2014 of 13 March 2014 and Commission Delegated Regulation (EU) No 602/2014 of 4 June 2014, as the same may be amended or re-enacted from time to time and any guidelines or related documents published from time to time in relation thereto by the European Banking Authority (or any predecessor or successor agency or authority) and the European Commission. References herein to the European Union Risk Retention Requirements or to any Article or other provision thereof shall include (i) any corresponding law or rule in effect in any country in the European Economic Area and applicable (directly or indirectly) to the Committed Purchaser(s) in the Funding Group (and, for the avoidance of doubt, references thereto shall also include any related direction given by an applicable Governmental Authority to the Committed Purchaser(s) in the Funding Group or any Affiliate thereof in relation to any investments or exposures to risk in connection with the transactions contemplated by the Transaction Documents), and (ii) any amendments to the foregoing and any applicable order, instrument or regulation made or issued under the European Union Capital Requirements Regulation Directive (Directive 2013/36 (EU).

“European Union Capital Requirements Regulation” means the European Union Capital Requirements Regulation (Regulation (EU) No 575/2013).

“Excess Availability” means, on any date of determination, the excess, if any, over the Aggregate Capital outstanding, of the difference between the Net Pool Balance and the Required Reserves as of the date of the most recent Settlement Report.

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“Excess Foreign Receivable” means all or any portion of the Outstanding Balance of a Foreign Receivable that, if added to all other Foreign Receivables then included as Eligible Receivables for purposes of computing the Net Pool Balance, would cause the aggregate Outstanding Balance of all such included Foreign Receivables to exceed 2% of the aggregate Outstanding Balance of all Receivables.

“Excluded Taxes” means (i) Taxes imposed or measured by net or gross income, franchise Taxes and backup withholding taxes, in each case imposed on any Indemnified Party as a result of a present or former connection between that Indemnified Party (including any applicable lending office or by virtue of principal office, organization or incorporation) and the jurisdiction of the Governmental Authority imposing such Tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from such Indemnified Party having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement), (ii) any branch profits Taxes imposed by the United States or any similar tax imposed by any other jurisdiction described in clause (i) above, (iii) any Taxes that result from any Investor Party’s failure to comply with the requirements of Section 8.5(e) or Section 8.5(f), (iv) in the case of any Purchaser, any withholding Taxes that are imposed on amounts payable to such Purchaser pursuant to a law in effect at the time such Purchaser becomes a party to this Agreement or such Purchaser changes the applicable funding office with respect to this Agreement, and (v) any Taxes under FATCA.

“Facility Termination Date” means the earlier of (i) August ~~15, 2019,~~31, 2020, and (ii) the Amortization Date.

“FATCA” means Section 1471 through 1474 of the Internal Revenue Code and any regulations or official interpretations thereof (including any revenue ruling, revenue procedure, notice or similar guidance issued by the Internal Revenue Service thereunder as a precondition to relief or exemption from taxes under such Sections, regulations and interpretations) any agreements entered into pursuant to section 1471(b)(1) of the Internal Revenue Code and any fiscal or regulatory legislation, rules or official practices adopted pursuant to any published intergovernmental agreement entered into in connection with the implementation of the foregoing.

“Federal Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as amended and any successor statute thereto.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum for each day during such period equal to (i) the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the preceding Business Day) by the Federal Reserve Bank of New York in the Composite Closing Quotations for U.S. Government Securities; or (ii) if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 11:30 a.m. (New York City time) for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

Exhibit I - Page 15

“Fee Letter” means that certain amended and restated Fee Letter dated as of August 15, 2014 by and among the Seller~~, the Administrative Agent, the Nieuw Amsterdam Administrator~~ and the ~~Purchasers~~Investor Parties, as the same may be amended, restated or otherwise modified from time to time.

“Fees” means, collectively, any fees payable pursuant to the Fee Letter or the Administrative Agent’s Fee Letter.

“Final Payout Date” means the date on or after the Facility Termination Date on which (i) the Purchase Limit and all Commitments have been reduced to zero ($0), and (ii) all Aggregate Unpaids have been paid in full.

“Finance Charges” means, with respect to a Contract, any finance, interest, late payment charges or similar charges owing by an Obligor pursuant to such Contract.

“Fiscal Year” means any period of twelve consecutive calendar months ending on August 31; references to a Fiscal Year with a number corresponding to any calendar year (e.g., the “2014 Fiscal Year”) refer to the Fiscal Year ending on August 31 of such calendar year.

“Foreign Receivable” means any Receivable the Obligor of which is not organized under the laws of the United States or Canada or any political subdivision of the foregoing.

“4 Largest NR/NIG Obligors” means, for any period of determination, the NR/NIG Obligors of Receivables with the four (4) largest aggregate Outstanding Balances of all Receivables of any NR/NIG Obligor and its Affiliated Obligors (considered as if they were one and the same NR/NIG Obligor).

“Funded Debt” of any Person means, as of the date of determination and without duplication (a) all Indebtedness of such Person for borrowed money or which has been incurred in connection with the acquisition of plant, property and equipment, (b) all Capitalized Rentals of such Person, and (c) all Guaranties by such Person of Funded Debt of others; provided, however, at such time, if any, that any obligations outstanding under this Agreement or any other receivables facility of such Person is classified as Indebtedness for borrowed money to be disclosed on a financial statement of such Person pursuant to GAAP, such amount outstanding under this Agreement or any other receivables facility shall, without duplication, be included as Funded Debt of such Person.

“Funding Group” means, collectively, Nieuw Amsterdam and Rabobank.

“Funding Limit” means, as to the members of any Funding Group considered in the aggregate, an amount equal to the applicable Committed Purchaser’s Commitment.

“Funding Source” means (i) each of the Investor Parties, and (ii) each Liquidity Bank and each other bank, insurance company or other funding entity providing liquidity, credit enhancement or back-up purchase support or facilities to any Conduit Purchaser.

Exhibit I - Page 16

“GAAP” means generally accepted accounting principles in effect in the United States of America from time to time.

“Governmental Authority” means the government of the United States of America or any other nation, or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank, or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank), and any accounting board or authority (whether or not a part of government) which is responsible for the establishment or interpretation of national or international accounting principles, in each case whether foreign or domestic.

“Guarantee” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Impermissible Qualification” means any qualification or exception to the opinion or certification of any independent public accountant as to any financial statement of the Performance Guarantor:

(a) which is of a “going concern” or similar nature;

(b) which relates to the limited scope of examination of matters relevant to such financial statement;

(c) which relates to the treatment or classification of any item in such financial statement and which, if adjusted in the manner deemed appropriate by the Performance Guarantor’s independent public accountants, would have the effect of causing an Amortization Event.

Exhibit I - Page 17

“Incremental Investment” means an Investment that increases the total outstanding Aggregate Capital hereunder.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) Capital Leases and Synthetic Lease Obligations;

(g) obligations in respect of Redeemable Stock of such Person;

(h) any amounts outstanding under this Agreement or any other receivables facility; and

(i) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company or similar limited liability entity) in which such Person is a general partner or a joint venturer and for whose Indebtedness such Person is directly or indirectly liable, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any Capital Lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

Exhibit I - Page 18

“Indemnified Taxes” means Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Seller under any Transaction Document.

“Independent Director/Manager” means a director or manager of the Seller who (a) shall not have been at the time of such Person’s appointment or at any time during the preceding five years and shall not be as long as such person is a director or manager of the Seller (i) a director, officer, employee, partner, shareholder, member, manager or Affiliate of any of the following Persons (collectively, the “Independent Parties”): the Performance Guarantor, the Servicer, any Originator, or any of their respective Subsidiaries or Affiliates (other than the Seller or another special purpose entity which is a Subsidiary or Affiliate of the Performance Guarantor or an Originator), (ii) a supplier to any of the Independent Parties or the Seller, (iii) the beneficial owner (at the time of such individual’s appointment as an Independent Director/Manager or at any time thereafter while serving as an Independent Director/Manager) of any of the outstanding membership or other equity interests of the Seller, the Servicer any Originator, the Performance Guarantor or any of their respective Subsidiaries or Affiliates, having general voting rights, (iv) a Person controlling or under common control with any director, officer, employee, partner, shareholder, member, manager, affiliate or supplier of any of the Independent Parties or the Seller, or (v) a member of the immediate family of any director, officer, employee, partner, shareholder, member, manager, affiliate or supplier of any of the Independent Parties or the Seller; (b) has not less than three (3) years’ experience in serving as an independent director or manager for special purpose vehicles engaged in securitization and/or structured financing transactions, and (c) is employed by AMACAR Group, LLC, Lord Securities Corporation, Global Securitization Services LLC, Organization Services, Inc., a subsidiary of Wilmington Trust, or CSC Entity Services, LLC. To the fullest extent permitted by applicable law, the Independent Director’s/Manager’s fiduciary duty in respect of any decision on any matter requiring the unanimous vote of the Seller’s directors or managers (including the Independent Director/Manager) shall be to the Seller and its creditors rather than solely to the Seller’s equity holders. In furtherance of the foregoing, when voting on matters subject to the vote of the directors or managers, including any matter requiring the unanimous vote of the Seller’s directors or managers (including the Independent Director/Manager), notwithstanding that the Seller is not then insolvent, the Independent Director/Manager shall take into account the interests of the creditors of the Seller as well as the interests of the Seller.

“Intercreditor Agreement” has the meaning specified in Section 12.17.

“Interest Coverage Ratio” means, as of the end of each fiscal quarter, the ratio of (a) Consolidated EBITDA to (b) Consolidated Interest Expense, in each case for ~~the~~ then-most recently concluded period of four consecutive fiscal quarters.

“Interim Report” means a report in substantially the form of Exhibit VIII hereto (appropriately completed), furnished by the Servicer to the Administrative Agent and the Purchasers pursuant to Section 6.6.

Exhibit I - Page 19

“Interim Reporting Date” means any Business Day (other than a Monthly Reporting Date) specified by the Required Purchasers, upon reasonable prior notice to the Administrative Agent and the Seller Parties (i) upon the occurrence and during the continuance of an Amortization Event and (ii) if deemed necessary or advisable in the reasonable judgment of the Required Purchasers following (a) an adverse change in financial condition or circumstances of the Performance Guarantor, or (b) the occurrence of a Collateral Event or Collateral Reinstatement Event, in each case, under and as defined in the Senior Credit Agreement.

“Investment” ~~has the meaning specified in Section 1.1(a).~~means each purchase of an Undivided Interest.

“Investment Date” means the Business Day on which an Investment occurs pursuant to this Agreement.

“Investment Excess” means, on any Business Day, that (a) the Aggregate Capital hereunder exceeds the Purchase Limit, or (b) the Purchased Assets Coverage Percentage shall exceed 100%.

“Investment Notice” has the meaning set forth in Section ~~1.2.~~1.3(b).

~~“Investment Price” means, for any Investment, the sum of the Cash Purchase Price therefor (if any) plus the Deferred Purchase Price therefor.~~

“Investor Parties” means the Administrative Agent, the Nieuw Amsterdam Administrator and the Purchasers, and “Investor Party” means any of them.

“IRS” means the United States Internal Revenue Service.

“LCR Security” means any commercial paper or security (other than equity securities issued to the Performance Guarantor or any Originator that is a consolidated subsidiary of the Performance Guarantor under GAAP) within the meaning of Paragraph __.32(e)(viii) of the final rules titled Liquidity Coverage Ratio: Liquidity Risk Measurement Standards, 79 Fed. Reg. 197, 61440 et seq. (October 10, 2014).

“LIBOR Market Index Rate” means, for any day, (i) the one-month Eurodollar Rate, in each case for U.S. dollar deposits as reported on the Reuters Screen LIBOR01 Page or any other page that may replace such page from time to time for the purpose of displaying offered rates of leading banks for London interbank deposits in United States dollars, as of 11:00 a.m. (London time) on such date, or if such day is not a Business Day, then the immediately preceding Business Day (or if not so reported, then as determined by the Administrative Agent from another recognized source for interbank quotation), in each case, changing when and as such rate changes or (ii) if such rate is not so published or otherwise established for any such day, the Alternate Base Rate.

“Lien” means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property, or other priority or preferential arrangement of any kind or nature whatsoever.

Exhibit I - Page 20

“Liquidation Period” means the period beginning on the Facility Termination Date and ending on the date thereafter when all Aggregate Unpaids have been paid in full and all Commitments have been terminated.

“Liquidity” has the meaning set forth in the Senior Credit Agreement as in effect on June 26, 2014 without regard to any subsequent waiver thereof or amendment thereto unless each of the Purchasers has given its prior written consent thereto and regardless of whether the Senior Credit Agreement remains in effect.

“Liquidity Agreement” means any existing or future agreement between a Conduit Purchaser and the Committed Purchaser(s) in ~~its~~the Funding Group in connection herewith for the purpose of providing liquidity with respect to the Portion of Capital funded by such Conduit Purchaser.

“Liquidity Commitment” means, as to each Committed Purchaser in ~~a~~the Funding Group while its Conduit Purchaser is actively funding under this Agreement, its commitment under the applicable Liquidity Agreement to the Conduit Purchaser in ~~its~~the Funding Group. For the avoidance of doubt, the Liquidity Commitments of the Committed Purchasers in each Funding Group shall, in the aggregate, equal 102% of the Commitment of the applicable Funding Group under this Agreement.

“Liquidity Bank” means, as to Nieuw Amsterdam, Rabobank and each other bank that from time to time hereafter becomes a party to its Liquidity Agreement.

“Liquidity Funding” means a funding by a Conduit Purchaser of a Portion of Capital with the proceeds of a put to or loan by its Liquidity Bank(s) pursuant to its Liquidity Agreement rather than with the proceeds of such Conduit Purchaser’s Commercial Paper.

“LMIR” means, on any date of determination, a rate per annum equal to the sum of (a) the LIBOR Market Index Rate plus (b) the Applicable Margin.

“Lock-Box” means each locked postal box with respect to which a bank who has executed a Lock-Box Agreement has been granted exclusive access for the purpose of retrieving and processing payments made on the Receivables and which is listed on Exhibit IV.

“Lock-Box Account” means each concentration account, depositary account, lock-box account or similar account in which any Collections are collected or deposited and which is listed on Exhibit IV.

“Lock-Box Agreement” means, in respect of any Lock-Box Account(s), an agreement among the Originator that is the owner of such Lock-Box Account(s), the Administrative Agent, as assignee of the Seller’s security interest therein, and the applicable Lock-Box Bank, perfecting the Administrative Agent’s security interest in such Lock-Box Account(s).

“Lock-Box Bank” means, at any time, any of the banks holding one or more Lock-Box Accounts.

Exhibit I - Page 21

“Loss Reserve” means, for any Calculation Period, the product (expressed as a percentage) of (a) 2.00, times (b) the highest three-month rolling average Default Ratio during the 12 Calculation Periods ending on the immediately preceding Cut-Off Date, times (c) the Default Horizon Ratio as of the immediately preceding Cut-Off Date.

“Material Adverse Effect” means a material adverse effect on (a) the financial condition or operations of (i) the Seller, (ii) the Performance Guarantor and its Subsidiaries, taken as a whole, or (iii) any Originator, (b) the ability of any Seller Party to perform its obligations under this Agreement or the Sale Agreement or the ability of Performance Guarantor to perform its obligations under the Performance Undertaking, (c) the legality, validity or enforceability of this Agreement or any other Transaction Document, (d) the Administrative Agent’s or any Purchaser’s interest in any material portion of the Receivables, the Related Security or the Collections with respect thereto, or (e) the collectability of any material portion of the Receivables.

“Material Indebtedness” means Indebtedness in excess of $25,000,000 in aggregate principal amount.

“Material Originator” means any Originator originating more than 10% of the Receivables during any twelve months period.

“Material Subsidiary” has the meaning set forth in the Senior Credit Agreement as of the date hereof.

“Monthly Payment Date” means the fifth Business Day of each Calculation Period.

“Monthly Report” means a report in substantially the form of Exhibit IX hereto (appropriately completed), furnished by the Servicer to the Administrative Agent and the Purchasers pursuant to Section 6.6.

“Monthly Reporting Date” means the 15th day of each month hereafter (or, if any such day is not a Business Day, the next succeeding Business Day thereafter).

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which Performance Guarantor or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Pool Balance” means, at any time, the aggregate Outstanding Balance of all Eligible Receivables at such time minus the aggregate amount by which the Outstanding Balance of Earned but Unbilled Receivables exceeds the Concentration Limit therefor and minus the aggregate amount by which the Outstanding Balance of all Eligible Receivables of each Obligor and its Affiliates exceeds the Concentration Limit or Special Concentration Limit therefor.

Exhibit I - Page 22

“Nieuw Amsterdam” has the meaning set forth in the preamble to this Agreement.

“Nieuw Amsterdam Administrator’s Account” means (a) for payment of upfront fees, Rabobank International, New York Branch’s Account No.: 400-212307, at JPMorgan Chase Bank, N.A., ABA# 021-000-021, SWIFT Address: CHASUS33, Ref: Nieuw Amsterdam / CMC US, Attn: Scott Babrowsky, and (b) for all other payments, account no. 01419647 at Deutsche Bank Trust Company Americas, account name: NYLTD Funds Control, ABA No. ABA# 021-001-033, reference: PORT RABO 09.1//Nieuw Am // CMC US Deal (CMC Receivables, Inc.), or any other account or accounts as the Nieuw Amsterdam Administrator may indicate from time to time.

“NR/NIG Obligor” means an Obligor described in Concentration Limit Level 5 of the table in the definition of “Concentration Limit.”

“Obligor” means a Person obligated to make payments pursuant to a Contract.

“OFAC” the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Organic Document” means, relative to any Person, its certificate or articles of incorporation or formation, its by-laws, its partnership agreement, its memorandum and articles of association, its limited liability company agreement and/or operating agreement, share designations or similar organization documents and all shareholder agreements, voting trusts and similar arrangements applicable to any of its authorized Capital Securities.

“Originator” has the meaning provided in the Sale Agreement. For the avoidance of doubt, a Person that ceases to be an “Originator” in accordance with the Transaction Documents shall cease to constitute an Originator for all purposes of the Transaction Documents.

“Other Taxes” means all stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under any Transaction Document from the execution, deliver, performance, enforcement or registration of any Transaction Document, except any such Taxes imposed with respect to an assignment.

“Outstanding Balance” of any Receivable at any time means ~~the~~ then outstanding principal balance thereof.

“Participant” has the meaning set forth in Section 10.2.

“Participant Register” has the meaning set forth in Section 10.2.

“Patriot Act” has the meaning specified in Section 3.1(y).

“PBGC” means the Pension Benefit Guaranty Corporation and any Person succeeding to any or all of its functions under ERISA.

Exhibit I - Page 23

“Pension Plan” means a “Plan” as such term is defined in the Senior Credit Agreement as of the date hereof.

“Percentage” means (a) as to WFB, the ratio (expressed as a percentage) of its Commitment to the aggregate of all Commitments, and (b) as to any Funding Group considered as a whole, the ratio (expressed as a percentage) of its Funding Limit to the aggregate of the Commitments of all Committed Purchasers party to this Agreement.

“Performance Guarantor” means CMC.

“Performance Undertaking” means a performance undertaking in the form of Exhibit X hereto, duly executed by the Performance Guarantor in favor of the Seller, as the same may be amended, restated or otherwise modified from time to time with the consent of the Seller, the Administrative Agent and the Nieuw Amsterdam Administrator.

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Pooled Commercial Paper” means all Commercial Paper issued by a Conduit Purchaser from time to time that is subject to any pooling arrangement by such Conduit Purchaser, but excluding short-term Commercial Paper issued by such Conduit Purchaser to fund a specific asset or assets in its portfolio.

“Portion of Capital” means, with respect to any Purchaser and its Capital, any separate portion of such Capital being funded or maintained by such Purchaser (or its successors or permitted assigns) by reference to a particular Yield Rate basis. In addition, at any time when such Capital is not divided into two or more such portions, “Portion of Capital” means 100% of such Capital.

“Potential Amortization Event” means an event which, with the passage of any applicable cure period or the giving of notice, or both, would constitute an Amortization Event.

“Prime Rate” means a rate per annum equal to the prime rate of interest announced from time to time by WFB (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes.

“Proposed Reduction Date” has the meaning specified in Section ~~2.1~~1.4(~~f~~a).

“Program Support Agreement” means, as to each Conduit Purchaser, its Liquidity Agreement and any other agreement or instrument executed by any insurance company, bank or other funding entity providing liquidity, credit enhancement or back-up purchase support or facilities to such Conduit Purchaser.

“Purchase” each Incremental Investment and each Reinvestment.

Exhibit I - Page 24

“Purchase Limit” means $200,000,000, as such amount may be reduced from time to time pursuant to Section 1.1(b) of the Agreement; provided, however, that in the event that (a) the Seller notifies the Administrative Agent and the Nieuw Amsterdam Administrator that it wishes to increase the Purchase Limit to $300,000,000, (b) no Amortization Event or Potential Amortization Event exists and is continuing, (c) the Seller obtains sufficient additional commitments from existing or new Purchasers, and (d) the Administrative Agent consents in its sole discretion, the Purchase Limit may be increased to $300,000,000 (or, if less, to an aggregate amount not to exceed the total Commitments after giving effect to such new commitments).

“Purchased Assets” has the meaning set forth in Section ~~1.3~~1.2(~~b~~a).

“Purchased Assets Coverage Percentage” means, at any time and subject to Section 1.5 of the Agreement, the percentage computed as:

Aggregate Capital + Required Reserve
Net Pool Balance

The Purchased Assets Coverage Percentage shall be determined from time to time in accordance with Section 1.5 of the Agreement.

“Purchaser” has the meaning set forth in the preamble to this Agreement and shall include their respective successors and permitted assigns.

“Receivable” means the indebtedness and other obligations owed (at the time it arises, and before giving effect to any transfer or conveyance contemplated under the Transaction Documents) to an Originator, whether constituting an account, chattel paper, an instrument or a general intangible, arising from the sale of goods or provision of services by a division of such Originator listed on Schedule C hereto and includes, without limitation, the obligation to pay any Finance Charges with respect thereto. Indebtedness and other rights and obligations arising from any one transaction, including, without limitation, indebtedness and other rights and obligations represented by an individual invoice, shall constitute a Receivable separate from a Receivable consisting of the indebtedness and other rights and obligations arising from any other transaction.

“Records” means, with respect to any Receivable, all Contracts and other documents, books, records and other information (including, without limitation, computer programs, tapes, disks, punch cards, data processing software and related property and rights) relating to such Receivable, any Related Security therefor and the related Obligor.

“Redeemable Stock” means any Capital Securities of the Performance Guarantor or any of its Subsidiaries which prior to the Facility Termination Date is or may be (a) mandatorily redeemable, (b) redeemable at the option of the holder thereof or (c) convertible into Indebtedness.

“Reduction Notice” has the meaning set forth in Section ~~2.1~~1.4(~~f~~a).

Exhibit I - Page 25

“Reinvestment” has the meaning set forth in Section ~~1.4~~2.1(~~b~~ c).

“Related Security” means, with respect to any Receivable:

(i) all right, title and interest (if any) in the goods, the sale of which gave rise to such Receivable, and any and all insurance contracts with respect thereto,

(ii) all other security interests or liens and property subject thereto from time to time, if any, purporting to secure payment of such Receivable, whether pursuant to the invoice or other Contract related to such Receivable or otherwise, together with all financing statements and security agreements describing any collateral securing such Receivable,

(iii) all guaranties, insurance and other supporting obligations, agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable whether pursuant to the invoice related to such Receivable or otherwise,

(iv)	all Records related to such Receivables, and

(v)	~~(vi)~~ all proceeds of any of the foregoing.

When used in this Agreement, the term “Related Security” shall also include (a) all right, title and interest of the Seller in, to and under the Sale Agreement, (b) all of the Seller’s rights and remedies under the Performance Undertaking, ~~(c) all of the Seller’s right to receive payments of Deferred Purchase Price pursuant to this Agreement, and (d~~and (c) the proceeds of the foregoing.

“Rentals” means and includes as of the date of any determination thereof all fixed payments (including as such all payments which the lessee is obligated to make to the lessor on termination of the lease or surrender of the property) payable by the Performance Guarantor or a Material Subsidiary, as lessee or sublessee under a lease of real or personal property, but shall be exclusive of any amounts required to be paid by the Performance Guarantor or a Material Subsidiary (whether or not designated as rents or additional rents) on account of maintenance, repairs, insurance, taxes and similar charges. Fixed rents under any so-called “percentage leases” shall be computed solely on the basis of the minimum rents, if any, required to be paid by the lessee regardless of sales volume or gross revenues.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Required Amounts” means, on any date of determination, collectively, the sum of (a) any Investment Excess that then exists, plus (b) all accrued and unpaid Yield and Fees, the Indemnified Amounts, the Servicer Indemnified Amounts, and any and all other amounts (other than Aggregate Capital) payable to any or all of the Investor Parties under the Transaction Documents.

Exhibit I - Page 26

“Required Purchasers” means:

(a) at any time there is only one Committed Purchaser, such Committed Purchaser,

(b) at any time there are only two Committed Purchasers, (i) solely for purposes of Section 7.2 of this Agreement, either Committed Purchaser, and (ii) for all other purposes, both Committed Purchasers, and

(c) at all other times, Committed Purchasers with Commitments in excess of 66-2/3% of the aggregate of all Commitments (or, if no Commitments are outstanding, Purchasers with outstanding Capital in excess of 66-2/3% of the outstanding Aggregate Capital).

“Required Reserve” means, on any day during a month, the product of (a) the greater of (i) the Required Reserve Factor Floor and (ii) the sum of the Loss Reserve, the Yield Reserve, the Dilution Reserve and the Servicing Reserve, times (b) the Net Pool Balance as of the Cut-Off Date immediately preceding such month.

“Required Reserve Factor Floor” means, for any month, the sum (expressed as a percentage) of (a) 13% (or such higher percentage as may be specified by the Purchasers in connection with granting a Special Concentration Limit) plus (b) the product of the Adjusted Dilution Ratio and the Dilution Horizon Ratio, in each case, as of the immediately preceding Cut-Off Date, plus (c) the Yield Reserve, plus (d) the Servicing Reserve.

“Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any share of stock of any class of the Seller now or hereafter outstanding, except a dividend payable solely in shares of the Seller of that class or any junior class, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any membership interest of the Seller now or hereafter outstanding, (iii) any payment or prepayment of principal of, premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim for rescission with respect to the Subordinated Loans, (iv) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any stock of the Seller now or hereafter outstanding, and (v) any payment of management fees by the Seller (except for reasonable management fees to an Originator or its Affiliates in reimbursement of actual management services performed).

“Review” shall have the meaning specified in Section 5.1(d) of this Agreement.

“Revolving Purchase Period” means the period from and after the Closing Date to but excluding the Facility Termination Date.

“Sale Agreement” means that certain Receivables Sale Agreement, dated as of April 5, 2011, by and between the Originators, as ~~sellers~~the Sellers, and CMC Receivables, Inc., as buyer, as the same may be amended, restated or otherwise modified from time to time.

Exhibit I - Page 27

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government (including those administered by OFAC), the European Union or Her Majesty’s Treasury of the United Kingdom.

“Sanctioned Country” means at any time, a country or territory which is itself the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person named in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom, (b) any Person operating, organized or resident in a Sanctioned Country to the extent subject to Sanctions or (c) any Person owned or controlled by any such Person or Persons described in clauses (a) and (b).

“S&P” means Standard & Poor’s, a Standard & Poor’s Business Services LLC business.

“SEC” means the Securities and Exchange Commission.

“Seller” has the meaning set forth in the preamble to this Agreement.

“Seller Parties” means, collectively, (a) the Seller, and (b) at any time that CMC is acting as the Servicer or the Performance Guarantor, CMC.

“Senior Credit Agreement” means that certain Fourth Amended and Restated Credit Agreement dated as of June 26, 2014, by and among CMC and CMC International Finance S.à R.L., as borrowers, each lender from time to time party thereto, and Bank of America, N.A., as administrative agent, swing line lender and letter of credit issuer.

“Servicer” means at any time the Person (which may be the Administrative Agent) then authorized pursuant to Article VI to service, administer and collect Receivables.

“Servicing Fee” has the meaning set forth in Section 6.7.

“Servicing Reserve” means, the product (expressed as a percentage) of (a) 1%, times (b) a fraction, the numerator of which is the highest Days Sales Outstanding for the most recent 12 months and the denominator of which is 360.

“Settlement Date” means either a Monthly Payment Date or a Capital Settlement Date.

“Settlement Report” means a Monthly Report or an Interim Report.

“Seventh Amendment Effective Date” has the meaning specified in Section 1.1.

“Seventh Amendment Initial Cut-Off Date” has the meaning specified in Section 1.2(a).

Exhibit I - Page 28

“Subordinated Loan” means each loan or advance evidenced by a Subordinated Note.

“Subordinated Note” means each “Note” under and as defined in the Sale Agreement.

“Subsidiary” of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, association, limited liability company, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of CMC.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a lender under the Senior Credit Agreement or any Affiliate of such lender).

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

Exhibit I - Page 29

“Tangible Assets” means as of the date of any determination thereof the total amount of all assets of the Performance Guarantor and its consolidated Subsidiaries (less depreciation, depletion and other properly deductible valuation reserves) after deducting Intangible Assets.

“Taxes” means all taxes, charges, fees, levies or other assessments (including income, gross receipts, profits, withholding, excise, property, sales, use, license, occupation and franchise taxes and including any related interest, penalties or other additions) imposed by any taxing authority (whether foreign or domestic).

“Termination Day” means: (a) each day on which the conditions set forth in Article IV of this Agreement are not satisfied or (b) each day that occurs on or after the Facility Termination Date.

“Total Capitalization” means, as of any date of determination, for the Performance Guarantor and its Subsidiaries on a consolidated basis, the sum of (a) Consolidated Net Worth as of such date and (b) Consolidated Funded Debt as of such date.

“Transaction Documents” means, collectively, this Agreement, each Investment Notice, the Sale Agreement, each Lock-Box Agreement, the Fee Letter, the Administrative Agent’s Fee Letter, any Subordinated Note issued pursuant to the Sale Agreement, the Performance Undertaking, and all other instruments, documents and agreements required to be executed and delivered pursuant hereto.

“2017 Notes” means those certain 6.50% Notes of the Performance Guarantor due July 15, 2017 in the originally issued aggregate principal amount of $400,000,000 issued pursuant to Indenture, dated as of July 31, 1995, by and between the Performance Guarantor, as issuer, and The Bank of New York Trust Company, N.A. (successor to JPMorgan Chase Bank), as trustee.

“2018 Notes” means those certain 7.35% Notes of the Performance Guarantor due August 15, 2018 in the originally issued aggregate principal amount of $500,000,000 issued pursuant to Indenture, dated as of July 31, 1995, by and between the Performance Guarantor, as issuer, and The Bank of New York Trust Company, N.A. (successor to JPMorgan Chase Bank), as trustee.

“UCC” means the Uniform Commercial Code as from time to time in effect in the specified jurisdiction.

“Undivided Interest” has the meaning specified in Section 1.2(a)~~.~~.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

Exhibit I - Page 30

“Volcker Rule” means Section 13 of the U.S. Bank Holding Company Act of 1956.

“Voting Stock” means, with respect to any Person, Capital Securities of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

“WFB” has the meaning set forth in the preamble to this Agreement.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

“Yield” means for each day for each Purchaser, an amount equal to the product of the applicable Yield Rate multiplied by the Capital of such Purchaser, annualized on a 360-day basis.

“Yield Rate” means, on any day, (a) in respect of any Portion of Capital funded by a Committed Purchaser, a rate per annum equal to the LMIR (or, if the LMIR is not available to such Committed Purchaser, the Alternate Base Rate), (b) in respect of any Portion of Capital funded by a Conduit Purchaser through the issuance of Commercial Paper, a rate per annum equivalent to its CP Rate, and (c) in respect of any Portion of Capital funded by a Conduit Purchaser through a Liquidity Funding, a rate per annum equal to the LMIR (or, if the LMIR is not available to the applicable Liquidity Bank, the Alternate Base Rate).

“Yield Reserve” means for any Calculation Period, the product (expressed as a percentage) of (i) 1.5 times (ii) the Alternate Base Rate as of the immediately preceding Cut-Off Date times (iii) a fraction, the numerator of which is the highest Days Sales Outstanding for the most recent 12 Calculation Periods and the denominator of which is 360.

All accounting terms not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9.

Exhibit I - Page 31

EXHIBIT II-A

FORM OF INVESTMENT NOTICE

[Date]

To:	Wells Fargo Bank, N.A., as Administrative Agent

Coöperatieve Rabobank U.A., as Nieuw Amsterdam Administrator

Re: INVESTMENT NOTICE

Ladies and Gentlemen:

Reference is hereby made to the Receivables Purchase Agreement dated as of April 5, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Receivables Purchase Agreement”), among CMC Receivables, Inc. (the “Seller”), Commercial Metals Company, as initial Servicer, the Purchasers and the Nieuw Amsterdam Administrator from time to time party thereto, and Wells Fargo Bank, N.A., as Administrative Agent for the Purchasers. Capitalized terms used herein shall have the meanings assigned to such terms in the Receivables Purchase Agreement.

This letter constitutes an Investment Notice pursuant to Section 1.2(a) of the Receivables Purchase Agreement. The Seller requests that the Purchasers make an Investment in ~~a pool of receivables~~an Undivided Interest of Purchased Assets on             , [201  ], for ~~an Investment~~a Cash Purchase Price of $            ~~with a Cash Purchase Price of $~~            in the aggregate, divided as follows:

WFB:	$______________________

Nieuw Amsterdam
Funding Group:	$______________________

Subsequent to this Investment, the Aggregate Capital will be $                .

~~the~~The Nieuw Amsterdam Administrator will wire ~~its~~the Funding Group’s share of the Cash Purchase Price to such account as the Administrative Agent may specify in writing from time to time.

The Administrative Agent shall credit the aggregate Cash Purchase Price in immediately available funds to the following account:

Exhibit II-A - Page 1

[Account Name]

[Account No.]

[Bank Name & Address]

[ABA #]

Reference:

Telephone advice to: [Name] @ tel. no. (    )                 .

In connection with the Incremental Investment to be made on the above-specified Investment Date, the Seller hereby certifies that the following statements are true on the date hereof, and will be true on the Investment Date (before and after giving effect to the proposed Incremental Investment):

(c) the representations and warranties set forth in Article III of the Receivables Purchase Agreement are true and correct in all material respects on and as of the date of such Investment as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall remain true and correct in all material respects as of such earlier date;

(d) no event has occurred and is continuing, or would result from the proposed Incremental Investment, that will constitute an Amortization Event or a Potential Amortization Event;

(e) the Aggregate Capital after giving effect to the Investment requested hereby, will not exceed the Purchase Limit;

(f) after giving effect to the Investment requested hereby, the Purchased Assets Coverage Percentage shall not exceed 100%; and

(g) the Facility Termination Date has not occurred.

Very truly yours,

CMC RECEIVABLES, INC.

By:
Name:
Title:

Exhibit II-A - Page 2

EXHIBIT II-B

FORM OF REDUCTION NOTICE

[Date]

To:	Wells Fargo Bank, N.A., as Administrative Agent

Coöperatieve Rabobank U.A., as Nieuw Amsterdam Administrator

Re: REDUCTION NOTICE

Ladies and Gentlemen:

Reference is hereby made to the Receivables Purchase Agreement dated as of April 5, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Receivables Purchase Agreement”), among CMC Receivables, Inc. (the “Seller”), Commercial Metals Company, as initial Servicer, the Purchasers, the Nieuw Amsterdam Administrator, and Wells Fargo Bank, N.A., as Administrative Agent for the Purchasers. Capitalized terms used herein shall have the meanings assigned to them in the Receivables Purchase Agreement,

This letter constitutes a Reduction Notice pursuant to Section ~~2.1~~1.4(~~f)(i~~a ) of the Receivables Purchase Agreement. The Seller desires to reduce the Aggregate Capital on             , 201   by $            (the “Aggregate Reduction”) divided as follows:

WFB:	$______________________

Nieuw Amsterdam
Funding Group:	$_____________________

Subsequent to this Aggregate Reduction, the Aggregate Capital will be $            .

Very truly yours,

CMC RECEIVABLES, INC.

By:
Name:
Title:

Exhibit II-B - Page 1

EXHIBIT III

THE SELLER’S CHIEF EXECUTIVE OFFICE, PRINCIPAL PLACE OF BUSINESS,

RECORDS LOCATIONS, FEDERAL TAXPAYER ID NUMBER AND ORGANIZATIONAL

ID NUMBER

NAME OF THE SELLER ADDRESS OF CHIEF EXECUTIVE OFFICE AND LOCATION OF RECORDS	STATE OF INCORPORATION ORGANIZATION NUMBER	FEDERAL EMPLOYEE IDENTIFICATION NUMBER
CMC Receivables, Inc. 6565 N. MacArthur Blvd. Suite 844a Irving, TX 75039	Delaware #3404428	75-2942626

Exhibit III

EXHIBIT IV

LOCK-BOXES AND LOCK-BOX ACCOUNTS

LOCK-BOX BANK NAME AND ADDRESS	POST OFFICE BOX ADDRESS	CORRESPONDING ACCOUNT NUMBER
BANK OF AMERICA, N.A. 901 MAIN ST. DALLAS, TX 75202	P.O. BOX 844681 DALLAS, TX 75284-4681	3751568759

BANK OF AMERICA, N.A. 901 MAIN ST. DALLAS, TX 75202	P.O. BOX 742438 ATLANTA, GA 30374-2438	4427706967

BANK OF AMERICA, N.A. 901 MAIN ST. DALLAS, TX 75202	P.O. BOX 844579 DALLAS, TX 75284-4579	4427706967

BANK OF AMERICA, N.A. 901 MAIN ST. DALLAS, TX 75202	P.O. BOX 41854 BOSTON, MA 02241-6854	4427706967

BANK OF AMERICA, N.A. 901 MAIN ST. DALLAS, TX 75202	P.O. BOX 740960 LOS ANGELES, CA 90074-0960	4427706967

Exhibit IV

EXHIBIT V

FORM OF COMPLIANCE CERTIFICATE

To:	Wells Fargo Bank, N.A., as Administrative Agent

Coöperatieve Rabobank U.A., as Nieuw Amsterdam Administrator

This Compliance Certificate is furnished pursuant to that certain Receivables Purchase Agreement dated as of April 5, 2011 (as amended, restated or otherwise modified from time to time, the “Agreement”), among CMC Receivables, Inc. (the “Seller”), Commercial Metals Company (the “Servicer”), the Purchasers, the Nieuw Amsterdam Administrator, and Wells Fargo Bank, N.A., as Administrative Agent. Capitalized terms used herein shall have the meanings assigned to such terms in the Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

(i) I am the duly elected             of the [Seller/Servicer].

(ii) I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and condition of the [Seller/Servicer and its Subsidiaries] during the accounting period covered by the attached financial statements.

(iii) To the best of my knowledge, no event has occurred which constitutes an Amortization Event or Potential Amortization Event, as each such term is defined under the Agreement, [during or at the end of the accounting period covered by the attached financial statements or]1 as of the date of this Certificate, except as set forth in paragraph (D) below.

(iv) Described below are the exceptions, if any, to paragraph (C) by listing, in detail, the nature of the condition or event, the period during which it has existed and the act which the [Seller/Servicer] has taken, is taking, or proposes to take with respect to each such condition or event:                                 .

The foregoing certifications, together with the financial statements delivered with this Certificate, are made and delivered this             day of             , 201  .

[Name]
On behalf of the [Seller/Servicer], in [his/her] capacity as [title] thereof.

[1]	NOT APPLICABLE TO COMPLIANCE CERTIFICATE DELIVERED PRIOR TO INITIAL PURCHASE.

Exhibit V

EXHIBIT VI

[RESERVED]

Exhibit VI - Page 1

EXHIBIT VII

CREDIT AND COLLECTION POLICY

[SEE ATTACHED]

Exhibit VII

EXHIBIT VIII

FORM OF INTERIM REPORT

Exhibit VIII

EXHIBIT IX

FORM OF MONTHLY REPORT

Exhibit IX - Page 1

EXHIBIT X

FORM OF PERFORMANCE UNDERTAKING

[SEE ATTACHED]

Exhibit IX - Page 1

EXHIBIT XI

CORPORATE NAMES; TRADE NAMES; ASSUMED NAMES

CORPORATE NAME	TRADE NAME	ASSUMED NAME
CMC Receivables Inc.	N/A	N/A

Exhibit XI - Page 1

SCHEDULE A

COMMITMENTS

PURCHASER	COMMITMENT
WFB	$125,000,000
Rabobank	$75,000,000

AGGREGATE COMMITMENT	$200,000,000

Schedule A

SCHEDULE B

CLOSING DOCUMENTS

1.	Receivables Sale Agreement

2.	Receivables Purchase Agreement

3.	Performance Undertaking

4.	Deposit Account Control Agreement (With Activation) with Bank of America, N.A.

5.	Blocked Account Agreement with Notice with Bank of New York Mellon

6.	Subordinated Note in favor of CMC Cometals Processing, Inc.

7.	Subordinated Note in favor of Commercial Metals Company

8.	Subordinated Note in favor of Structural Metals, Inc.

9.	Subordinated Note in favor of CMC Steel Fabricators, Inc.

10.	Subordinated Note in favor of SMI Steel Inc. (n/k/a SMI Steel LLC)

11.	Subordinated Note in favor of Owen Electric Steel Company of South Carolina

12.	Subordinated Note in favor of AHT, Inc.

13.	Monthly Report for February 2011 by Servicer

14.	Officer’s Certificate of the Seller

15.	Officer’s Certificate of Originators

16.	Secretary’s Certificate of CMC Receivables, Inc. with all exhibits

17.	Secretary’s Certificate of Commercial Metals Company with all exhibits

18.	Secretary’s Certificate of CMC Cometals Processing, Inc. with all exhibits

19.	[intentionally deleted]

20.	Secretary’s Certificate of Structural Metals, Inc. with all exhibits

21.	Secretary’s Certificate of CMC Steel Fabricators, Inc. with all exhibits

22.	Secretary’s Certificate of SMI Steel Inc. (n/k/a SMI Steel LLC) with all exhibits

23.	Secretary’s Certificate of Owen Electric Steel Company of South Carolina with all exhibits

24.	Secretary’s Certificate of AHT, Inc. with all exhibits

25.	UCC-1 financing statement naming CMC Receivables, Inc. as debtor (“all assets”)

26.	UCC-1 financing statement for each Originator naming the Originator as debtor, CMC Receivables, Inc. as assignee, and Administrative Agent as total assignee/secured party

27.	Copies of termination documents of the prior facility with Bank of Nova Scotia (including executed terminations of DACAs, lockbox agreements, etc.)

28.	Copies of UCC-3 terminations of the prior facility with Bank of Nova Scotia

29.	Fee Letter

30.	Officer’s Certificate for Legal Opinions

31.	Legal Opinions relating to (i) corporate, enforceability and security interests, (ii) true sale/contribution and (ii) substantive non-consolidation opinions

32.	Post-Closing UCC lien searches evidencing the filing of the UCC financing statements

Schedule B - Page 1

SCHEDULE C

DIVISIONS

Originator	Participating Division
Commercial Metals Company	ALL DIVISIONS
AHT, Inc.	ALL DIVISIONS
Structural Metals, Inc.	ALL DIVISIONS
CMC Steel Fabricators, Inc.	Mills
Post Fabrication
SMI Steel LLC	Mills
Owen Electric Steel Company of South Carolina	ALL DIVISIONS
CMC Steel Oklahoma, LLC	ALL DIVISIONS

DMS 10

Schedule C - Page 1